AURIZON MINES LTD.

FORM 43-101F1

TECHNICAL REPORT

CASA BERARDI PROPERTY,
NORTHWESTERN QUEBEC

PREPARED BY:

  GHISLAIN FOURNIER, P. ENG.
PRINCIPAL ENGINEER, CORPORATE DEVELOPMENT

JUNE 9, 2005

Note: All of the information in the Report has been brought up to date as of June 9, 2005

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

I

Table of Contents

TABLE OF CONTENTS

I

TABLE OF TABLES

II

TABLE OF FIGURES

IV

3 SUMMARY

1

4 INTRODUCTION AND TERMS OF REFERENCE

2

5 DISCLAIMER

5

6. PROPERTY DESCRIPTION AND LOCATION

6

7 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

11

8 HISTORY

13

9 GEOLOGICAL SETTING

16

10 DEPOSIT TYPES

19

11 MINERALIZED ZONES

19

12 EXPLORATION

23

13 DRILLING PROGRAM

24

14 SAMPLING METHOD AND APPROACH

25

15 SAMPLE PREPARATIONS, ANALYSIS AND SECURITY

25

16 QUALITY ASSURANCE AND QUALITY CONTROL

27

17 ADJACENT PROPERTIES

29

18 MINERAL PROCESSING AND METALLURGICAL TESTING

30

19 MINERAL RESOURCES AND MINERAL RESERVE ESTIMATE

32

20 OTHER RELEVANT DATA AND INFORMATION -

60

21 CONCLUSIONS

60

22 RECOMMENDATIONS

62

23 REFERENCES

62

24 GLOSSARY

63

25 ADDITIONAL REQUIREMENTS - TECHNICAL REPORTS ON DEVELOPMENT PROPERTIES

63

26 OTHER RELEVANT DATA AND INFORMATION – SCOPING STUDY IMPACT ON THE
      PRODUCTION PLAN TO MINE RESOURCES OF ZONE 113 UNDER 700 M LEVEL                               92

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

II

Table of Tables

Table 1 – Existing Environmental Approvals

9

Table 2 – Drilling Program Summary Prior to Aurizon Ownership

14

Table 3 – Casa Berardi Mine Historical Mineral Reserves and Mineral Resources

15

Table 4 – Casa Berardi Mine- Historical Production

16

Table 5 – Density Factor

33

Table 6 – Density Determination by Rock Type

34

Table 7 – Capping – High Grade Value

35

Table 8 – Drill Hole Database – Zone 113 Upper Part

36

Table 9 – Assays Statistics – Zone 113 Upper Part

36

Table 10 – Statistics – Drill Holes Composites – Zone 113 Upper Part

36

Table 11 – Grade Interpolation Parameters – Zone 113 Upper Part

37

Table 12 – Assays Statistics – Zone 113 Lower Part

38

Table 13 – Capping of High Grade Values – 113 Zone Lower Part

38

Table 14 – Statistics – Drill Holes Composites – Zone 113 Lower Part

39

Table 15 – Grade Interpolation Parameters – Zone 113 Lower Part

39

Table 16 – Zone 113 Lower Part – Resources Estimation

39

Table 17 – Drill Hole Database – Zone Lower Inter

43

Table 18 – Drill Hole Assays Statistics –Lower Inter Zone

44

Table 19 – Capping of High Grade Values – Lower Inter Zone

44

Table 20 – Statistics – Drill Hole Composites – Lower Inter Zone

45

Table 21 – Grade Interpolation Parameters – Lower Inter Zone

46

Table 22- Mineral Reserve and Resources Summary - February 2005

59

Table 23- List of Abbreviations

63

Table 24 – Ore Production Summary (Development and Production)

66

Table 25– Gold Recovery and Size Distribution at Operating Rates and Design Rate

69

Table 26– Total Pre-Production Capital Cost Estimate

81

Table 27– Workforce Summary

82

Table 28– Operating Cost Summary

83

Table 29– Operating Costs – Underground

83

Table 30– Operating Costs – Ore Processing

84

Table 31– Annual Costs for Administration, Technical Services and Other Costs

85

Table 32– Site Restoration – Schedule of Annual Payments

86

Table 33– Financial Tables

88

Table 34– Sensitivity Analysis of the Internal Rate of Return (IRR)

91

Table 35– Development unit cost ($/m)

100

Table 36– Capital expenses (M$CAN)

100

Table 37– Workforce Summary

101

Table 38 - Operating costs

102

Table 39- Process operating costs

102

Table 40- Administration, Technical Service and others costs

103

Table 41- Schedule or annual payments of the Guarantee

104

Table 42- Summary of financial results

105

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

III

Table of Tables

Table 43- Financial results of Shaft deepening option

106

Table 44- Financial results of Feasibility Study (January 2005)

107

Table 45- Financial results of Scoping Study which integrated to the Shaft deepening option to the Feasibility Study (January 2005)

108

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

IV

Table of Figures

Figure 1- Location map of Casa Berardi project

7

Figure 2 - General Site Plan

8

Figure 3– Casa Berardi Mine - Historical Mineral Resources and Reserves

15

Figure 4– Regional Geology

17

Figure 5– Property Geology

20

Figure 6– Casa Berardi – Composite Longitudinal Section

21

Figure 7- Laboratory Inspection Flowchart

26

Figure 8 – CRM Assays from Aurizon

27

Figure 9 – SGS QA/QC Results

28

Figure 10 – SGS Pulp Re-Assay

28

Figure 11– SGS Pulp Duplicate

29

Figure 12 – Longitudinal View – Zone 113

40

Figure 13 - 740 Level Plan – Zone 113 Lower part

41

Figure 14 – 13352 E Section – Zone 113 Lower part

42

Figure 15 - Section type Lower Inter

47

Figure 16 – Level plan

48

Figure 17 – Ore Reserves – Zones Limits

56

Figure 18 - Simplified Process Flowsheet

70

Figure 19 – Annual Water Balance

71

Figure 20 –Tailings impoundments

73

Figure 21 –General site plan –East and West Mine

75

Figure 22 – Financial Market

89

Figure 23 – Weighted Average Cost of Capital

91

Figure 24 – Profitability and Sensitivity

92

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

3 Summary

The Casa Berardi property, located 95 km north of the city of La Sarre in the Abitibi region of Northwestern Quebec, covers a 37 km strike along a favourable geological belt.  The property of 14,978 hectares is accessible by all-weather paved and gravel roads.

The Casa Berardi gold deposits are located along a 5 km East-West mineralized corridor in the center of the property.  They are made up of the East and West Mines and Principal Zones.  Those mines were exploited between 1988 and 1997 by Inco Ltd (Inco), and then by TVX Gold Inc. (TVX).  During that period, mining operations produced about 3.5 million metric tonnes of ore at 7.1 g/t Au from which 690,000 ounces of gold were recovered in the ore processing plant.  Metal distribution in the range of 6,200 oz/vertical metre could be estimated from available information of these deposits.

In August 1998, Aurizon acquired 100% of the Casa Berardi property, including related surface and underground infrastructure from TVX.  The operation had been closed after a crown pillar collapse at the East mine.

The main infrastructure purchased included, for the East Mine, an ore processing plant, a building complex including stores, maintenance shop, mine dry as well as offices facilities and an underground decline and a shaft.  The West Mine Infrastructure comprised principally surface maintenance facilities, a mine dry and a decline for underground access.

In 1998-1999, Aurizon completed an extensive surface exploration program (76,500 metres of diamond drilling) in the West Mine area which resulted in the discovery of the Zone 113.  In 1999, Dessau-Soprin inc. was commissioned by Aurizon to audit a new Mineral Resource estimation, and complete a Pre feasibility Study.  The Study was completed on March 15, 2000 and provided positive indications of the economic potential of the West Mine.

In 2003, Aurizon initiated an aggressive underground exploration program on the 550 m level to confirm the results of the surface program and increase the confidence level of the identified resources.  In 2004, Met-Chem Canada Inc (Met-Chem) was then commissioned to prepare a detailed Feasibility Study based on a new estimation of the mineral resources above level 700 metres in the West Mine area, in accordance with the Standards of Disclosure for Mineral projects as defined by NI43-101.

The Feasibility Study, dated January 2005, concluded that the project to reopen the West Mine is economically viable.  The Probable Mineral Reserve estimation for the West mine is 4.36 million metric tonnes at 6.2 g/t Au or 868,000 ounces of gold.

The new operation needs to be supported by efficient mining infrastructures including a shaft for ore extraction and services and well located related infrastructure.  Moreover, it needs to be supported by applying an integrated mining plan to the reserves and resources actually delineated within the rock mechanics constraint in order to control the ground conditions.

In January 2005, Met-Chem was commissioned to complete a Mineral Resources estimation on the Zone 113 below the 700 m level.  Their report, dated February, 2005 established an Indicated Resource estimation of 0.8 million metric tonnes at 13.7 g/t Au or 369,000 ounces of gold.

As part of their work on the Feasibility Study dated January, 2005, Met-Chem also completed a review and audit of all the other resource estimates on the Casa Berardi Project.  The new Resource estimation for the Casa Berardi project was estimated at 3.23 million metric tonnes at 7.79 g/t Au or

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

809,000 ounces of gold in the Indicated category and 5.61 million metric tonnes at 6.51 g/t Au or 1,174,000 ounces of gold in the Inferred category.

An internal Scoping Study to evaluate the economic impact of mining the Indicated Mineral Resources of the 113 Zone below the 700 metre level was completed on January 28th, 2005.

For the purpose of the Scoping Study, 80 % of the Indicated Mineral Resources have been included in the mining plan based on the resource to reserve conversion ratio on the upper level of zone 113 established by the Feasibility Study.

The pre production timing (from the Feasibility Study) has been maintained at 18 months as it is anticipated that the shaft could be deepened 200 metres, six months after the completion of the initial sinking.  The Scoping Study utilizes all existing planned and required infrastructure.

The incremental capital cost to access and develop the deeper high grade Mineral Resources is estimated at C$ 34.9 million, incurred over a 24 months period which could be funded by operating cash flow.

In the Scoping Study, it was anticipated that production from the high grade Mineral Resource will be blended with the upper level Mineral Reserve over a 4 year period, commencing in year two of the production cycle, in order to maintain a constant feed and consistent grade to the mill, adding one year to the mine life.  It is anticipated that the mine grade would increase to 7.0 g/t Au over the expanded mine life.

The Scoping Study considered the impact of the mining method, operating cost and mill recovery used in the Feasibility Study.

The Scoping Study(1), when integrated with the Feasibility Study, indicates that average annual gold production could increase to 170,000 ounces per year, at a reduced total cash cost of US$ 206 per ounce, and that the Project’s internal rate of return would increase to 22 % using a gold price of C$500 per ounce.

Note:

(1) “Scoping Study” – preliminary economic evaluation of indicated Mineral Resources using a financial analysis based on reasonable assumption of technical, engineering, operating and economic factors.  There is no certainly that the results of the Scoping Study will be realized.

4 Introduction and Terms of Reference

This Technical Report has been prepared as a summary report on the Casa Berardi project in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101.  The report summarizes information previously contained in the following three separate reports:

•

Casa Berardi Project, Feasibility Study, Final Report, by Met-Chem Canada Inc, dated January, 2005 - Executive Summary .

•

Casa Berardi Project, Zone 113 Lower Part, Resources Estimation, by Met-Chem Canada Inc, February 2005.

•

Casa Berardi Project - Scoping Study - Impact on the Production Plan to Mine the Resources of Zone 113 under 700 m Level, by Ghislain Fournier, P. Eng, January 28, 2005.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

This Technical Report has been prepared by Ghislain Fournier, P. Eng., Principal Engineer, Corporate Development, Aurizon Mines Ltd., a Qualified Person as defined by National Instrument 43-101, using information contained in the three reports mentioned above, including the two reports prepared by Met-Chem Canada Inc.  Met-Chem Canada Inc. has not been involved in the preparation of this Technical Report.

Aurizon has completed the Internal Scoping Study which outlines a mining plan that incorporates both the initial start up plan presented by the Feasibility Study (January 2005) with a preliminary mining plan for the higher grade Indicated Mineral resources of Zone 113 below 700 metres.  The Scoping Study includes results from the bottom part of Zone 113 which were not available at the time of the Feasibility Study cut off.

The Scoping Study includes both a distinct shaft deepening project and an integrated project.

The author of this report has been involved on the project since 1997.  He was directly involved in the 2000 Pre-feasibility Study, participated to the 2005 Feasibility Study and authored the Scoping Study.  This report has been supported by site visits and prepared in conjunction with the mine site technical staff to validate the approach and the parameters used.

4.1 Technical Data

Land status

-

294 contiguous designated claims and 2 mining leases (14,978 ha)

Production 1988 – 1997

-

3.5M tonnes @ 7.1 g/t Au - 688,400 ounces of contained gold.

-

87 % recovery

Drilling program

-

Surface & underground 1974-1997

- 463,500 metres in 3,769 holes

-

Exploration Surface 1998-2000

- 76,200 metres in 272 holes

-

Exploration Surface 2001-2004

- 67,608 metres in 121 holes

-

Exploration Underground 2003-2004

- 42,001 metres in 257 holes

-

Exploration Surface Jan. to June 9, 2005

- 13,259 metres in  76 holes

-

Exploration Underground Jan. to June 9, 2005

- 11,258 metres in  18 holes

Metal distribution (West + East + Principal Deposits)

-

6,200 ounces / vertical metre

All the Reserve and Resources estimates referred to in this report haves been performed or audited by Met-Chem.  The information comes from their Feasibility Study and Resources Estimation reports.

Mineral Probable Reserve estimation (January 2005)

-

4.36M metric tonnes @ 6.2 g/t Au : 0.87M ounces of gold

Mineral Indicated Resource estimation (February 2005)

-

3.23M metric tonnes @ 7.79 g/t Au : 0.81M ounces of gold

Mineral Inferred Resource estimation (February 2005)

-

5.61M metric tonnes @ 6.5 g/t Au : 1.17M ounces of gold

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Existing infrastructures

-

Mill @ an expandable capacity to 2,600 tonnes/day

-

Tailing pond (residual capacity to 1.45 Mm3)

-

Office space, warehouse & mechanic shop

-

Ramps at the West and East Mines

-

Drift of 5 km connecting both mines @ 280 m level

-

East mine Shaft (379m)

Existing infrastructures (newly built 2003 to 2005)

-

Collar to 42 metres

-

Pillars and foundations for headframe, backlegs, hoist building and ore and waste bin

-

Alimak shaft pilot raise from 550 m level to the shaft collar

-

Alimak vent raise from 550 to 280

-

Hoist house

Proposed development – Feasibility Study

-

Production hoist (capacity of 300 tons per hour)

-

Headframe

-

Two air compressors

-

4 km 25 kV power line and 120 / 25 kV 20 MVA transformer

-

Cement plan for the rock fill system;

-

Tailing pond extension (new cell);

-

Pump house for fire protection.

-

Sinking Shaft to 810 m level

-

Ramp extension

-

Ventilation system improve to vent up to 700 m;

-

Ore and waste pass system with automatic loading

-

Dewatering and pumping system;

-

Electrical distribution;

-

Cement backfill distribution;

-

Lateral development for production

Proposed development – Scoping Study

-

Service hoist

-

Deepening shaft (810 to 1010 m level)

-

Ramp extension

-

Ventilation system extension

-

Ore and waste pass system extension

-

Dewatering and pumping system

-

Lateral development for production

Operating parameters

-

Maximum production rate : 2,400 tonnes per day  ore

-

Production cost : $53.89/tonne (average)

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

-

Production schedule : 2-12 hours/shift, 7 days / week, 50 weeks per year

-

Development schedule : 2-10 hours/shift, 7 days / week, 50 weeks per year

-

Mill operating days/year : 345 (95% availability)

-

Mill recovery : 93.0% (average)

-

Level / Sub-level spacing: 20 metres

-

Ramp and shaft access to the Lower Inter, NW, SW, 111 and 113

-

Standard stope dimensions : 20 m high, 15 m wide and 10 m length

-

Shaft dimensions: circular – 5.50 m diameter

-

Ramp dimensions: 4.8 m wide x 4.0 m high

-

Haulage drift dimensions: 4.0 m wide x 3.8 m high

-

Ore/Waste pass dimensions: circular – 2.60 m diameter

-

Ventilation raise dimensions: circular – 3.35 m diameter

Permitting & environment

-

All the Certificates of Authorizations (C.A.) in force

-

Modification of the C.A. to reflect proposed operating approach

-

Certificates of Authorizations Required :

o

C.A. of the cement plan

o

C.A. for the new cell of the tailing pound

-

Restoration cost evaluated at $2.2 Million

Scoping Study  - Financial Data

-

Gold price :

                                C$500/oz (US$400/oz @1/.25)

-

Pre production cost: :

$84.1 M

-

Pre production period ;

           18 months

-

Shaft deepening capital cost :

$31.6 M

-

Sustaining capital cost :

$37.2 M

-

Mine life :

6.5 years

-

Payback period:

3.8 years

-

Internal rate return (IRR):

22.2%

-

Net income (before tax) :

$107.0 M

-

Cash operating cost:

   US$206/oz

-

Total production cost:

   US$319/oz

5 Disclaimer

This document contains certain statements that involve a number of risks and uncertainties.  There can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.

It should also be understood that the Mineral Resources and Reserves, presented in this report, are estimates of the size and grade of deposits based on limited sampling and the assumptions and the parameters currently available. The level of confidence in the estimates depends upon a number of uncertainties. These uncertainties include, but are not limited to, future changes in metals prices and/or production costs, difference in size and grade and recovery rates from those expected, and changes in project parameters due to changes in production plans. No assurance can be given that the estimates of Mineral Reserves and Mineral Resources will be recovered at the rates anticipated in the Report.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

6. Property Description and Location

6.1 Location

The Casa Berardi property is located in the Province of Québec, approximately 95 km north of the town of La Sarre, in the James Bay municipality (see Figure 1).  The property covers part of the Casa Berardi, Dieppe, Raymond, D’estrées and Puiseaux township.

6.2 Property description

The property extends along an east-west axis for more than 37 km and reaches 3.5 km in width.  Even though the overall property covers several thousand hectares, the area directly involved in the Project covers only a few hectares.  The East and West Mines, separated by the Principal Zone, are located along a 5 km mineralized corridor.

The main infrastructures located at the East Mine, are an ore processing plant, a building complex including stores, maintenance, mine dry as well as office facilities and finally, an underground decline and a shaft.  The West Mine infrastructure comprises surface maintenance facilities, a mine dry and a decline for underground access.  The Figure 2 shows the general site plan – existing infrastructures.

6.3 Legal titles

The property is composed of 294 contiguous designated claims (10 new claims in December 2004), covering a total of 14,496.6 hectares, and two (2) mining leases (BM 768 and BM 833), covering 397.09 and 84.35 hectares respectively, for a total of 14,978.04 hectares.  Other legal titles, under the name of Aurizon, include the non-exclusive lease BNE 0010752 (sand pit), the tailings lease 70218, and an additional five (5) hectares of land contiguous to mining lease 768 for rock waste material storage (the 5 hectares are already include in the claims area).

Gescad Inc. manages the mining titles for Aurizon and produces an update on the titles once a year.

The property was legally surveyed by Mr Paul Descarreaux, land surveyor.

All rents, statutory works and tax payments are in good standing at the time of writing of the Report.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 1 - Location map of Casa Berardi project

CASA BERARDI PROPERTY
WEST MINE
EAST MINE
Selbaie Mine
Power line 120 Kv.
Future optical phone line
COCHRANE DISTRICT
MUNICIPALITÉ DE BAIE-JAMES
ONTARIO
QUÉBEC
COLLINES
DIEPPE
COLLINES KAGWADJI
MONTS DELOGE
COLLINES FENOUILLET
Val-Paradis
Villebois
393

SCALE

0 5,0 10 km

AURIZON

CASA BERARDI Project

LOCATION MAP OF CASA BERARDI PROJECT

LOCA_TOPO_ANG.CDR

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 2 - General Site Plan

N
W
E
RECHER TWP
DIEPPE TWP
RAYMOND TWP
CASA-BERARDI TWP
10000 E
15000 E
10000 N
Waste pile
Ramp portal
Dry house
New shaft location
Potable water tank & well
Power line 25Kv
Former settling pond
Fire pump station
La Sarre
Waste pile
Ramp portal
Mill & administration building
Process Water pond
Proposed settling pond
Cell #3
Cell #1
Tailing
Power line 120Kv
Process pond dam
New Cell #4
Aurizon
MJL Expl
Explorers Alliance Corp
Explorers Alliance Corp

PLANIFIÉ PAR :	
TRACÉ PAR : R.G. 05/06/31	
VERIFIÉ PAR :	
ECHELLE : 1:25 000	
PATH :	
PLAN No :	
FICHIER :	

AURIZON

Division CASA BERARDI | MINE Génarale

ZONE : Property PLAN VIEW

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

6.4 Existing Environmental Approvals

The list of environmental approvals that have been obtained to date for the Project is given in Table 1. This table presents an historical account of the different approvals that were obtained for the Casa Berardi property.

Approvals obtained by previous owners and transferred to Aurizon cover the following aspects of the project:

•

The ore extraction, beneficiation and implementation of a tailings pond for the East Mine Mine;

•

The operation of the West Mine;

•

The operation of pits for clay material;

•

The operation of a quarry;

•

The Kaackakosiq water stream diversion at the East Mine;

•

The operation of a cement concrete plant;

•

The installation of a septic tank near the East Mine hoist shaft.

In addition to the environmental approvals transferred from previous owners, a series of approvals were obtained by Aurizon since it became owner of the project and they cover the following:

•

The authorization certificate for the extraction and ore processing at the East Mine site was modified on September 10, 2001 to increase the production rate at the concentrator;

•

The authorization certificate for the operation of the Mine West was modified on February 21, 2001 to increase the production rate to 3920 tonnes per day;

•

A groundwater abstraction notice was prepared for the drinking water wells and the mine water pumping system for East mine. It was acknowledged by the Ministry of Environment on June 26, 2003;

•

The site rehabilitation plan for the East Mine and West sites was approved by the Ministry of Natural Resources on May 8, 2000. Aurizon Mines received approval to add a new 5 hectares waste rock pile to their site rehabilitation plan on April 11, 2003.

Table 1 – Existing Environmental Approvals

Type of approval	File number	Purpose	Date of approval
Casa Berardi East
Authorization certificate	7610-10-01-70016-23	Ore extraction for East Mine ramp and 600,000 t/y gold processing plant and tailings pond	1987-01-14
Modification to authorization certificate	7610-10-01-70016-23	Mining and ore beneficiation of Casa Berardi East (actualisation and increased tailings capacity)	1992-12-23
Modification to authorization certificate	7610-10-01-70016-23 (1139981)	The addition of a second shaft at Casa Berardi East	1998-02-19
Authorization certificate transfer	7610-10-01-70016-23 (08000091)	Mining and ore beneficiation of Casa Berardi East	1998-09-14
Modification to authorization certificate	7610-10-01-70016-23 (080001731)	Increased production rate of process plant at Casa Berardi East	2001-09-10

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Type of approval	File number	Purpose	Date of approval
Casa Berardi West
Authorization certificate	7610-70049-00	Operation of the Casa Berardi West Mine at a rate of 470 tonnes per day	1990-06-29
Modification to authorization certificate	7610-10-01-70017-00	Operation of the Casa Berardi West Mine (actualisation request)	1992-07-02
Authorization certificate transfer	7610-10-01-70017-25 (08000098)	Operation of the Casa Berardi West Mine	1998-09-14
Modification to authorization certificate	7610-10-01-70017-25 (080001255)	Increased production rate (2800 tonnes per day) at the Casa Berardi West Mine	2000-10-27
Modification to authorization certificate	7610-10-01-70017-25 (200001433)	Increased production rate (3920 tonnes per day) at the Casa Berardi West Mine	2001-02-21
Kaakakosig stream diversion
Authorization certificate	-	Kaakakosig stream diversion	1990-02-19
Authorization certificate transfer	7610-10-01-70016-21 (080000086)	Kaakakosig stream diversion – Casa Berardi East	1998-09-14
Hazardous waste storage
Authorization certificate	-	Construction and use of a hazardous waste storage area	1991-01-18
Authorization certificate transfer	7610-10-01-70016-22 (080000097)	Construction and use of a hazardous waste storage area	1998-09-14
Clay pit (UTM 628651m.E et 5491673m.N)
Authorization certificate	7610-10-01-70016-24 (1115875)	Operation of a clay pit (UTM 628651m.E et 5491673m.N)	1995-08-07
Authorization certificate transfer	7610-10-01-70016-24 (080000088)	Operation of a clay pit (UTM 628651m.E et 5491673m.N)	1998-09-14
Clay pit (UTM 629152m.E et 5491646m.N)
Authorization certificate	7610-10-01-70016-00 (1115937)	Operation of a clay pit (UTM 629152m.E et 5491646m.N)	1995-09-18
Authorization certificate transfer	7610-10-01-70016-00 (080000090)	Operation of a clay pit (UTM 629152m.E et 5491646m.N)	1998-09-14
Gravel pit (UTM 628949m.E et 5491390m.N)
Authorization certificate	7610-10-01-70016-25 (1115874)	Operation of a gravel pit (UTM 628949m.E et 5491390m.N)	1995-08-07
Authorization certificate transfer	7610-10-01-70016-25 (080000089)	Operation of a gravel pit (UTM 628949m.E et 5491390m.N)	1998-09-14
Septic tank near the East Mine hoist room
Authorization (LQE art.32)	7610-10-01-70016-27 (1131757)	One 1500 gallon septic tank and one 3405 litres septic tank near the hoist room	1997-03-12
Operation of a cement plant
Authorization certificate	7610-10-01-86019-00 (1115974)	Operation of a cement plant	1995-11-06
Authorization certificate transfer	7610-10-01-70016-28 (080000087)	Operation of a cement plant	1998-09-14

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

In addition to sectorial authorizations such as a permit to operate/construct on forest lands and the verification with the Ministry of Natural Resources, Fauna and Parks for approval of the location of existing waste rock piles and the mill, the following approvals will have to be obtained in order to commence the production in the upper part of the West mine:

• Amendment to the existing approval of the West Mine activities to indicate the new depth of the shaft and access ramp established at level 690 and the modifications to the design of the underground water settling reservoir;

• Approval for the sanitary waste septic systems;

• Notification to the Ministry of Environment that the existing installations for the Inco SO2-Air cyanide destruction process will be used;

• Amendment to the existing approval for increased capacity of the tailings pond;

• Approval for an additional 76 hectares of land contiguous to tailing lease 70218 to cover increased capacity of the tailings ponds;

• Existing abstraction notices should be revised to include any changes to the pumped volume of groundwater;

• Inspection and approval of the SO2 and elution pressure storage vessels;

• Approval for proposed water treatment system of final effluent.

• A new surface pumping system for fire protection at the West Mine

7 Accessibility, Climate, Local Resources, Infrastructure and Physiography

7.1 Accessibility

The Casa Berardi property is located 95 km north of the town of La Sarre, in the James Bay municipality in the Abitibi region of northwestern Quebec and is accessible by road from La Sarre.  A 38 km all-season gravel road off the paved road linking the village of Villebois to the Selbaie mine, provides easy access to the property.  A gravel road links the East and West Mines infrastructure.

7.2 Climate

The average yearly mean temperature for the area is slightly above the freezing point at 0.8°C.  The average temperature in July reaches 16.8°C while for January it averages -17.9°C.  According to precipitation data gathered between 1961 and 1990, the average annual precipitation is 856 mm of water.  Rain precipitation is more intense in September with an average of 113 mm.

7.3 Local resources

Qualified manpower is readily available from the La Sarre area, a municipality of 7,728 inhabitants (2001 census).  Aurizon is currently relying on experienced staff and personnel with good mining expertise at the Project site and at the administrative office located in Val-D’Or.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

7.4 Infrastructure

7.4.1 Existing infrastructure

Existing surface and underground infrastructure at the East Mine at the time of acquisition by Aurizon include the following:

•

A 55 km long, 120 kV, power line, coming from Normétal, supplies power to the site.

•

A 2200 tonnes per day  mill with expansion capacity to 2600 tonnes per day ;

•

A tailings pond composed of three (3) cells, a polishing pond and a process water pond;

•

A crushing plant;

•

A two-storey administrative building covering an area of 1887 m2 with office space including a conference room, a warehouse, a dry, an infirmary, a laboratory, a main garage of 970 m2, a millwright shop and an electrical shop;

•

A warehouse for reagents and lubricants;

•

A second garage covering an area of 430 m2 used as a core shack;

•

A pumping station;

•

A backfill plant located at the ventilation raise collar;

•

A hoistroom, headframe and a 379 m deep shaft;

•

A decline down to the 565 m level;

•

A series of ramp-connected levels.

Existing surface and underground infrastructures at the West Mine include the following:

•

A backfill plant including a compressor room and a ventilation raise intake:

•

Settling ponds;

•

A pumping station;

•

A 380 m2 garage;

•

A dry house with offices and warehouse;

•

A second warehouse;

•

A camp to accommodate construction crews;

•

A core shack;

•

A gate house;

•

A decline down to the 460 m level providing access to all intermediate levels between 145 and 460 m levels.

There is no infrastructure related to the Principal Zone. A 5 km long track drift joins the East and West Mines and provides access to the Principal Zone at the 280 m level.

7.4.2 New Infrastructure by Aurizon

Since 2004, Aurizon initiated the implementation of the West Mine Project supported by Zone 113. The following has been done to date to May 2005:

•

Extension of the existing decline (ramp) from the 460 to the 550 m level to carry out the required exploration drilling of Zone 113;

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

•

Extension of the track drift to the East for underground exploration purpose (still in progress);

•

Subsequent extension of the decline to the 570 level(still in progress);

•

Sinking of shaft collar to 42 metres;

•

Foundations for headframe, backlegs, hoist, hoist building and silos;

•

Alimak shaft pilot raises (2.4 x 2.4 m diameter.) from the 280 level to the shaft collar and from the 550 to the 280 m level;

•

Alimak vent raise of 3.4 m diameter between the 550 and 280 m levels;

•

Ramp rehabilitation from surface to the 460 m level;

•

Rehabilitation of all accesses in time for new development;

•

Rehabilitation of the production hoist and the installation is in progress;

•

Hoist room construction;

•

Headframe construction has been initiated (still in progress).

7.5 Physiography

The topography is generally gentle and is mostly characterised by swamps and thick overburden coverage (up to 60 m locally). The average elevation varies between 270 and 360 m above sea level. An esker crosses the property south of the West Mine and was once quarried for gravel. According to the map of ecological regions of Québec, the area falls within the boreal zone and the spruce and moss domain. The forested zones are characterised mainly by jack pine and spruce and have generally been logged. Regarding the project construction area, it is characterised by swamps and is therefore classified as a bare to semi-bare wetland. The Turgeon River crosses the property in its western part while Raymond Lake is located to the east of the mines.

8 History

8.1 Prior Ownership of Property

Before 1974, the Casa Berardi area was explored for base metal and iron formation. In 1974, the first thirteen (13) claims were staked by Inco Gold Co. (Inco). The discovery hole was drilled in 1981 and five hundred and ninety (590) additional claims were staked.

In 1983, a joint venture agreement was reached between Inco and Golden Knight Resources Inc. (Golden Knight). The following years were marked by exploration drilling and, eventually, project engineering and construction. September 12, 1988 marked the official opening of the East Mine while the commercial production of the West Mine began in 1990, both under the ownership of Inco/Golden Knight.

In 1991, TVX Gold Inc. (TVX) acquired Inco's 60% interest in the project. In 1994, TVX and Golden Knight purchased the remaining interest in the Domex claim block, part of the Principal (Main) zone between the West and East Mine, from Teck Corporation. In January 1997, TVX announced the closure of the East Mine followed two months later by the closure of the West Mine.

The Casa Berardi assets and property had been offered for sale in the Fall of 1996. In January 1997, Aurizon had expressed its interest in a letter to TVX.

Finally, following due diligence work, Aurizon signed an agreement and completed the acquisition of all Casa Berardi assets and mining rights in August 1998.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Prior to the acquisition of the project by Aurizon, 3769 holes were drilled on the property for a total of 463,492 m. About 92% of these holes were located in the area between the West Mine and the East Mine. Table 2 summarizes the drilling program.

Table 2  – Drilling Program Summary Prior to Aurizon Ownership

Project	Location	Drill holes	Metres
Casa Berardi – Exploration	West side	205	18,695
	East side	261	17,821
Casa Berardi – Mine	West Mine	1,480	177,876
	Main Mine	379	76,037
	East Mine	1,444	173,063
TOTAL		3,769	463,492

Between 1998 and 2004, Aurizon initiated important surface exploration programs with the objectives of defining more resources.  Aurizon completed 390 new holes and deepened 3 previous holes for a total of 145,169 metres.

In the West Mine area, the main achievement is the discovery of the Zone 113 and 117N to 123 zones.  In the East Mine area, the program led to the discovery of the 140 and 157 zones.  In addition, the drilling has been performed along the dip extension down to 1,500 metres.

In 2003, Aurizon initiated an underground exploration program in order to increase the confidence level of the Zone 113 by drilling from underground access at the 550 m level.  As of December 31, 2004 a total of 257 holes for 42,001 metres have been drilled.  The program (above the 700 m level) successfully delineated the mineralized sectors and the relationship between the different lenses interpreted in the earlier model.  The results of this program improve the resource of the Zone 113 to the Indicated mineral resource category.

In addition, Aurizon has completed some surface construction and underground development, which could have an impact on the pre production timeline.

In 2004, Met-Chem was commissioned by Aurizon to prepare a detailed Feasibility Study based on the Indicated Mineral Resources above level 700 metres in the West Mine area, in accordance with the Standards of Disclosure for Mineral Projects as defined by National Instrument 43-101.

8.2 Historical Mineral Resources and Mineral Reserves

The first mineral inventory published for the Mine was in 1987. The mineral reserve estimation reported 11.1 million tonnes grading 6.8 g/t Au for a gold content of 2.4 million ounces (all categories). Mineral Reserves were estimated yearly during the life of the mine until 1997. Following the collapse of the crown pillar at the East Mine, the operations were shut down in January 1997. In December 1997, after the East Mine was isolated from the West Mine by a hydrostatic fence, the remaining mineralization of the West Mine was reclassified as Mineral Resources.

The mineral resource estimates completed prior to the implementation of NI 43-101, effective as of February 1, 2001, were not audited in accordance with the standards of disclosure for minerals projects as defined by NI 43-101. Since the implementation of NI 43-101, all the resource and reserve estimates follow NI 43-101 requirements.

In January 2005, Met-Chem performed a new mineral resource and reserve estimate for the Zone 113 and Lower Inter zones.  In addition, they audited the previous mineral reserve and resource estimate for the other zones.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

In January 2005, Met-Chem completed a new resource estimate on the Zone 113 below the 700 m level.  The new Mineral Resource estimate replaces the previous estimate that was based on surface drill holes.  This mineral resource was not considered in the Feasibility Study mining plan, but is considered in the Scoping Study.

Table 3 and Figure 3 show the evolution of the mineral inventory at the Mine from 1987 to 2003.

Table 3 – Casa Berardi Mine Historical Mineral Reserves and Mineral Resources

Year End	Mineral Resources			Mineral Reserves
	Tonnage	Au g/t	Gold Ounces	Tonnage	Au g/t	Gold Ounces
Dec. 1987				11,106,000	6.8	2,421,000
Dec. 1988				12,212,000	7.4	2,909,000
Dec. 1989				9,652,000	7.3	2,251,000
Dec. 1990				8,934,000	7.1	2,028,000
Dec. 1991				6,234,000	6.3	1,265,000
Dec. 1992				6,216,000	6.4	1,275,000
Dec. 1993				4,767,000	6.2	946,000
Dec. 1994				4,526,000	6.1	881,000
Dec. 1995				3,253,000	5.9	620,000
Dec. 1996				6,199,000	5.5	1,105,000
Dec. 1997	3,189,000	5.8	591,000	0		0
Dec. 1998	4,230,000	5.3	725,000	0		0
Dec. 1999	9,176,000	7.8	2,313,000	0		0
Dec. 2000	4,538,000	7.7	1,129,000	6,934,000	6.8	1,505,000
Dec. 2001	4,538,000	7.7	1,129,000	6,934,000	6.8	1,505,000
Dec. 2002	4,538,000	7.7	1,129,000	6,934,000	6.8	1,505,000
Dec. 2003	5,767,000	7.0	1,293,000	6,934,000	6.8	1,505,000

Figure 3 – Casa Berardi Mine - Historical Mineral Resources and Reserves

8.3 Past Production

Production began at the East Mine in September 1988 and at the West Mine in April 1990. The total combined production for the period from 1988 to 1997 was 3.5 million tonnes at an average grade of    7.1 g/t Au. The total gold recovered during operating years was 688,400 ounces for an average mill gold recovery over the mine life of 87%. Although average statistics are not readily available for daily production, it appears that during the life of the operation, the mill operated at an average rate of less than 1,800 tonnes per day. Annual production figures are presented in Table 4.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

As can be observed, high grade ore averaging 9.1 g/t was milled during the period 1990 to 1993, a grade well above the average reported reserve grade of 6.6 g/t for the same period.

The maximum annual production of over 550,000 tonnes was achieved in 1994, then it fell below 500,000 for the remaining years of production. Production was stopped in early 1997 due to a cave-in at the East Mine.

In addition to the past gold production, Aurizon has recovered approximately 3,800 ounces of gold from mill equipment clean up carried out in 2000 and 2001.

Table 4  – Casa Berardi Mine- Historical Production

Year	Tonnes Milled	Grade Au g/t	Rec. (%)	Oz Rec.
1988	124,057	5.9	88.0%	19,025
1989	337,130	5.5	86.4%	51,096
1990	361,935	8.9	87.4%	88,999
1991	487,769	8.7	86.9%	119,015
1992	315,938	9.3	87.1%	80,319
1993	306,597	10.0	89.3%	86,964
1994	550,638	6.5	86.8%	97,518
1995	469,542	4.7	85.7%	61,179
1996	498,405	5.4	87.2%	76,039
1997	51,356	5.8	87.2%	8,270
TOTAL	3,503,367	7.1	87.0%	688,424

9 Geological Setting

9.1 Regional Geology

The Project is located in the Northern part of the Abitibi Subprovince, a sub-division of the Superior Province, the Archean core of the Canadian Shield. The Project area belongs to Harricana-Turgeon Belt (Lacroix 1991, 1994), which is a part of the North Volcanic Zone (Chown et al. 1989).

More specifically, the regional geology is characterized by a mixed assemblage of mafic volcanics and mostly flyshic sedimentary unit iron formations and graphitic mudrocks limited by large batholith with granodioritic to granitic composition.

Structurally, the property is enclosed in the Casa Berardi Tectonic Zone, a 15 kilometres wide corridor that can be followed over 200 kilometres. The network of East-West to East-South-East and West-North West ductile high strain zones follows principally lithological contacts. This is shown in Figure 4.

Many significant deposits and past producers of different types are present in the region.  Base metals are or have been produced from the Joutel and Matagami camp, the former Selbaie Mine and Estrades Mine. New deposits have been delimited 15 kilometres south of Casa Berardi in the Gemini property. Eastward in the Casa Berardi structural trend, the former Eagle Telbel is the main deposit, followed by different properties (Douay, Vezza, Desjardins) with tonnages evaluated in the order of 1 to 3 million tonnes with grades between 4 and 6 g/t Au.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 4 – Regional Geology

DOUAY WEST
Matagami
CASA BERARDI
SHORTT
Chibougamau
FLORDIN
JOE MANN
TELBEL
VEZZA
BACHELOR
DESJARDINS
SLEEPING GIANT
Rouyn
Val d'Or
GRENVILLE
ABITIBI
PONTIAC
N
SCALE
0
50
100 km

LEGEND

- GOLD
- MAJOR FAULTS
- SEDIMENTARY ROCKS
- VOLCANIC ROCKS
- PLUTONIC ROCKS
- PRODUCTION + RESOURCES

AURIZON

CASA BERARDI Project

GEOLOGICAL LOCATION MAP

031-0030-200-mi-016-01-ANG_MOD.cdr

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

9.2 Property Geology

9.2.1 Stratigraphic Divisions

Property geological environment is centered on the Taïbi volcano-sedimentary domain, which is limited to the north by the Recher batholith and to the south by different volcanic domains of tholeiitic affinity. The Dieppe domain covers half of the south western part of the property and the Turgeon domain lies immediately south of the eastern half of the property. Dieppe volcanism is recognizable by thick (up to 100 m) massive flow or volcanic conduit with sub-ophitic textures indicating a deep volcanic environment with high magma generated rate.

Well defined sedimentary units in the flyshic sequence, like magnetite rich wacke and conglomerate, can be traced over tens of kilometers without significant facies variations.  Inserted volcanics units with 5 to 15 kilometer extensions inside the sediments have the form lenses shape structures. Smaller lenses of a few hundred meter width are included inside the Casa Berardi deformation zone.

Basaltic to andesite flows generally have a thickness of less than 50 meters and show facies normal progression from coarse crystalline to massive, amygdalaire and vacuolaire with terminal lapillis tuffs and welded tuffs. Flows contacts are identified by graphitic mudrock levels. Gabbroic sills related to the Dieppe domain are visible near flows contact. Turgeon volcanism is considered as a distal, near surface, more evolved volcanism environment.

Graphitic rocks in the form of pyritic graphitic mudrock, black chert, dirty wacke and conglomerate form a structurally related 500 meter wide assemblage that correspond to the Casa Berardi Fault position.

Stratigraphic sequence can be resumed by a basal mafic volcanism with inferred ages between 2730 and 2720 million years Pyrite rich graphitic mudrock and related chert are identified as synchronous with volcanism by mixed composition fragmentary units of hyaloclastic origin. The main sedimentary event corresponds to the flyshic sequence deposition. U/Pb datation done on iron formation and conglomeratic gives for the two facies ages between 2695 and 2692 million years (Pilote, 2000).

9.2.2 Structures

Mafic volcanic units show in plan a lenticular shape corresponding to structural doming.  Polarity inversions are recognized in sediments on both sides of contacts of these units.  Tight isoclinal’s folding form an asymmetric dome and basin pattern which is well preserved around volcanic units in iron formations.

A constant south dipping to near vertical penetrative fabric is generally developed in sedimentary units. Ductile deformation increasing inside the Casa Berardi tectonic zone is associated with > 8:1 steep stretching ratio with opposite plunges following dome and basin folding. Later crenulation cleavages with undefined oblique orientation are relied to North East to North West fold components.

The Casa Berardi Fault is defined in the Casa Berardi area by an unconsolidated tectonic breccia corresponding to graphite rich sediment sequence at the base of the Taïbi domain, a northern continuous mafic fragmentary volcanic units and a southern polymicte conglomerate unit. The 200 to 600 meter fault associated ductile deformation zone shows a tight dome and basin pattern, dipping generally sixty degrees (60°) south, and can be traced along a basalt-conglomerate-iron formation sequence.

The Casa Berardi Fault crosscuts locally asymmetric (drag) fold axes in iron formation along the deposit, at the Principal Zone and Zone 160 position, indicating an early senestral displacement.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

9.2.3 Alteration and Metamorphism

The regional metamorphism at lower greenshist facies, present elsewhere in the Harricana-Turgeon Belt, is locally influenced by a series of syn-tectonic batholith with associated thermic aureole. The Recher thermic aureole limit follows the northern limit of the property located at around 2 km from the batholith limit and from the Casa Berardi Fault. At depth, observations and gravimetric profile linked to metamorphic rocks indicate a contact dipping south toward the Casa Berardi Fault.

Inside the contact metamorphism halo, sediments are affected by a quartz-plagioclase-biotite assemblage and chlorite-chloritoïde assemblage in the case of iron rich sediments.  Garnet is locally visible. Mafic volcanics are affected by a plagioclase-tremolite assemblage. Chloritoïde, plagioclase, and garnet are porphyroblastic with chlorite-biotite pressure shadows indicating a synchronal crystallization with regional foliation development. The property geology is shown in Figure 5.

10 Deposit Types

The Casa Berardi gold deposit can be classified as an Archean sedimentary hosted lode gold deposit.

Gold mineralization is located on a continuous formational graphitic mudrock unit corresponding to the Casa Berardi Fault plane. Deposit surface signature shows two main gold accumulations distributed over 5 km, concentrated mainly south of the Casa Berardi Fault, but which could be locally extended on both sides of it.

The West Mine and East Mine deposits have produced 785,089 ounces of gold from 1,982,175 tonnes at 6.95 g/t Au in the East Mine and 1,682,448 tonnes at 6.33 g/t Au from the West Mine. From West to East, other zones such as Zones 113, 118-120, and the Principal Zone are related to the West Mine deposit, while the Cherty Zone, and Zones 157 and 160 are close to the East Mine deposit. A composite longitudinal section is shown in Figure 6

11 Mineralized Zones

11.1 Veins Type

Mineralization volumes come from polyphased low sulphides quartz veins, centimetric to decimetric quartz veins networks with disseminated sulphides in host rocks and iron formation and pyrite rich chert highly carbonatized. Gold mineralization can be illustrated schematically by a detachment along a lithological contact showing a strong rheological contrast. The Casa Berardi vertical fault plane is the main discontinuity. However, near the fault or in the middle of the deformation zone, fold noses in basalt and conglomerate generate quartz vein systems with associated shearing and faulting. Examples of the two contexts co-exist in each deposit.

In spite of geometry variations, most vein systems intersect the Casa Berardi Fault. In the West Mine area, a continuous 2 meter thick, 400 meter large quartz panel continuous over 1400 meters, encloses most of the mineralized zones.  Mineralizations are stacked following a double plunge interpreted as a structural dome.

Mineralized zones of the west part as Lower Inter, Inter and North West zones (NW Zone) show weak or no plunge, moderate (> 30°) south dip and extension with detachment from the fault at 130°. On the other side, mineralized zones such as zones 111 and 113 show a stronger plunge at > 50° with slightly variable dips between 70° south and 70° north in relation with Casa Berardi Fault tectonic breccia dip variation.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 5 – Property Geology

GEO
MAG
MTM
14' 05' W
0° 12' 18"
Ref. au point 500
305000mE
310000mE
315000mE
320000mE
325000mE
330000mE
335000mE
340000mE
5495000mN
5490000mN
PRINCIPAL ZONE
WEST MINE
EAST MINE
CASA BERARDI MINE PROJECT
CASA BERARDI EXPLORATION PROJECT
CASA BERARDI EXPLORATION PROJECT

LEGEND

	Anomalie Au	V1	Volcanite felsique	S3	Wacke
R1QZ	Veine quartz	Tu	Tufacé	S4	Conglomérat
%PY	Sulfure massif	Td	Tuf à cendre	S6	Mudrock
V4I4	Volcanite ultramafique	Tl	Tuf à lapilli	S9	Formation de fer
V3	Volcanite mafique (thol.)	I3A	Intrusion mafique		Chert
V3	Volcanite mafique (trans.)		Diabase	GP	Graphite
V2	Volcanite inter. (thol.)	I2	Intrusion intermédiaire		Corridor de déformation
V2	Volcanite inter. (trans.)	I1	Intrusion felsique		Property limits

SCALE

0 1 2 3 4 5km

MET-CHEM

AURIZON

CASA BERARDI PROJECT – FEASIBILITY STUDY

PROPERTY GEOLOGY

NO	DATE	TITLE	BY	APP
B	05/02/16	ISSUED FOR FINAL FEASIBILITY STUDY REPORT	AG	LP
A	04/12/17	ISSUED FOR FEASIBILITY STUDY REPORT	AG	GS

REVISIONS

DESIGNED M.DEMERS	DATE 01/06/08	CHECKED G.SAUCIER	DATE 05/02/16
DRAWN A.GALARNEAU	DATE 04/10/25	APPROVED L.POULIN	DATE 05/02/16
SCALE 1=100000		DEPARTMENT MINING	
CLIENT APPROVAL		ISSUED FOR CONSTRUCTION	

DESSIN MET-CHEM A3-23066-0516-GE

RÉV. B

THIS DRAWING IS CONFIDENTIAL IN DESIGN AND DETAIL AND IS THE PROPERTY OF MET-CHEM CANADA INC.
IT MUST NOT BE USED EXCEPT IN CONNECTION WITH MET-CHEM WORK.
ALL RIGHTS OF DESIGN AND INVENTION ARE RESERVED.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 6 – Casa Berardi – Composite Longitudinal Section

Crown Pillar
NW
Principal
-400m
Lower Inter
109
113
-800m
118 - 120
-1200m
10400E
0
200m
11200E
12000E
12800E
Probable Reserves
113 Indicated Resources
Other Indicated & Inferred Resources
Past Production
CASA BERARDI Project
Composite Longitudinal Section
(West & Principal Area)

CLOSE_UP_L_W__PRINC_MET_CHEM.cdr

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Zone 113 has a vertical continuity of over 400 meters with the top at elevation 4600 meters. Lateral extension varies from 300 meters at elevation 4400 meters to 100 meters at elevation 4300 meters with a maximum extend of 350 m around elevation 4450 m. Strong thickness variations across the vein ranging from 2 to more than 40 meters, following regular near vertical axes and detachment with direction between N065° and N295°, are interpreted as fold noses.

11.2 Deposition Model

Some essential conditions were initially present in the Casa Berardi area during the formation of the volcano-sedimentary Harricana-Turgeon belt, preparing conditions for a later gold deposition event.

The Casa Berardi Fault represents an old discontinuity at the top of a mafic volcanic resulting in a basement that has hosted an important hydrothermal activity which resulted in chert and graphitic mudrock accumulation with large massive pyrite lenses. The 30 to 40 million year unconformity between mafic volcanites and the flyshic sequence is exposed in many places along the Casa Berardi Fault. Iron formations and iron rich sediments are present near the base of the sequence and appear on both sides of the Casa Berardi Fault zone. Availability of sulphide and iron in the environment are two factors highly favourable for gold mobilization.

The tectonic evolution has generated many structural features that also appeared at different scales, to be a favourable context for gold deposit formations. Regional North-South main compression events are associated with tight kilometric isoclinal’s folding and verticalization of the geological units. The Casa Berardi Fault was generated during this stage by a detachment at the contact of a graphitic unit. Proximity of large volcanics units such as the Dieppe and Joutel-Raymond domain, form competent cores inside antiforms which force oblique movement accommodations and generate a polyphase elongated domes and basins folding pattern.

High constraint zones, associated with a pervasive carbonization, are generally developed when graphitic mudrock horizons are associated with major contacts. This combination of factors acts as a ground preparation for vein networks and pluri-metric vein locations.  Veins general orientation and internal structures are generally concordant with ambient fabric. Veins locations is interlayed to the foliation and contain two types of enclaves:  foliated host rocks and graphitic planes showing a stylolithic pattern. Veins contacts are usually sharp, but can also show for important veins, a partial assimilation of host rocks.  Quartz micro-textures, in all mineralized veins, are weakly oriented or distorted corresponding to small scale folding effect or boudinage, but lack of strong signs of blastose or fabric development indicates a late kinematics emplacement.

11.3 Character of Gold Mineralization

Quartz veining is the main vector of gold mineralization in all mineralized contexts and appears in the form of pluri-metric veins, veins, or veinlets networks. Veins structures are heterogeneous, showing a polyphased composition and containing a variable percentage of foliated enclaves giving a laminated appearance. Many variations can be present in a same vein in terms of colour, texture, and structure. Grades are generally correlated with increasing complexity. Different quartz phases have been recognized in association in mineralized veins showing the following sequence:

•

Grey quartz containing abundant sulphides and fluids inclusions compose more than 50% of mineralized veins;

•

A second phase is present only in higher grades portion of veins in the form of micro-crystalline clear mosaic crystallization representing less than 30% of volume;

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

•

The last phase crosscutting the two others correspond to a non-mineralized coarsely crystallize white quartz.

Gold bearing veins filling is rarely massive, often brecciate micro-brecciate or laminated.  Fractures planes are occupied by an assemblage rich in graphite and muscovite taking a stylolith shape. Microscopically, they can be interpreted as hydrothermal channel recognized by changes in quartz texture and sulphides concentrations. Veins contain only minor sulphides (1-3%) including mainly arsenopyrite, pyrite, and trace amounts of sphalerite, chalcopyrite, pyrrhotite, tetrahedrite, galena and gold. Arsenopyrite is the main gold bearing sulphide present in all veins of the deposit.

Gold granulometry shows a similar distribution in the deposit from one location to another. According to petrographic compilation, 50% of gold particles show an average diameter less than 30 µm, and around 3% are > 100 µm (ref). On the other hand, gold positions inside mineral assemblage vary slightly according to the deposit zones. In the West Mine area, including Zone 113, vein mineralization connected to the Casa Berardi Fault shows the same paragenesis: gold is mostly free, in contact with < 10 µm to 0.5 mm arsenopyrite grains, associated with sphalerite and tetrahedrite in clusters corresponding to joints concentrations and micro-brecciated areas. Mineralization from the South West Zone (SW Zone), the Principal Zone and some areas of the East Mine where mineralization is not beside the Casa Berardi Fault, show variable gold positions depending of the amount of sulphides in quartz veins and host rocks. Fifty percent (50%) of gold grains observed are locked in inclusions rich in pyrite and arsenopyrite crystals.

Reactions with host rocks play a significant role in the form of a carbonatation affecting all foliated rocks. Depending of the host rock reactivity, gold bearing veins are typically enclosed in carbonate-sericite alteration envelopes with LOI varying between 12 and 40%. High volatile values appear principally along the Casa Berardi Fault zone, but develop also as continuous areas inside the ductile deformation zones, near the South Fault or following higher deformation levels between the two faults.

Albite-sericite assemblage in metasomatised ultramafic dykes enclosed in graphitic mudrocks is part of the same zonation and is closely related to gold bearing quartz veins system of the West Mine area below elevation 4600 meters. Sulfidation is an important part of the mineralization process as seen in iron bearing environments like carbonated chert-magnetite iron formations and primary massive pyrite lenses that characterized Zone 25-8 where magnetite is pervasively replaced by pyrite with coeval arsenopyrite crystallization.

Alteration halos showing gold values > 100 ppb, connect most of mineralized zones enclosed in the deposit along the Casa Berardi Fault, and appear sporadically laterally up to 5 kilometres away from both sides of the deposit. This mineralized fingerprint is related with disseminated sulphides and corresponds to As and Sb anomalous values.

12 Exploration

Following the acquisition of the Casa Berardi Mine, Aurizon has completed major surface drilling programs with the objective of defining additional mineral resources. Between 1998 and 2004, a total of more than 145,000 m of core was drilled during the various campaigns. Holes were planned to intersect mineralization below the 400 m level.

In the West Mine area, the main achievement was the discovery of Zone 113 and Zones 117 to 123. In the East Mine area, the program led to the discovery of Zones 140 and 157. In addition, the drilling has tested the dip extension down to 1,500 metres.

In order to increase the confidence level of the mineral resources and prove the potential of a mining operation, an underground exploration program was planned and performed in 2003-2004. A detailed description of this program is presented in Section 13.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

13 Drilling Program

13.1 Drilling Program 2003-2004

In April 2003, Aurizon began an underground exploration program to test the continuity of the mineralization of the previously outlined Zone 113. The program included the development of a ramp from level 450 of the West Mine down to level 550, the development of an exploration drift (550 level), a cross cut through the mineralization on section 11200 E, and diamond drilling. Drilling was carried out from drilling bays along the exploration drift. Holes were fanned horizontally and vertically on a spacing of 25 metres x 25 metres.

Drilling was carried out from section 11100 E to section 11550 E and vertically from elevation 4100 to 4600 (Level - 400 metre to level – 900 metres). Hole spacing was targeted to cross the Casa Berardi Fault at a regular spacing and some holes were extended to verify ground conditions north of the fault in areas were mine infrastructure was planned.

The program successfully delineated the mineralized sectors and the relationship between the different lenses interpreted in the earlier model. The new drilling shows that the mineralization is associated with a large folded quartz vein along the Casa Berardi Fault.  Folding is complex and the vein geometry is very variable. In comparison to previous surface drilling, actual underground holes spacing shows that the different veins interpreted earlier are in fact one single vein that is strongly folded and locally faulted.  The actual holes spacing is more adequate for the interpretation of the geology and the mineralization.

The quartz vein is located in sedimentary rocks that are predominantly wacke and mudrock types. The Casa Berardi Fault, that runs east-west and has a dip of ± 80 degrees to the south, cuts all the lithologies and mineralization. North of the fault, the rock type changes to a thick sequence of wacke that is very homogeneous. Gold grade from sample to sample is very variable, however vein grade is quite consistent. High grade portions are associated with free gold mineralization that is easily observed in the core.

Zone 113 was drilled from underground via the 550 level exploration drift. The program covered from sections 11075 E to 11550 E, and vertically from elevation 4,600 down to 4,100 meters. Drill bays were spaced at 50 meters along the reference east-west running track drift located 80 to 100 meters south of Casa Berardi Fault. Drill holes were fanned vertically and horizontally to achieve a 25 x 25 meter spacing.

Following delineation of the upper portion of Zone 113 (above the 700 level), the drilling program has been pursued to delineate the extension of Zone 113 below the 700 metre level.  A total of 50,130 metres of drilling has been completed as of May 31, 2005.

The program began in December 2003 with two drill rigs working up to May 2005. The holes diameter selected was NQ providing a 47.6 millimetre core size. A few holes (± 12 short holes) were drilled using a smaller BTW size providing a core size of 42 millimetres. Hole lengths varied from 42 to 600 meters and averaged was around 160 meters. Productivity was 26 meters/shift.

Hole collars were surveyed by mine surveyors. Hole deviations were measured using Reflex instruments that provide azimuth and dip at intervals of 50 meters. In addition, dip angles were measured at intervals varying from 6 to 25 meters along the hole using Microsync or Easy Dip instruments. All of these instruments provide accuracy well below one degree.

The core was placed in core boxes labelled with the hole number and a sequential number. Each run was identified by wood blocks showing the depth of the hole. When the core was missing, the section was identified by a wood stick, and the length of the missing core was written on wood stick. At the end of each shift, core boxes were transported to surface by the drillers and placed on tables at the core shack.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

13.2 Drilling Program 2005

An underground definition drilling program, using two to three rigs is budgeted for 2005 for a total of 47,400 metres at a cost of $5 million.  Drilling will commence on Zones 109, east extension of the Zone 115 and the upper extension of Zone 113 and then move to the down dip extension of Zone 113 and to Zones 118 – 120 as soon the necessary underground access is completed.  The objective of the program is to transfer inferred resources initially to the indicated category and potentially to reserve category by the end of 2005.

In addition, a surface drill program of approximately 19,000 metres is planned to test targets in the vicinity of the East Mine and to the west of the West Mine.

Drilling along the upper extension of Zone 113 has extended the zone up-dip, above the limit of the Mineral Reserves to Zone 111 (see the results in the Aurizon’s Press releases of March 31 and May 17, 2005). Drill results from Zone 109, where inferred resources have previously been outlined from surface drilling, indicate the potential of a small zone close to the access ramp.

Surface drilling has encountered a large quartz vein, adjacent to the Casa Berardi Fault, 1.9 km west of Zone 113. Drill hole S139 intersected 20 metres of quartz followed by 50 metres of low sulphide, mineralized stockwork.

14 Sampling Method and Approach

Selection of samples was determined visually by Aurizon's geologists according to geology, and approximately 40% of the borehole length was typically sampled.  For the majority of the holes, the presumed mineralized section samples were split with a diamond saw.  One half was placed in bags duly identified for assaying while the other half of the core was retained in core boxes stored at the mine.  Sample lengths average 1.3 m.

Aurizon employees prepared all samples for assaying at the mine site.  Upon receipt of core boxes, core is washed, verified for accuracy and photographed.  Following that, RQD measurements are carried out for whole length of the holes.  Then a geologist described the core and recorded geological and structural data into a digital logging package.

Core samples were analysed at SGS Laboratories (SGS) of Rouyn-Noranda.  Upon arrival at the lab, samples were sorted by number and checked according to the sample shipment list.  Samples were submitted to crushing and splitting to obtain a 200-300 g sub-sample which was ground to 90% passing 200 mesh.  A 30 g sub-sample was analysed by the Fire Assay Technique and gravimetric finish.

During the 2004 drilling program, 56 holes were sampled using the whole core. For the Zone 113 Lower Part, the core to be analysed was split. Procedures were similar with the exception that the whole core was bagged and shipped to the laboratory. The borehole database for the underground holes used in the estimation of Zone 113 contains 253 holes and around 11,950 samples.

15 Sample Preparations, Analysis and Security

15.1 Sample Preparation

Aurizon employees prepared all samples for assaying directly at the mine site. Upon receipt of core boxes, core was washed, verified for accuracy, and photographed. Following that, RQD measurements were carried out for the whole length of the holes. Then a geologist described the core geology and recorded geological and structural data into a digital logging package. Sample positions were identified and sample tags placed under the core in the core boxes at the end of each sample. The beginning and end of each sample was also marked on the core.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Core shack employees verified holes to be sampled then preceded with the sample collection using a rock saw. Selected portions were sawn in half. One half was placed in bags with the corresponding tag number and the other half was placed back in core boxes. At the end of each day, samples were put in plastic bags with an identification tag, bags were folded and attached to prevent spillage. Each batch of six to eight samples was put in larger bags for transportation. A list of all samples was attached to the shipment and a copy faxed to the laboratory. Samples were shipped to LaSarre via Aurizon bus transport, and sent by regular bus to Rouyn-Noranda to be collected by the lab personnel.

15.2 Analysis

Core samples were analysed at SGS Laboratories of Rouyn-Noranda. Upon arrival at the lab, samples were sorted by number and checked according to the sample shipment list. If humid, they were dried in the oven for a few hours. When the samples were dried, they were put through a jaw crusher for primary crushing at ¼ inch. Samples were then crushed to 95% passing 10 mesh in a Rhino crusher, split in different steps to have a 200- 300 g sub-sample which was ground to 90% passing 200 mesh.

A 30 gram sub-sample was prepared and weighed for assay. Each 30 gram sample was analysed by the Fire Assay Technique and gravimetric finish. A laboratory inspection flowchart is shown in Figure 7.

Figure 7 - Laboratory Inspection Flowchart

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16 Quality Assurance and Quality Control

For the entire 2004-2005 drilling program, the primary laboratory was SGS of Rouyn-Noranda and the secondary laboratory was Chimitec (Chemex) of Val D'Or. SGS has its own QA/QC program that consists of insertion of blank samples at a rate of 1 every 28 samples, one Certified Reference Material (CRM) at the same rate, and pulp duplicates at a rate of 1 every 13 samples. In addition, Aurizon inserted pulp CRM at a rate of 4% (1 every 25) and selected 159 pulp samples for re-assay.

Chimitec assayed 10% of the sample pulps prepared by SGS and approximately 4% of the coarse rejects also coming from SGS. Chimitec has its own QA/QC program and results were sent to Aurizon with every Assay Certificate.

Both laboratories used the Fire Assay Technique with gravimetric finish. All results reported in grams per tonne were sent electronically to Aurizon followed by an original and signed certificate.

Figure 8 and Figure 9 show the results of the assaying of the CRM at SGS. Figure 8 shows results of CRM assays from samples submitted by Aurizon and Figure 9 from samples from SGS QA/QC program. Average assay results from CRM submitted by Aurizon, are slightly higher than target for lower grade CRM and slightly lower than target for higher grade CRM.

Figure 8 – CRM Assays from Aurizon

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Figure 9 – SGS QA/QC Results

Figure 10 illustrates re-assay of the same pulp at SGS for data analysed during the 2004 campaign on its whole. Results from duplicates samples between September 2004 and January 2005 still show a good correlation between the two (2) sets of data (Figure 11).

Figure 10 – SGS Pulp Re-Assay

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 11 – SGS Pulp Duplicate

17 Adjacent Properties

The Casa Berardi property is only limited by five other claim holders, totalling 2 kilometres of its 92.5 kilometre outline. Except for one property, all holders of mining rights contiguous with the Aurizon property have not changed the staked claims status for map designated claims according to modifications to the Québec Mining Act.

At the property's western limit, Mine D’Or Virginia's Dieppe property controls 15 kilometres along the Casa Berardi Fault. This company also controls a smaller 2 square kilometres block enclosed within the Aurizon property 3 kilometres west of the deposit in the same geological context. Only this block contains mineralization similar to the deposit. The rest of the Dieppe property has been explored and systematically drilled by previous owners.

Different widely spaced adjacent properties covering variable areas are attached to the south limit of the Aurizon property. From west to east, are the Beta Minerals 1.8 square kilometre block located along the Ontario border, the 13 square kilometres Lunik Explorer block immediately south of the Casa Berardi deposit and the 47 square kilometres Cambior Inc.-Gold Vessel Inc. in the Casa Berardi deformation corridor extension.

This area forms a contiguous large stacked area connecting the Casa Berardi property with the Estrades polymetallic past producer, located 20 kilometres east. Two other small blocks, composed of four claims each, are located immediately south of the property.

Exploration targets, south of the Aurizon property, follow a second gold bearing structural trend. Gold mineralization in this area is weak and only anomalous halos are known.

The main active property in the Casa Berardi area is the Gemini property owned by Cancor Mines Inc. located 4 kilometres south of the Aurizon property. Different polymetallic massive sulfides lenses and gold, showing in a felsic context, are distributed southerly on 15 kilometres, following the Dieppe volcanic domain which also limits the southern side of the Aurizon property.

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18 Mineral Processing and Metallurgical Testing

18.1 Previous Testwork

Testwork was performed in 1999 and previous years by SGS Lakefield Research Limited (SGS Lakefield), McGill University (McGill), and LTM Laboratoire Inc.

18.2 Recent Testwork by Aurizon

In 2004, Met-Chem recommended to Aurizon that a new test program be carried out to more accurately characterize the metallurgical performance of the new resource, and also to have the test work conform to the metallurgical test criteria of National Instrument 43-101.

 SGS Lakefield was retained by Aurizon to carry out the metallurgical testwork program designed to fulfill the requirements of the Feasibility Study. The program was initiated in the second half of May 2004 and the report issued on November 9, 2004.

18.2.1 Samples Tested

Geologists from Aurizon and Met-Chem identified three different types of ore that will be present in the ore body. Essentially, the three types consist of variable proportions of the same major minerals which are quartz, mica, dolomite, chlorite and pyrite. The first type, named "Lower Inter" corresponds to a specific zone that is accessible with the ramp. The second type, designated as "Quartz" is representative of the majority of Zone 113. The third type was designated as "Sediments" and represents a smaller proportion of Zone 113. It is to be noted here that Zone 113 refers to samples representative of the Upper Part of Zone 113.

Initially, it was anticipated that the proportions of these three types would be 35% Lower Inter, 55% Quartz and 15% Sediments. Those proportions would be confirmed only after the testwork was completed. The testwork was mostly performed on each separate ore type and in some tests, on composites of the 3 types having the proportions mentioned above.

Later, following completion of the testwork, it was confirmed that the Sediments ore type would not be mined because it was not economical due to generally lower grade and poor gold recovery obtained.

Samples representing the three ore type at different grades were collected for the test program i.e. Quartz (3 samples), Lower Inter (3 samples) and Sediments (2 samples). Head grades of the individual samples varied from 3.19 g/t to 13.9 g/t Au.

18.2.2 Testwork Performed

The testwork mainly focused on comminution, gravity concentration and CIL testing; however, ore characterisation, cyanide destruction and settling rate tests were also performed. Most of the testwork was performed at SGS Lakefield. The gravity recoverable gold (GRG) characterization and circuit simulations were performed at the gravity recovery testing facility at McGill.

Ore characterisation testwork included head analysis, mineralogy, grindability, grinding simulations and gravity recoverable gold (GRG) testing.

Metallurgical testwork included gravity test (Knelson sample pass + Mozley table), gravity concentrate intensive cyanidation, cyanidation, CIL modelling testwork, cyanide destruction and settling tests.

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18.2.3 Results of Testwork

As indicated earlier, head grades of the individual samples are ranged from 3.19 g/t to 13.9 g/t Au.

Mineralogical observation and analysis indicated that all of the three ore types are dominated by quartz with moderate dolomite content. The Quartz ore also has minor amounts of mica and pyrite. The Sediments are composed of mica and quartz with minor chlorite. The chlorite is also minor in the Lower Inter ore with moderate mica.

The grindability testing was supervised by A.R. MacPherson Consultants (AMRC) and the objective was to determine the circuit performance, gain understanding of ore variability and to identify the impact of processing the different ore types in the grinding circuit. Results of the tests were compared to SGS Lakefield databases.

SMC tests results indicate that the sediments and the Lower Inter types are in the moderately hard range in terms of resistance to impact breakage and the Quartz type is in the medium range.

In terms of abrasion breakage, the Lower Inter and Quartz samples are both hard to abrade while the Sediments sample is moderately soft to abrade. The results from the Bond ball mill grindability tests show ores of medium hardness (BWi 13.6 to 15.0) except for the Quartz type for which two samples are in the hard range (BWi 16.9 and 17.2). For the Bond rod mill grindability test, the Sediments and Quartz samples are in the medium range (RWi 13.6 & 14.3), while the Lower Inter is significantly softer (RWi 11.8).

Grinding simulations were performed using the JKSimMet simulator to generate a throughput versus grind performance to support the metallurgical testwork. The simulations were performed around the throughput range of interest. For the simulation where the circuit reached SAG mill limitation, the primary crusher closed-side setting (CSS) and/or the SAG mill speed were modified to meet the target throughput rate. Results indicate that the target production of 2,400 tonnes per day  can be achieved with a proper blend of ore from Zone 113 (Quartz) and Lower Inter Zone.

GRG testing gives an indication of the maximum recovery that is possible to achieve with gravity concentration equipment. Results obtained indicate that the Quartz and Lower Inter samples are similar in GRG content at 79-80%. The GRG size distribution of the Lower Inter was slightly coarser than the Quartz sample (GRG80 of 140 microns compared to 118 microns).  The Sediments samples had the lowest GRG content (43.5%) and the GRG80 is finer than the two other samples.

The effect of grind, ore type and head grades were analysed for the gravity test (Knelson simple pass + Mozley table). For each ore type, the results indicate that a finer grind will increase the gravity recovery due to the increased liberation. The results of the gravity tests are similar to the GRG tests in terms of effect of ore type on the recoveries. The recovery for the Quartz and Lower Inter samples was similar. The gravity recovery increases with head grade, particularly for Quartz and Lower Inter.

The Quartz and Lower Inter gravity concentrates intensive cyanidation results in over 98% gold extraction and 93% for the Sediments. These results indicate that all three concentrates tested responded well to intensive cyanidation. This corresponds to a much better efficiency than a gravity table and if implemented, will translate into a higher overall recovery.

Cyanidation tests investigated the effects of activated carbon, residence time, grind size and ore grade for the three ore types.

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The results of the activated carbon tests have shown that the Lower Inter and Sediments samples are moderately preg-robbing while the Quartz ore is less. This translates into gold loses of 5.7% (Lower Inter), 10.5% (Sediments) and 3.3% (Quartz) when the ore is leached without activated carbon.

The effect of residence time between 24 and 36 hours was relatively small as the test results showed a reduction of 0.05 g/t Au in Quartz residue, 0.03 g/t Au in Lower Inter, and 0.10 g/t Au in Sediments residue.

The effects of grind size on consumption of cyanide and lime addition indicate that both increase with finer grinds. The effect is more pronounced for the cyanide. This is due to a larger surface area available for reaction.

The effects of grind size on the gold content in the residue indicate that it increases with coarser grind sizes. However, the gold residue variations are relatively small compared to the associated production variation due to change in grind size.

The CIL modelling testwork was conducted on a gravity tailings composite at a ratio of 55% Quartz, 30% Lower Inter and 15% Sediments from the gravity tailings product. The CIL tests resulted in 89.2% gold recovery and 0.45 g/t Au in the residue. Eighty-three percent (83%) of the leachable gold (74% Au extraction) is dissolved in the first 12 hours.

The CIL modelling indicates that an inventory of gold representing approximately 2000 ounces would be in the CIL circuit at all times. This gold will be recovered only at the end of the operating life of the project. It is concluded from this modelling that the existing stripping circuit is appropriate for this ore at a 2,600 tonnes per day  throughput.

Cyanide destruction testwork results reveal that Quartz, Lower Inter and Sediments composite samples responded well to cyanide destruction using Inco's SO2/Air process.

Settling Tests (screening tests) were performed to select the flocculants and the dosage that yielded the best results in terms of floc size, supernatant clarity, relative settling rate and compaction. An initial series of tests were performed to see if the existing thickener may constitute a "bottleneck" for the operation at larger throughput rates. The results of this test clearly indicated that an underflow density of up to 55% solids can be achieved and that the thickener is large enough. This work also identified the Sediments sample as the most difficult to settle.

19 Mineral Resources and Mineral Reserve Estimate

19.1 Mineral Resources Estimate

19.1.1 Introduction

The current mineral resources estimations and audits of the different ore zones of the Casa Berardi mine were performed by Met-Chem, based on data provided by Aurizon, and are the subject of the Feasibility Study and Resources Estimation. This data includes drill hole database, and geological interpretation prepared by Aurizon geologists incorporating information generated by them, but also information generated by Inco and Mines Casa Berardi (TVX).

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

19.1.2 Database

The current resources estimation is based on data provided by Aurizon, which includes data obtained during the various drilling programs done since the initial discovery in 1981. The database is in the format of Access files, and includes survey, assay, and lithological data. These files have been created by amalgamating files from various sources (Aurizon, Inco, and TVX).

19.1.3 Density Determination

Historically, TVX has used a density of 2.77t/m3 for their ore reserve calculation at the Mine.  The same density factor was also utilised in the mill operation.  Since 2000, Aurizon performed some new tests to validate the density factor.

In 2004, during the testwork program supervised by Met-Chem, specific gravity tests were performed on the samples processed at SGS Lakefield. On average, the results obtained were 2.74 t/m3 for the bulk sample, and 2.80 t/m3 for the composite sample from drill holes cores.  This implies that the arithmetic mean of density values from all the laboratory testwork is 2.78 t/m3. This value is close to the historical value used by TVX during the mine operation.

Various density factors have been used to estimate the resources of the various zones of the Mine as it can be seen in Table 5.  The density by Rock Type is show in Table 6.

Table 5 – Density Factor

Zone	Density (t/m 3 )
West Mine
Zone 113 Upper Part	2.70
Zone 113 Lower Part	2.77
Lower Inter Zone	2.77
NW Zone	2.77
SW Zone	2.77
Zones 111, 109 and 104	2.77
Inter Zone	2.77
Zones 117 to 123	2.74
Principal Mine
Sulph-D Zone	3.00
Zones 24-1 and 24-2	2.77
All other zones	2.95
East Mine
All zones	2.77

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Table 6 – Density Determination by Rock Type

Rock Type	Density Measurement	Number of Tests
Schist	2.85	15
Quartz Veins	2.67	349
Wacke	2.79	80
Conglomerate	2.80	47
Mudrock	2.75	80
Volcanite	2.82	58
TOTAL		629

19.1.4 Methodologies Used for Resource Calculations

Different methodologies were used for the calculation of the various zones which are part of the current resource estimates and audit. For the Zones 104, 111, 109, 118 NW, SW, Inter, East Mine and Principal Mine Zones, the geological interpretations and correlation of lenses were done on 1:500 scale vertical sections, which were at 12.5, 20 or 25 m intervals. The lenses were projected on various levels to verify their continuity and to check the interpretations. Individual vertical longitudinal sections were produced for each lens.

For the 113 and Lower Inter Zones, the geological interpretations and correlation of lenses were also done on 1:500 scale vertical sections which were at 12.5 and 25 m intervals, but also using real 3-D coordinates directly snap on drill holes intersections instead of projected sections. The interpreted sections were subsequently projected on various levels to verify their continuity and to check the interpretation.

From there, a 3-D solid model was built based on the section and level plans. A block model was created and block attributes were assigned using the solid outlines and the drill hole composites.

19.1.5 Mineral Resources Classification

The mineral resources were classified based on the density of drill hole data and the continuity of the geometry of the auriferous zones. Resources have been classified according to the "Canadian Institute of Mining, Metallurgy and Petroleum Standards on Mineral Resources and Mineral Reserves Definition Guidelines".

19.1.6 Capping of High Grade Values

In order to minimize the impact of very high-grade intercepts on the resources estimate, grade capping has to be implemented to reduce the possibility of overestimation of the deposit. For that aspect, each zone that is part of the present estimate, has been treated individually and has received a different value in term of high value cut-off. Table 7 presents the capping values used.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 7 – Capping – High Grade Value

Zone	Cut-off Values (g/t Au)
West Mine
Zone 113 Upper Part	47.0
Zone 113 Lower Part	44.4
Lower Inter Zone	40.0
NW Zone	23.0
SW Zone	18.5
Zone 111	27.1
Inter Zone	18.7
Zones 117 to 123	No cut-off
Zone 104	31.0
Zone 109	44.4
Principal Mine
Zone 22-6	12.6
Zones 24-1 and 24-2	30.9
Zones 25-3 and 25-4	21.1
Zone 25-8	27.8
Zones 26-5 and 26-6	39.6
Zone 27-1	56.1
East Mine
South and North Pillars	30.0
Zone 160E	31.0
Cherty Zone	31.0

19.1.7 Zone 113 – Upper Part

19.1.7.1 Mineralization

Zone 113 is a 20 to 70 meter wide mineralised corridor, with an east-west strike, sub-vertical, adjacent to the Casa Berardi Fault. Gold mineralization is found within narrow to large folded quartz veins and associated wall rock. The quartz veins consist of white to grey quartz, locally brecciated and laminated, vitreous at places and contain 5 to 15% graphitic mudstone in thin bands and stringers. The width of the zone along holes varies from 5 m. to 20 m.

Zone 113 has graphitic mudstone, graywacke, conglomerate, and mafic volcanics as wall rock whose width range from 5 to 50 m. The mineralization occurs as fracture filling and dissemination of arsenopyrite, pyrite and fine grained free gold. Sphalerite and tetrahydrite occur in minor amounts. Pyrrhotite, galena and chalcopyrite occur in traces. Visible gold is common in Zone 113 Lower Part.

19.1.7.2 Data Used

The majority of the drill holes that defined the Upper Part were drilled from an underground exploration drift on the 550 m level, while all the holes used for the Lower Part were drilled from surface. Zone 113 Upper Part has been interpreted using eighteen (18) geological cross-sections spaced at 25 m which cover the deposit area from 11100 E to 11475 E On each cross-section, 4.0 g/t Au envelopes have been drawn to delineate each of the auriferous zones.

On section, auriferous zones have not been extended more than 25 meters from drill holes extension.

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Table 8 – Drill Hole Database – Zone 113 Upper Part

Number of Holes	206
Number of assays	9,495
Drilled Meters	28,100 meters

19.1.7.3 Statistical Analysis

Statistical Analysis was performed on the drill data. Table 9 present the assays statistics for Zone 113 within the interpreted auriferous zones.

Table 9 – Assays Statistics – Zone 113 Upper Part

Number of Samples Used	1,909
Average Thickness of the Samples (m)	1.12
Number of Holes Intersections Used	173
Average Thickness of the Intersections along Holes (m)	12.28
Arithmetical Average (non-cut)	8.20
Arithmetical Average (cut @ 47 g/t Au)	7.59
Weighted Average (non-cut)	8.15
Weighted Average (cut @ 47 g/t Au)	7.49
Maximum Value (g/t Au)	189.7
Standard Deviation	13.77
Median (g/t Au)	4.05

19.1.7.4 Resources Evaluation – 113 Upper Part

19.1.7.4.1

Compositing

As it can be seen in Table 10, a total of 173 holes intersects have been used to characterise and evaluate the Zone 113 Upper Part. Using these intersects, composites of 1.25 meter length have been calculated to be used in the grade interpolation process. As can be seen, the average value of the composites is 7.36 g/t Au, which compares well with the assays weighted average of 7.35 g/t Au(cut @ 47 g/t Au).

Table 10  – Statistics – Drill Holes Composites – Zone 113 Upper Part

Number of Composites Calculated	1,737
Composites Length (m)	1.25
Number of Holes Intersections Used	173
Composites Average (cut @ 47 g/t Au)	7.56
Maximum Value (g/t Au)	47
Standard Deviation	8.48

19.1.7.4.2

Block Modelling

A three-dimensional block model was constructed using block sizes of 2.5 m (NS) x 2.5 m (EW) by 2.5 m (elevation). This block size is considered adequate in relation to the density of

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

information provided by the drill holes.

19.1.7.4.3

Grade Interpolation

Grade interpolation was performed using inverse distance. Thirteen (13) different search ellipsoids have been used to reflect variation in geometrical configuration. Their limits are presented in Appendix H. For Zone 113 Upper Part, the parameters used for grade interpolation are presented in Table 11. On average, 15.2 composites have been used to interpolate a block and the average distance between the centroid of a block and the first composite used for interpolating this block is 9.3 meters.

Table 11  – Grade Interpolation Parameters – Zone 113 Upper Part

Indicated
Number of Composites Used	1,737
Composites Length (m)	1.25
Block Size (m):
X	2.5
Y	2.5
Z	2.5
Ellipsoid Size (m):
X	35
Y	35
Z	15
Maximum Composite Used	16
Minimum Composite Used	4
Maximum Composite per Hole	8

19.1.7.4.4

Resources Estimation

Based on the above noted parameters, the resources of Zone 113 Upper Part have been estimated at 1,953,530 tonnes at an average grade of 7.68 g/t Au. All resources of Zone 113 Upper Part have been classified as Indicated.

At the time of writing of the Feasibility Study, ongoing drilling on the Lower Part of Zone 113 was being completed with the objective of upgrading a large portion of the inferred resources described in the Feasibility Study to the indicated category.

19.1.8 Zone 113 – Lower Part

19.1.8.1 Data Used

In total, thirty-seven (37) holes have been used to define Zone 113 Lower Part, and were drilled from an underground exploration drift on the 550 m level. This part of Zone 113 has been interpreted using ten (10) geological cross-sections spaced at 25 m which cover the deposit area from 11225 E to 11425 E. On each cross-section, 4.0 g/t Au envelopes have been drawn to delineate each of the auriferous zones. On section, auriferous zones have not been extended more than 25 meters from drill hole extensions.

19.1.8.2 Solid Body Modelling

Met-Chem used the sectional geological interpretation provided by Aurizon to construct the three-dimensional solid bodies representing the boundaries of the auriferous zones for Zone 113 Lower Part, using MineSight software.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

19.1.8.3 Statistical Analysis

Statistical Analysis was performed on the drill data. Table 12 presents the assays statistics for Zone 113 Lower Part within the interpreted auriferous zones.

Table 12  – Assays Statistics – Zone 113 Lower Part

19.1.8.4 Capping of High Grade Values

As it can be seen in the following table, about 1.8% of the samples used in the interpolation had a value greater than 115 g/t Au. By using this value for capping the high intercepts of 113 Zone Lower Part, the overall grade was decreased by 13.4% which should reduce the metal content for this zone by a similar way percentage.

Table 13  – Capping of High Grade Values – 113 Zone Lower Part

19.1.8.5 Compositing

As shown in Table 14, a total of thirty-seven (37) holes intersects have been used to characterise and evaluate Zone 113 Lower Part. Using these intersects, composites of 1.25 meter length have been calculated to be used in the grade interpolation process. As can be seen, the average value of the composites is 13.12 g/t Au, which compares well with the assays weighted average of 13.50 g/t Au (cut @ 115 g/t Au).

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 14  – Statistics – Drill Holes Composites – Zone 113 Lower Part

19.1.8.6 Block Modelling

A three-dimensional block model was constructed using block sizes of 2.5 m (N-S) x 2.5 m (E-W) by 2.5 m (elevation). This block size is considered adequate in relation to the density of information provided by the drill holes.

19.1.8.7 Grade Interpolation

Grade interpolation was performed using inverse distance. For Zone 113 Lower Part, the parameters used for grade interpolation are presented in Table 15. On average, 15.6 composites have been used to interpolate a block and the average distance between the centroid of a block and the first composite used for interpolating this block is 9.9 meters.

19.1.8.8 Mineral Resources Classification

As presented in the following table, the resources of Zone 113 below the 700 m level are estimated at 838,000 tonnes at an average of 13.7 g/t Au in the Indicated category and 2,400 tonnes at 16.8 g/t in the Inferred category. These resources are undiluted and no cut-off has been applied. However, a capping (upper limit) of 115g/t Au to the high grade values has been applied. Figures 13 and 14 respectively present a typical plan and section views of the Block Model.

Table 15  – Grade Interpolation Parameters – Zone 113 Lower Part

Table  – Zone 113 Lower Part – Resources Estimation

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 12  – Longitudinal View – Zone 113

11200E
11300E
11400E
11500E
11600E
-400m
-500m
-600m
-700m
-800m
DRIFT
(550m Level)
CASA BERARDI Project
Vertical Longitudinal Section
Zone 113
AURIZON MINES LTD
January 24, 2005
* Holes projected along an EW
vertical longitudinal section
0
25m
Legend
U/G holes
Surface holes
(outside reserves),(below 700m)

FIG_113_MET_CHEM.cdr

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 13  - 740 Level Plan – Zone 113 Lower part

10200N
10200N
11300E
11400E
ZONE 113
10100N
10100N
4g/t AU ENVELOPE
AU GRADE
< 3g
3 – 4g
4 – 5g
5 – 10g
10 – 20g
>= 20g
10000N
10000N
11400E
11300E

MET-CHEM
MONTREAL CANADA

AURIZON

CASA BERARDI PROJECT – FEASIBILITY STUDY

ZONE 113
RESOURCE BELOW LEVEL 700
RESSOURCES SOUS LE NIVEAU 700
LEVEL 740/NIVEAU 740

DESIGNED A.GALARNEAU	DATE 05/02/16	CHECKED G.SAUCIER	DATE 05/02/16
DRAWN A.GALARNEAU	DATE 05/02/16	APPROVED L.POULIN	DATE 05/02/16
SCALE 1=1000		DEPARTMENT MINING	
CLIENT APPROVAL		ISSUED FOR CONSTRUCTION	

DESSIN MET-CHEM A4-23066-0649-GE
RÉV. A

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 14  – 13352 E Section – Zone 113 Lower part

10100mN
10200mN
4300m
4300m
LEVEL 700
NIVEAU 700
LEVEL 710
NIVEAU 710
ZONE 113
LEVEL 730
NIVEAU 730
LEVEL 750
NIVEAU 750
LEVEL 770
NIVEAU 770
4g/t AU ENVELOPE
LEVEL 790
NIVEAU 790
4200m
4200m
LEVEL 810
NIVEAU 810
AU GRADE
< 3g
3 - 4g
4 - 5g
5 - 10g
10 - 20g
>= 20g
LEVEL 830
NIVEAU 830
LEVEL 850
NIVEAU 850
LEVEL 870
NIVEAU 870
10200mN
LEVEL 890
NIVEAU 890
10100mN
4100m

MET-CHEM MONTREAL CANADA

AURIZON

CASA BERARDI PROJECT – FEASIBILITY STUDY

ZONE 113
RESOURCE BELOW LEVEL 700
RESSOURCES SOUS LE NIVEAU 700
SECTION 11352.5E

DESIGNED A.GALARNEAU	DATE 05/02/16	CHECKED G.SAUCIER	DATE 05/02/16
DRAWN A.GALARNEAU	DATE 05/02/16	APPROVED L.POULIN	DATE 05/02/16
SCALE 1=1000		DEPARTMENT MINING	
CLIENT APPROVAL		ISSUED FOR CONSTRUCTION	

DESSIN MET-CHEM A4-23066-0648-GE

RÉV. A

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

19.1.9 Lower Inter Zone

19.1.9.1 Mineralization

The Lower Inter Zone consists of quartz veins in a corridor of ductile deformation. The Zone is bounded by a unit of white to grey, vitreous, slightly mineralised low grade quartz vein and mudrock in the hanging wall and volcanic at the footwall. The mineralised vein is composed of grey to dark grey quartz and 5 to 15% graphitic mudstone. Average thickness of the economic vein range is from 4 to 50 m. Mineralized veins are more or less parallel to the schistosity.

The Lower Inter Zone is controlled by the Casa Berardi and Lower Inter Faults. The Casa Berardi Fault dips steeply to the north. The Lower Inter Fault dips 40-45 degrees to the south and joins the South Fault. The vein thickens close to the Casa Berardi Fault and the thick part of the mineralised zone resembles a sub-horizontal cylinder. The mineralised structure has an east-west strike with a dip ranging from 25 to 45 degrees.

The auriferous arsenopyrite occurs as fracture filling and dissemination in quartz veins and sedimentary wall rocks. The wall rocks are strongly altered into a sericite-chlorite carbonate assemblage. The fine grains of free gold are frequently found in quartz-carbonate veins.

19.1.9.2 Data Used

The data used for the resources estimate of the Lower Inter Zone is summarised in Table 17. Overall, the drilling totals 159 drill holes performed by Aurizon, Inco and TVX. Drill spacing is variable in the order of 12.5 to 25 m between sections and 25 to 50 m on sections, which allows reasonable confidence in the geological continuity. However, drill holes have generally been done from galleries and access located between 150 and 250 meters above the target areas, which decreases, to some extent, the precision of the data obtained.

The Lower Inter Zone has been interpreted using thirty-one (31) geological cross-sections spaced at 12.5 m which cover the deposit area from 10375 E to 10750 E. On each cross-section, 1.0 g/t Au envelopes have been drawn to delineate each of the auriferous zones. The interpretation has been done by Met-Chem geologists in close collaboration with geologists from Aurizon.

On section, auriferous zones have not been extended more than 25 meters from drill holes intersections.

Table 17  – Drill Hole Database – Zone Lower Inter

Number of Holes	159
Number of assays	13,113
Drilled Meters	37,171 meters

19.1.9.3 Solid Body Modelling

Met-Chem used the sectional geological interpretation to construct the three-dimensional solid bodies representing the boundaries of the auriferous zones. A detailed description of the procedure followed is found in Section 19.1.4.

19.1.9.4 Statistical Analysis

Statistical Analysis was performed on the drill data. Table 18 presents the assays statistics for

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

the Lower Inter Zone within auriferous envelopes. No distinction has been made between assays from Aurizon, Inco or TVX.

As can be seen, 2023 samples were contained within the boundaries of the auriferous zones having a weighted average grade of 5.23 g/t Au. These samples came from 134 different intersects having an average thickness of 18.6 meters along the hole.

Table 18  – Drill Hole Assays Statistics –Lower Inter Zone

Number of Samples Used	2023
Average Thickness of the Samples (m)	1.19
Number of Holes Intersections Used	134
Average Thickness of the Intersections along Holes (m)	18.6
Arithmetical Average (non-cut)	5.14
Arithmetical Average (cut @ 40 g/t Au)	4.64
Weighted Average (non-cut)	5.23
Weighted Average (cut @ 40 g/t Au)	4.91
Maximum Value (g/t Au)	149.00
Standard Deviation	11.08
Median (g/t Au)	1.80

19.1.9.5 Capping of High Grade Values

As can be seen in Table 19, 2.1% of the samples used in the interpolation had a value greater than 40 g/t Au. By using this value for capping the high intercepts, the overall grade was decreased by 8% which should reduce the metal content for this zone in a similar way.

Table 19  – Capping of High Grade Values – Lower Inter Zone

	Cut @ 30 g/t	Cut @ 35g/t	Cut @ 40g/t	Cut @ 45g/t	No Cut
Weighted Average	4.54	4.7	4.82	4.91	5.23
Reduction on W.A.	-13%	-10%	-8%	-6%
Number of Samples Cut	69	51	43	32
% of Samples Cut	3.40%	2.60%	2.10%	1.60%

19.1.9.6 Compositing

As can be seen in Table 20, a total of 134 holes intersects have been used to characterise and evaluate the Lower Inter Zone. Using these intersects, 2,049 composites of 1.25 meters length have been calculated using a capping of high-grade values of 40 g/t Au. These composites have been used in the grade interpolation process.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

47

Table 20  – Statistics – Drill Hole Composites – Lower Inter Zone

Number of Composites Calculated	2,049
Composites Length (m)	1.25
Number of Holes Intersections Used	134
Composites average (cut @ 40 g/t Au)	4.79
Maximum Value (g/t Au)	40.00
Standard Deviation	7.15
Median (g/t Au)	2.10

19.1.9.7 Block Modelling

A three-dimensional block model was constructed using block sizes of 2.5 m (NS) x 2.5 m (EW) by 2.5 m (elevation). This block size is considered adequate in relation to the density of information provided by the drill holes. Figure 15 and Figure 16 present typical views of the Lower Inter Zone.

19.1.9.8 Grade Interpolation

Grade interpolation was performed using inverse distance. Two (2) different search ellipsoids have been used to reflect variation in data density. For the Lower Inter Zone, the parameters used for grade interpolation are presented in Table 21.

19.1.9.9 Mineral Resources Classification

In total, using a cut-off grade of 4.0 g/t Au, the Indicated Resources of the Lower Inter Zone stands at 1,275,000 tonnes averaging 7.71 g/t Au, while the Inferred Resources total 40,000 tonnes at 6.34 g/t Au.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 21 – Grade Interpolation Parameters – Lower Inter Zone

	Indicated	Inferred
Number of Composites Used	2,049	2,049
Composites Length (m)	1.25	1.25
Block Size (m)
X	2.5	2.5
Y	2.5	2.5
Z	2.5	2.5
	30	60
Ellipsoid Size (m)
X	30	60
Y	15	15
Maximum Composite Used	16	16
Minimum Composite Used	8	2
Maximum Composite per Hole	4	0
Minimum Block Data Value	0.17	0.08
Maximum Block Data Value	34.43	18.37

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 15  Section type Lower Inter

10000mN
10050mN
10100mN
LEVEL 450m
LEVEL 500m
LEVEL 550m
LEVEL 600m
4550m
4500m
4450m
4400m
AU GRADE
< 3g
3 – 4g
4 – 5g
5 – 10g
>= 10g
1g/t AU ENVELOPE
LOWER–INTER ZONE
CASA BERARDI FAULT
10100mN
10000mN
10050mN

MET-CHEM
MONTREAL CANADA

AURIZON

CASA BERARDI PROJECT – FEASIBILITY STUDY

DESIGNED	DATE	CHECKED	DATE
A.GALARNEAU	04/10/25	G. SAUCIER	04/11/01
DRAWN	DATE	APPROVED	DATE
A.GALARNEAU	04/10/25	L.POULIN	04/11/01
SCALE 1=1000		DEPARTMENT MINING	
CLIENT APPROVAL		ISSUED FOR CONSTRUCTION	

RESOURCES
LOWER–INTER ZONE
SECTION 10480E

DESSIN MET-CHEM A4–23066–0505–GE
RÉV. B

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 16  – Level plan

10200N
10100N
10000N
10450E
10550E
10650E
10750E
CASA BERARDI FAULT/ FAILLE CASA BERARDI
LEGEND/LÉGENDE
GRADE Au/TENEUR Au
< 3 g/t
>= 3 g/t
>= 4 g/t
>= 5 g/t
>= 10 g/t
SCALE/ÉCHELLE
0 10 20 30 40 50m

MET-CHEM MONTREAL CANADA

AURIZON

CASA BERARDI PROJECT - FEASIBILITY STUDY

NO	DATE	TITLE	BY	APP
A	05/01/10	ÉMIS POUR RAPPORT D'ÉTUDE DE FAISABILITÉ ISSUED FOR FEASIBILITY STUDY REPORT	AG	FB

REVISIONS

DESIGNED F.BIRON	DATE 04/12/08	CHECKED	DATE
DRAWN A.GALARNEAU	DATE 04/12/08	APPROVED	DATE
SCALE 1=1000		DEPARTMENT MINING/MINE	
CLIENT APPROVAL		ISSUED FOR CONSTRUCTION	

LOWER-INTER ZONE
RESOURCES

LEVEL 510/NIVEAU 510

DESSIN MET-CHEM A3-23066-0588-MN REV. CUR

THIS DRAWING IS CONFIDENTIAL IN DESIGN AND DETAIL AND IS THE PROPERTY OF MET-CHEM CANADA INC.
IT MUST NOT BE USED EXCEPT IN CONNECTION WITH MET-CHEM WORK.
ALL RIGHTS OF DESIGN AND INVENTION ARE RESERVED.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

19.1.10 North West (NW) Zone

The NW Zone is of quartz vein type and is closely associated with the Casa Berardi Fault. It strikes East-West and dips steeply to the North. The NW Zone is located south of the Casa Berardi Fault. Locally, it is observed that internal structure of the tabular quartz vein is discordant with the Casa Berardi Fault. The internal structure has a moderate to low dip towards south.

The gold is essentially found in arsenopyrite and minor pyrite, which are either disseminated or fracture filled in the quartz veins, pyroclastics and minor sedimentary rocks. Some free gold is also present at places in the quartz-carbonate veins.

In addition, to be able to define a resource block, auriferous zones should have a minimum width of 3 meters along the hole, and a cut-off grade of 3 g/t Au.  In total, by using this criteria, out of the 161 holes intersects used to interpret the NW Zone, only sixty-four (64) resources blocks have been defined. A table that presents a summary of the NW Blocks is provided in Appendix F.  Based on these criteria, the resources of the NW Zone total 256,046 tonnes at an average grade of 5.56 g/t Au. The resources have been classified as Indicated Resources.

Met-Chem has reviewed this estimate and considers that it was done professionally, and gives a representative estimation of the NW Zone Resources.

19.1.11 South West (SW) Zone

The interpretation of the SW Zone was revised in 1999-2000 by Aurizon to reflect the continuity of individual lenses and the structural control of the South Fault and associated Auxiliary Fault. Closer to surface, the SW Zone consists mainly of thick layers of quartz whose fractures are filled by graphitic mudstone. As depth increases, wall rock sericitization and chloritization become more apparent. At about the 200 meter level, the two largest lenses (06-3 &07-2) coalesce together along the South Auxiliary Fault into a massive quartz lens. At lower levels, around 300 meters, mineralized zones become shorter and the quartz veins become increasingly silicified and stretched.

Five continuous lenses have been identified in the SW Zone and are included in the resources estimation. In addition, a sixth zone (lens 06-1) has been identified at about 10 meters in the hanging wall of 06-2 was identified. However, this lens is not included in the current mineral resource, as it does not conform to the parameters established in resource calculations.

The mineralization and alteration envelops are megascopically identifiable. The mineralization is quite homogeneous in the SW Zone and is of two types:

-

Disseminated arsenopyrite and pyrite filling microfractures in the mudstone and the quartz veins.

-

Arsenopyrite and pyrite disseminated in the walls and around the quartz veins.

06-2 lens:

Located roughly 50 m from the South Fault in hanging wall. It appears to be a off-shoot of the 06-3 lens and either terminates against the Auxiliary Fault or joins with the 06-3 lens. The lens has moderate to steep dip to south.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

06-3 lens:

Located next and close to other large lens (07-2) in the hanging wall. It is 10 m to 30 m wide above the 250 m level and is separated from 07-2 lens by the Auxiliary Fault. The top portion above 220 m level has partially been mined out and is in the hydrostatic pillar. Below the 250 m level, it thins out to an average width of about 3 m and dips moderately to the south.

07-1 lens:

Sandwiched between 06-3 and 07-2 and either terminates against the Auxiliary Fault or in 06-3 lens. It has a moderate dip to the south.

07-2 lens:

The second largest vein in the SW Zone and situated either close to the South Fault or between South and Auxiliary Faults. It is partially mined out between the 330 and 200 m levels. The 07-2 vein has a prominent fold at around the 300 m levels, close to the South Fault. Above the 300 m level, it is mostly confined between South and Auxiliary Faults. It generally has a moderate dip to south.

07-3 lens:

South dipping lens located immediately to south along the South Fault.

In total, by using this criteria, out of the 1117 holes intersects used to define the SW sub-zones, one hundred sixty-six (166) resources blocks have been defined. Based on this criteria, the resources of the SW Zone, the total 681,672 tonnes at an average grade of 4.85 g/t Au. The resources have been classified as Indicated Resources.

Met-Chem has reviewed this estimate and considers that it was done professionally, and gives a representative

19.1.12 Zone 111

Zone 111 is located between sections 10900 E and 11200 E and between the 175 and 400 m levels. It represents a tabular mineralized quartz vein structure coplaner with cataclastic zone of the Casa Berardi Fault.

Zone 111 is 2 to 10 m wide and essentially composed of steep north dipping white to grey quartz vein. The Casa Berardi Fault forms the hanging wall contact and altered graywacke and graphitic mudstone are at the footwall contact. The mineralization occurs in the form of disseminated pyrite and arsenopyrite in quartz vein and in silicified sediments immediately at the wall contacts of the quartz vein. The variation in gold grade is quite apparent and erratic which may be due to the presence of free gold in quartz vein.

In addition, to be able to define a resource block, auriferous zones should have a minimum width of 3 meters along the hole and a cut-off grade of 3 g/t Au. A high values upper cut-off limit of 27.11 g/t Au has also been applied.  In total, by using these criteria, fifty (50) resources blocks have been defined.  Based on these criteria, the resources of Zone 111 total 306,977 tonnes at an average grade of 5.90 g/t Au. The resources have been classified as Indicated Resources.

Met-Chem has reviewed this estimate and considers that it was done professionally, and gives a representative estimation of Zone 111 Resources.

19.1.13 INTER Zone

The Inter Zone consists of quartz veins, quartz stockwork and graphitic mudrock in a corridor of ductile deformation. It is connected to or merges into the NE Zone close to the Casa Berardi Fault. Hanging wall of

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Inter Zone is demarcated by a shallow south dipping Inter fault. The mineralized structure has an east-west strike with dips ranging from 5 to 45 degrees. The auriferous arsenopyrite and pyrite occur as fracture filling and dissemination in quartz veins, quartz stockwork, pyroclastic and sedimentary rocks.

In addition, to be able to define a resource block, auriferous zones should have a minimum width of 3 meters along the hole, and a cut-off grade of 3 g/t Au. The upper cut-off limit has been fixed at 18.66 g/t Au.  Based on this criteria, the resources of the Inter Zone total 123,878 tonnes at an average grade of 4.43 g/t Au. The resources have been classified as Indicated Resources.

Met-Chem has reviewed this estimate and considers that it was done professionally, and gives a representative estimation of the Inter Zone Resources.

19.1.14 Zones 117-123

The most recent resources estimation for these zones has been performed by SRK Consulting Group in June 2003 and the findings are presented in a report entitled "Resource Estimation zones 117-123, Casa Berardi Project, Québec". As this report has been prepared independently by a competent person in compliance with National Instrument 43-101 guidelines, the present section of this Report will only summarise the conclusions of SRK report. Readers should refer to the SRK report for detailed information.

The mineralised zones 117-123 are constituted of ten (10) auriferous zones (117-N, 118, 118-SK, 118-S, 119-D, 119-SK, 120-D, 120-S, 123 and Sulph-D) located either north or south of the Casa Berardi Fault between the sections 11600 E and 12400 E and levels 400 and 1100 m. Gold is associated with sulphide (pyrrhotite, pyrite, arsenopyrite, and rare chalcopyrite or other copper sulphide) and visible gold is rare.

The resources have been estimated by SRK using a 3-D Block Model. The following parameters have been applied:

-

Specific Gravity 2.74 t/m3 (except Sulph-D at 3.00 t/m3);

-

Capping of high-grade values: No;

-

Blocks size: 10 m (along strike) x 10 m (down dip) x 2.5 m (across strike).

Using these parameters, SRK resources estimation totals 1,703,500 tonnes at an average grade of 6.1 g/t Au. These resources have been classified as Inferred.

19.1.15 Zone 104

Zone 104 is located between sections 10250 E and 10500 E and below 500 m level, just below the Lower Inter Zone. Zone 104 was identified during the course of underground exploration drilling for the Lower Inter Zone. It seems to be a down dip extension of the Lower Inter Zone along the Casa Berardi Fault.

Zone 104 strikes east-west and has a steep dip to the north. It consists of mineralized quartz vein and quartz stockwork and is bounded by the Casa Berardi Fault at the hanging wall. The footwall of Zone 104 is comprised of graphitic mudstone and fine to medium grained graywacke. The disseminated sulphides consist of arsenopyrite, pyrite and trace amounts of sphalerite and galena.

The resources estimation has been done by Aurizon's geologists using cross sections and longitudinal sections. The geological interpretation of the Zone 104 envelope has been done on 1:500 scale vertical sections space at 25 meter intervals.  In addition, to be able to define a resource block, the auriferous zone should have a minimum horizontal width of 2.5 meters along the hole and a cut-off grade of 3 g/t Au. An upper cut-off limit

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

of 31 g/t Au has also been applied. Based on these criteria, the resources of Zone 104 total 115,135 tonnes at an average grade of 6.62 g/t Au. The resources have been classified as Inferred Resources.

Met-Chem has reviewed this estimate and considers that it was done professionally, and gives a representative estimation of Zone 104 Resources.

19.1.16 Zone 109

Zone 109 is located between the sections 10800 E and 11000 E and between 600 and 450 m levels. It was identified during the course of geological interpretations. The zone is directly below Zone 111 and appears to be similar in the geometry with the Lower Inter without any fault control at the hanging wall contact.

Zone 109 strikes east-west and dips 60-65 degrees to the south. It is essentially a quartz vein type structure with 15 to 30% graphitic mudstone as stringers and thin bands. It splays off to south from the Casa Berardi Fault around the 450 m level. The mineralization consists of 3-5% disseminated arsenopyrite and pyrite.

The resources estimation has been done by Aurizon's geologists using cross sections and longitudinal sections. The geological interpretation of the Zone 109 envelope has been done on 1:500 scale vertical sections space at 12.5 meters intervals.

In addition, to be able to define a resource block, the auriferous zone should have a minimum horizontal width of 2.5 meters along the hole and a cut-off grade of 3 g/t Au. An upper cut-off limit of 44.35 g/t Au has also been applied. In total, by using these criteria, three (3) resources blocks have been defined.  Based on these criteria, the resources of Zone 109 total 124,739 tonnes at an average grade of 9.11 g/t Au. The resources have been classified as Inferred Resources.

Met-Chem has reviewed this estimate and considers that it was done professionally, and gives a representative estimation of Zone 109 Resources.

19.1.17 Principal Mine

The Principal Mine area is located between the West and the East Mines from Section 12000 E to 12900 E.

The mineralized structure of the Principal Mine is an overturned, east striking, south dipping anticline. The Casa Berardi Fault strikes E-W to the west of the 12500 E section and NW-SE to the east of the section and dips steeply to the north.

Nine mineralised zones were identified in the Principal Mine. Zones 25-3 and 25-4 are in highly deformed and altered tholeiitic basalt to the north of the Casa Berardi Fault. Zones 25-8 and 27-1 are associated with the north contact of the tholeiitic basalt and sedimentary rocks. Zones 24-1 and 24-2 are located to the south of the Casa Berardi Fault and most part are oriented E-W. Zones 22-6, 26-5 and 26-6 have limited extension and are located south of Zone 25-8. The gold mineralization is essentially associated with fine grain pyrite and arsenopyrite in quartz veins, quartz stockworks, altered sedimentary and volcanic rocks, chert and Iron Formation including Magnetite Iron Formation.

The geological interpretation and correlation of zones have been carried out by Aurizon's geologists on 1:500 scale cross sections, which are at 25 m intervals. The lenses were projected on the level plans at 25 m intervals from 4,925 m elevation to 4,675 m elevation, to verify their continuity and to check the interpretations. A vertical longitudinal section has been produced for each zone. The area calculation of the mineralised blocks has been done on the vertical sections. Blocks on cross sections were delimited by dividing the influence of a

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

diamond drill hole mid way between two holes.

The resource of the Principal Mine has been divided into two parts:

-

The upper part constitutes Surface Pillar and includes mineralised blocks below the overburden profile down to a vertical depth of 100 m;

-

The remaining blocks below the Surface Pillar constitute regular resources, which would be considered for mining and exploration;

A minimum width of 3 m along the diamond drill hole has been used to calculate average grade of the mineralised intersection. A minimum horizontal width of 2 m was used in the average grade calculations of the chip and test holes samples from the drift. The upper limit of cut-off grade for each zone was calculated separately. The calculation was done statistically and a grade corresponding to the mean plus twice standard deviation was taken as the upper limit.

By using these criteria, a total of 254 resources blocks have been defined by Aurizon's geologists for the various zones of the Principal Mine. Based on this criteria, the resources of the various zones of the Principal Mine totals 654,805 tonnes at 6.23 g/t Au in the Indicated Category and 2,962,500 tonnes at 6.4 g/t Au in the Inferred Category.

Met-Chem has reviewed this estimate and considers that it was done professionally, and gives a representative estimation of the various zones of the Principal Mine.

19.1.18 North & South Crown Pillars – East Mine

The East Mine is situated between the 14750 E and 15220 E sections. Most of the ore from 65 to 550 m levels has been mined out. However, two main mineralized veins, North and South close to the Casa Berardi Fault, are still open at depth and are not mined above the 65 m level. In the past, Aurizon conducted a definition drilling program oriented to evaluate the mineral resource potential of the North and South veins between the bed rock and 150 m level. The program was aimed at defining enough resource so that an open pit and glory hole mining scenario might be studied.

Mineralized corridor located south of the Casa Berardi Fault hosted in mixed volcanic - sedimentary rocks. The quartz veins are generally sub-vertical except in upper levels (150 m level and up) where it flattens at 45-to 50 degrees to the north. The North Zone is located very close of the Casa Berardi Fault and is sub-vertical to steeply dipping. The South Zone is a splay from the North Zone to the south, is sub-vertical at lower levels, and dips 35-40 degrees to the north at upper levels. The two veins locally split apart to generate up to four sub-zones.

The resources estimation has been done by Aurizon's geologists using cross sections and longitudinal sections. The geological interpretation of the North & South Crown Pillars Zone envelope has been done on 1:250 scale cross sections, spaced at 20 meter intervals.

In addition, to be able to define a resource block, the auriferous zone should have a minimum horizontal width of 3.0 meters along the hole and a cut-off grade of 3 g/t Au. An upper cut-off limit of 30 g/t Au has also been applied.  In total, by using this criteria, fifty-two (52) resources blocks have been defined for the North Crown Pillar and thirty-eight (38) for the South Crown Pillar.  Based on this criteria, the resources of the North Crown Pillars total 222,416 tonnes at an average grade of 6.24 g/t Au and the South Crown Pillars total 233,793 tonnes at an average grade of 6.70 g/t Au. The resources have been classified as Indicated Resources.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Met-Chem has reviewed this estimate and considers that it was done professionally, and gives a representative estimation of the North & South Crown Pillars zones Resources.

19.1.19 East Mine (below level 650)

The East Mine deposit is located between sections 14750 E and 15150 E. The geological sequence is from South to North; conglomerate, volcanic and pyroclastic rocks (ash-, lapilli– and block-tuffs), sediments (siltstone and mudstone) and the Casa Berardi Fault. North of the fault, there are mostly tuffs and sediments.  Most of the mineralization is found primarily in a quartz vein located right against the Casa Berardi Fault and called the Main Zone (or North Zone).

The majority of the tonnage extracted by TVX from the East Mine has been extracted from that zone. That zone has been renamed the North Zone by Aurizon, and the estimation of the North Zone Crown Pillar is related to that zone. In addition, there are also other zones which are either inaccessible or sub-economical. These zones are:

-

The South Orebody (South Zone) is found above the 275 meter level and is made of north dipping quartz veins, which are effectively branches off the main vein dipping away from the Mine Fault;

-

The North Orebody consists of a few quartz vein intercepts north of the Mine Fault in different areas of the mine and showing little continuity;

-

The 146 Orebody is made of several thin layers of sillicified and mineralized tuffs with little continuity. It is located south of the fault between the 300 and 400 levels and from section 14680 E to 14720 E.

No new resources estimation has been done on the East Mine since 1996 when TVX Gold released its last Mineral Reserve Inventory. The resources estimation number of 192,790 tonnes at 10.10 g/t Au presented by Aurizon in their Feasibility Study (March 2000) only accounts for a portion of the Main Orebody (North Zone) below level 650.

For the current resources estimation, Met-Chem only reproduced the number presented by Aurizon in 2000. Met-Chem did not review or validated this number. However, it represents only 20% of the resources estimated by TVX on the East Mine. The number is shown as Inferred Resources.

19.1.20 Zone 160E– East Mine

Zone 160E is located about 400 meters to the North East of the East Mine shaft between section 15700 E and 16500 E. The gold mineralization is disseminated and associated with pyrite, arsenopyrite and fuschite. The vein is sometime associated with quartz vein or quartz stockwork near a volcanic-sedimentary contact. Zone 160E extends from surface to level 300 m. On some sections, Zone 160E has been interpreted as a fold, on other as several sub-zones.

The resources estimation has been done by TVX's geologists using cross sections and longitudinal sections. The geological interpretation of the Zone 160E envelopes has been done on cross section spaced at 50 meter intervals. In addition, to be able to define a resource block, the auriferous zone should have a minimum horizontal width of 2.0 horizontal and a cut-off grade of 4.31 g/t Au. An upper cut-off limit of 31.0 g/t Au has also been applied. The crown pillar extends 100 meters below the overburden. In total, by using this criteria, thirty-seven (37) resources blocks have been defined. Based on this criteria, the resources of Zone 160E has been evaluated by TVX at 242,804 tonnes at an average grade of 5.44 g/t Au. The resources have been

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

classified as Inferred Resources.

Met-Chem has reviewed this estimate and considers that it was done professionally, and gives a representative estimation of the Zone 160E Resources.

19.1.21 Cherty Zone – East Mine

The Cherty Zone is located about 30 meters to the North of the Casa Berardi Fault between section 15650 E and 15950 E. The gold mineralization is disseminated and associated with pyrite, arsenopyrite, but in some cases, up to 20% pyrite has been reported. Locally, the vein is associated quartz vein or quartz stockwork near a volcanic-sedimentary contact. The Cherty Zone extends from the surface to level 150 m. The veins are narrow, and within the envelope which defined the mineralization, the grade is relatively inconsistent.

The resources estimation has been done by TVX's geologists using cross section and longitudinal sections. The geological interpretation of the Cherty Zone envelopes has been done on cross section spaced at 50 meters intervals. In addition, to be able to define a resource block, the auriferous zone should have a minimum horizontal width of 2.0 horizontal and a cut-off grade of 4.31 g/t Au. An upper cut-off limit of 31.0 g/t Au has also been applied. The crown pillar extends 100 meters below the overburden. In total, by using this criteria, fourteen (14) resources blocks have been defined. Based on this criteria, the resources of the Cherty Zone have been evaluated by TVX at 225,448 tonnes at an average grade of 6.844 g/t Au. The resources have been classified as Inferred Resources.

Met-Chem has reviewed this estimate and considers that it was done professionally, and gives a representative estimation of the Cherty Zone Resources.

19.1.22 Mineral Resources Summary

The resources estimated for the various zones of the Mine total 3,230,292 tonnes at 7.79 g/t Au for the Indicated Category and 5,609,272 tonnes at 6.51 g/t Au in the Inferred Category.

19.2 Mineral Reserve Estimate

19.2.1 Introduction

The mineral reserve estimation of the West Mine area was made on the available mineral resources that had the best potential for economic exploitation considering their tonnage, grade, and proximity to existing underground workings. This mineral reserve estimation is a result of Met-Chem having completed a Feasibility Study on the West Mine in January 2005.

The recently defined Zone 113 is the major component of the reserves, followed by Lower Inter Zone located some 500 m west of Zone 113 as shown in Figure 17. These are complemented by zones with lower tonnages and grades, namely Zone 111, the NW, and SW zones.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 17  – Ore Reserves – Zones Limits

10400
10600
10800
11000
11200
11400
4800
4600
4400
4200
MAIN RAMP
SHAFT
NORTH WEST ZONE
SOUTH WEST ZONE
ZONE 111
LEVEL 280
LOWER-INTER ZONE
LEVEL 550
ZONE 113

MET-CHEM
MONTREAL CANADA

AURIZON

CASA BERARDI PROJECT – FEASIBILITY STUDY

WEST MINE
ORE RESERVES – ZONES LIMITS

DESIGNED A.GALARNEAU	DATE 04/12/23	CHECKED L.POULIN	DATE 05/02/16
DRAWN A.GALARNEAU	DATE 04/12/23	APPROVED L.POULIN	DATE 05/02/16
SCALE NTS		DEPARTMENT MINING	
CLIENT APPROVAL		ISSUED FOR CONSTRUCTION	

DESSIN MET-CHEM

RÉV.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

19.2.2 Reserve Models

The Mineral reserves for Zone 113 and the Lower Inter Zone were calculated for tonnage inside stope outlines designed by Met-Chem and reviewed by Aurizon. Tonnage and grades were derived from the 3D Block models constructed for each zone. For Zone 111, and the NW and SW Zones, existing mineral resource and reserve estimates were audited by Met-Chem and used for calculations.

19.2.3 Methodology for Reserve Estimation

The reserve calculations for Zone 113 and Lower Inter Zone were done on the basis of their respective 3D Block models.

The reserves for Zone 111, and for NW and SW Zones were calculated from previously published reserves and mine plans prepared by Aurizon. Met-Chem audited these reserves and retained only the areas above the cut-off grade.

19.2.4 Cut-off Grade Determination

The cut-off grade used for the calculation of the mineral reserves was determined using the following assumptions:

•

Gold price: $381 US/oz;

•

Exchange rate: $1.31 CAD/$US;

•

Mill Recovery: 92% (expected);

•

Mining costs: $40/t (estimated costs);

•

Mill & other costs: $10/t (estimated costs);

•

Mining dilution: 15% (estimated).

The resulting cut-off grade was calculated as shown below:

•

Gold price (in $ Canadian): $381 US/oz X $1.31 CAD/$US = $500 CAD/oz

•

Revenue per unit gold: $500 ÷ 31.10348 = $ 16.08 / 8 X 0.92 = $14.79/g

•

Total operating costs: $40/t + $10/t = $50/t

➢

.Cut-off grade (no dilution) = Operating costs ÷ revenue = $50/t / $14.79/g = 3.4 g/t Au

➢

.Cut-off grade (with dilution) = Operating costs X dilution ÷ revenue = 3.4 * 1.15 = 3.9 g/t Au

A cut-off of 4g/t Au was therefore selected for use in the calculations of the mineral reserves.

19.2.5 Dilution

Dilution was incorporated in the mineral reserve calculations based on the expected limitations of the selected mining methods to follow precisely the orebody contours (stope placement and geometry)

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

and to internal waste inside the orebody (resources below the cut-off grade) that cannot be selectively left in place when mining.

Stope dilution was calculated with the actual grade of the waste blocks (external waste outside of the ore body or internal waste below cut-off resources or inferred resources) calculated during the 3D Block model grade interpolations.

For Zone 113, the external stope dilution (waste outside of orebody limits) was calculated at 25% with a grade of 1.0 g/t Au.

For the Lower Inter Zone, the overall stope dilution was calculated from the block model at 19% with a grade of 1.22 g/t Au.

For Zone 111, and the NW and SW Zones, the stope dilution (internal and external) was assessed by Aurizon at 20% with an average grade of 0.86 g/t Au and also used for reserve calculations in this Report.

19.2.6 Mineral Reserve Classification

The mineral reserve classification is based on the transfer of measured resources category to proven reserves category and of indicated resources to probable reserve. Inferred resources are not used in the reserve estimation.  In this Report, mineral resources of the highest confidence are classified as indicated category.  Therefore, only the economically mineable part of this category of resources were converted to reserves and classified in the probable reserves category as dictated by CIM Standards on Mineral Resources and Reserves Definitions and Guidelines.

19.2.7 Mineral Reserve Summary

The total mineral reserves for the West Mine considered in this study amount to a total of 4,355,100 tonnes at an average grade of 6.20 g/t.  A summary of the reserves and resources remaining after conversion of indicated resources to probable reserves is provided in Table 22.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 22 - Mineral Reserve and Resources Summary - February 2005

Mineral Reserves			Mineral Resources					
	Probable			Indicated			Inferred		
	Tonnes	Grade gr/t	Ounces	Tonnes	Grade gr/t	Ounces	Tonnes	Grade gr/t	Ounces
West zone									
113 Upper Part	1 958 779	6.80	428 267	383 980	5.39	66 545			
113 Lower Part				838 000	13.70	369 135	2 450	16.80	1 323
Lower Inter	1 461 154	6.16	289 399	299 035	6.06	58 266	39 906	6.34	8 135
111	292 691	5.36	50 442	11 400	6.27	2 298			
Nord West	213 777	5.64	38 767	64 343	3.74	7 737			
South West	339 636	4.56	49 796	398 642	4.53	58 063			
113 Low grade - Dev.	15 970	3.88	1 992						
LI Low grade - Dev.	73 070	3.88	9 116			-			
Inter			-	123 878	4.43	17 645			
104			-			-	115 135	6.62	24 507
109			-			-	124 739	9.11	36 538
117-123			-			-	1 703 500	6.10	334 112
Principal zone			-	654 805	6.23	131 166	2 962 500	6.46	615 334
Total West	**4 355 077**	**6.20**	**867 779**	**2 774 083**	**7.97**	**710 855**	**4 948 230**	**6.41**	**1 019 949**
East zone									
North Crown Pillar				222 416	7.19	51 418			
South Crown Pillar				233 793	6.24	46 907			
East (-500M)							192 790	10.10	62 610
Cherty							225 448	6.80	49 294
160							242 804	5.40	42 159
Total East	**-**		**-**	**456 209**	**6.70**	**98 325**	**661 042**	**7.25**	**154 063**
Grand Total	**4 355 077**	**6.20**	**867 779**	**3 230 292**	**7.79**	**809 180**	**5 609 272**	**6.51**	**1 174 012**

*Figures shown under the mineral resources category above are those mineral resources that have not been converted into mineral reserves.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

20 Other Relevant Data and Information -

Refer to section 25 regarding Feasibility Study, Met-Chem, January 2005

Refer to section 26 regarding Scoping Study on Lower Part of Zone 113, January 28, 2005.

21 Conclusions

21.1 Conclusion – West Mine Feasibility

The following paragraphs highlight the main observations that can be drawn from the technical and economic analysis of the Casa Berardi West Mine Project.

21.1.1 Mineral Reserves

A total of 4.4 million tonnes averaging 6.2 g/t Au of mineral reserves of the probable category have been estimated at the West Mine. These reserves, of which ore from Zone 113 Upper part (above the 700 m level) is the major component, provide a mine life of 5.5 years at a mining rate of 2,400 tonnes per day . As observed in subsequent paragraphs, the estimated reserves are sufficient to support the implementation of the Project.

21.1.2 Underground Mining

Mining will be by transverse and longitudinal long holes stoping methods using cemented rockfill. The planned underground development and infrastructure, the mine production planning as well as the mining method selected support the target mining capacity of 2,400 tonnes per day . Ore hoisting by shaft will help maintain the production level and assist in providing consistent mill feed volume. A bulkhead arrangement at shaft bottom will allow shaft deepening, if required, without interrupting production.

Ground stability of the mine has been addressed through the use of rock mechanics engineering in the design and planning of the operation. Permanent infrastructure will be located north of the Casa Berardi Fault within competent massive volcanic rock. To prevent water infiltration, intersections of the Casa Berardi Fault system in underground excavations will be shotcreted.

Other provisions include wall reinforcement (cemented cable) near major faults, water drainage control, planning of mining sequence to minimise in situ generated stress and adequate backfilling sequence to avoid delays in filling mined out stopes.

21.1.3 Ore Processing

Design capacity was initially established at 2,600 tonnes per day . The metallurgical laboratory testwork program planning and execution was based on the existing mill equipment as well as on additional requirements necessary to reach the new design capacity and improved gold recoveries with the new ore reserves. The operating average mill feed capacity was subsequently established at 2,400 tonnes per day  to match the underground production capacity.

The revised process flowsheet supports the new design capacity and the anticipated gold recoveries averaging 93% for an average mill feed of 2,400 tonnes per day over the life of the mine. The addition in the gravity circuit of a second Knelson concentrator and of a reactor for intensive cyanidation of the gravity concentrate are the most significant modifications to the mill circuit. Combined with the availability of ore with better liberated gold, it is expected to help improve overall gold recovery from the historical 87% to an average of 93%.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

21.1.4 Capital Costs

The capital costs of the Project estimated at a total of $84.1 Million have been derived from the technical requirements of the Project and are based on estimates of quantities and on quotations of a Feasibility Study level or better. Direct costs total estimated at $66.3 Million of which over 83% are for the underground infrastructures and development. Indirect costs include a contingency of 10% on direct costs.

21.1.5 Operating Costs

The total operating cost, including mining, milling, administration & others and site restoration, averages $54.31 per tonne milled or $293 per ounce of gold produced over the life of the mine.

The mine operating costs are based on the mining rate and on the requirements of the mining method selected including labour and material. Milling operating costs are based on the milling rate and on the labour, material and consumables required for ore processing. Administration & other costs were derived essentially from existing and previous costs at the Casa Berardi operation.

21.1.6 Financial Analysis

The financial analysis indicates an Internal Rate of Return (IRR) of 17.14% and a Net Present Value (NPV) of $21.3 Million at a discount rate of 8.75%. The estimated payback period is 3.5 years from the start of production or 5.0 years including the 18-month pre-production phase.

Under the parameters summarized above, the Casa Berardi West Mine Project is technically feasible and economically viable.

21.2 Conclusion – Zone 113 Lower part

A new mineral resource estimate based on the drill information below the 700 m level of Zone 113 was received after the completion of the positive Feasibility Study of the West Mine area of the Casa Berardi Project.  Indicated Mineral Resources are estimated at 838,000 tonnes at 13.70 grams of gold per tonne or 368,000 ounces of gold.

An Internal Scoping Study was completed which outlined a mining plan that incorporated both the initial start up plan presented by the Feasibility Study together with a preliminary mining plan for the higher grade Indicated Mineral Resources of Zone 113 Lower Part (below 700 metres).  The Scoping Study used only 80% of the delimited ounces in Indicated resources categories below 700 m level.

The expected production increases to 5.16 million tonnes averaging 7.0 g/t Au, or 1,080,200 recoverable ounces of gold, sufficient to increase the mine life by 1 year to 6.5 years.  However, it would not be sufficient to increase the production rate above 2,400 tonnes per day.

The high grade Indicated Mineral Resources could be blended with the reserves located above level 700 metre.  The average mill head grade would then increase and stabilize to 7.0 g/t Au.  Annual production would increase to 180,000 ounces of gold.

The start up of the operation will be based on the same approach as that presented in the Feasibility Study.  The pre production capital cost of the project remains estimated at $84.1 million within an 18 months period.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

The shaft deepening project to access the high grade resources will start 2 months after the start up of the commercial production.  The shaft deepening project capital cost is estimated at $31.6 million within an additional 21 months period.

The financial analysis indicates an Internal Rate of Return (IRR) of 22.2%.

22 Recommendations

As the Scoping Study has demonstrated than it will be economical to deepen the shaft to produce the resource below 700 m level and this production could have a significant positive impact on the rate of return of the global project, it is recommended that an Updated Feasibility Study be completed in order to determine the economic parameters, the best timing and the ultimate depth of the shaft for the shaft deepening project.

The updated Feasibility Study should consider commencing the second hoist installation earlier and should optimize the lateral development required to access the new gold resources.  The timeline could then be reduced significantly.

It is also recommended that the underground drilling program be extended to test the continuity of previously identified Zones 109, 111,115 and 117 to 123, in order to convert the inferred mineral resources, contained therein, to indicated mineral resources and define some new resources.

This drilling program is already included in the 2005 budget for the Casa Berardi Mine, which include 47,400 metres of drilling at an estimated cost of $5 million.

23 References

•

Aurizon, FEASIBILITY STUDY – Casa Berardi Project, Tessier P., internal report, March 15, 2000

•

Aurizon Mines Ltd., "Feasibility Study, Casa Berardi Project - Appendices", March 2000.

•

Aurizon Mines Ltd., "Mines Casa Berardi, Caractérisation du Massif Rocheux", internal report, mai 2004.

•

Aurizon Mines Ltd. "Aurizon, Report on Mineral Resources, Casa Berardi Project, East and West Mines", (Fournier, G. and Hasan, M.), October 1999.

•

Aurizon Mines Ltd, "Report on Ore Reserves and Mineral Resources After Rotation (Survey 2000), Casa Berardi Project, West Mine", (Fournier, G. and Hasan, M.), June 2000.

•

Canadian Nickel Company Ltd., "Casa Berardi, Quebec Gold Property", February 1986.

•

Casa Berardi Project, Feasibility Study, by Met-Chem Canada Inc, January, 2005. (signed by Lionel Poulin Eng., François Biron Eng. And all, February, 22 2005).

•

Casa Berardi Project, Zone 113 Lower Part, Resources Estimation, by Met-Chem Canada Inc, February 2005. (signed by Lionel Poulin Eng. And Guy Saucier Eng. And all, February, 24 2005).

•

Casa Berardi Scoping Study, Impact on the Production Plan to Mine the Resources of Zone 113 Under 700 m Level, by Ghislain Fournier, P. Eng., , January 28, 2005

•

Deseau-Soprin inc, Audit des ressources du projet Casa Berardi, Chénard L, November 8, 1999.

•

Gestion des claims 2004-2006, Gescad inc, October 2004

•

"Mines Casa Berardi - Mineral Reserves Inventory", TVX Gold, December 1996.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

24 Glossary

Table 23 - List of Abbreviations

Au	- Gold	Carbon in Leach	- CIL
Cubic meter	- m3	Cubic meter per hour	- m3/h
Grams	- g	Grams / metric tonnes	- g/t
Hectares	- Ha	Kilometres	- km
Metres	- m	Metric tonnes	- TM or t
Million	- M	Million of cubic meter	- Mm3
Ounce (31.1034 g)	- Oz	Specific gravity	- s.g.
Square meter	- M2	Tonnes per day	- tpd

25 Additional Requirements - Technical Reports on Development Properties

25.1 Underground Mining Operations – West Mine

25.1.1 Introduction

The Casa Berardi underground mine was operated from 1988 to 1997 and was produced a total of 3.5 Mt of ore during that period. The mine was developed to a depth of 450 meters by decline ramp to an ultimate economical limit for trucking the ore to surface for this particular underground gold deposit.

The design of the new underground mine takes into account the development program done by Aurizon in years 2003 and 2004 and proposes a mining approach to mine probable reserves of 4.3 Mt at an average grade of 6.2 g/t from five (5) different zones (Zones 113 above the 700 m level, Lower Inter, 111, South West and North West). To get access to those reserves, a vertical shaft is required to be successful in achieving the daily mine production objective of 2,400 tonnes.

25.1.2 Rock Mechanics

At Casa Berardi, the rock mechanic assessment has to be an important aspect of the mining design approach considering the pillar collapse incidents experienced by the previous operators in similar type of ground. With the contribution of Aurizon's engineers and specialist, Met-Chem's engineers and Wardrop's specialist established a rigorous mining approach to arrive at a safe and productive mining method for exploitation of the new mineralized zones.

The following guiding principles were established for the mine design approach:

•

Main infrastructure should be located in the best ground conditions, to the north of the Casa Berardi fault;

•

Each fault intersection should be reinforced by a shotcrete layer and cemented cable;

•

Drainage control should be exercised to avoid water infiltration in major faults;

•

The mining sequence should be developed in such a way as to minimise mining induced stress in the rock mass;

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

•

The backfill sequence should closely follow the stope production sequence in order to prevent long term stability problems.

The stope dimensions were analysed with Mathew/Potvin stability analysis to get the ultimate longhole stope design. This method evaluates a the stability of open stopes through a number of factors such as the rock mass competence, mining induced stress, the effect of gravity, the dimension and geometry of openings and, orientation of prominent geological structures. Results of the stability analysis indicate that a longhole stope of dimension 20 meters high, 15 meters wide and 10 meters long is the optimum dimension in an 80° dipping orebody for Zone 113 and Lower Inter Zone. The stopes designed with those dimensions will be stable on a long term basis and associated development workings will require normal ground support.

The backfill method selected is the cemented rockfill method using the waste material produced by the mine development mixed with cement slurry. The cemented rockfill nominal strength capacity exceeds the in-situ strength requirements.

25.1.3 Underground Development and Mining Methods

25.1.3.1 Underground Development

A period of 18 months is required for the construction of the mine infrastructure, the lateral underground development and the stope preparation before commencement of commercial production, including the preparation of a three-month supply of ore ready to be blasted. It is assumed that mining contractors will do the development work during this period...

The Casa Berardi mine will be developed by two accesses from surface. The first one is from the existing West Mine ramp extended from the 570 m level to the 690 m level. The second one is from a new vertical 810 m deep shaft located near the centre of gravity of Zone 113 to hoist the ore mined in Zone 113 and Lower Inter Zone and the waste generated by the development of these zones.

A summary of the pre-production development work is as follows:

•

Shaft sinking of a 810 m deep, 5.5 m diameter shaft near Zone 113;

•

Complete ore/waste pass system for Zone 113 and Lower Inter Zone;

•

Ramp development to the lowest producing levels for Zone 113 and Lower Inter Zone;

•

Complete ventilation system (raises, drifts) for Zone 113 and Lower Inter Zone;

•

Complete dumping station for Lower Inter ore at Zone 113;

•

Complete loading system for Zone 113 shaft;

•

Level development in Zone 113 for 3 month supply of ore;

•

All required underground infrastructure and services for full production rate, including wastewater pumping system, electrical distribution, rockfill distribution, safety refuge and lunchrooms.

The pre-production development period is planned to sustain a production rate of 1,800 tonnes per day for the first 6 months of production. It is understood that the development and stope preparation will continue to maintain the production sequence and raise the production output to 2,400 tonnes per day after the first 6 months of operation.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

25.1.3.2 Mining Methods

Two major mining methods have been selected for Casa Berardi: Transverse and Longitudinal long hole stoping methods with cemented rockfill in primary stopes.

These two methods were selected for their flexibility and relative low costs in light of the geometry of each production zone: mineralized widths from 2 to 50 meters and proximity to major faults. For both methods, cemented rockfill will be placed shortly after a stope is mined-out to ensure stable ground for surrounding excavation and limited dilution. The primary stopes are mined in a first stage and the secondary stopes are mined only when the primary stopes are filled with cemented rockfill. Ground control measures such as cable bolting and shotcrete will be applied at Casa Berardi to ensure a continuous and a safe production cycle by limiting dilution and overbreak in the vicinity of the main faults.

This mining method allows flexibility in the operation to reach the production target, because several stopes can be in production at the same time on the same level and three can be in production in the same time.

25.1.4 Mine Planning

The mineable reserves will be mined from five (5) different zones with Zone 113 (above the 700 m level) and Lower Inter Zone being predominant and NW and SW and 111 zones supplying the balance of the ore. The production spans a 5½ year period at a rate of 828,000 tonnes per year. Table 24 shows the annual production tonnage and grade for the mine life.

The spatial distribution and location of each zone allows the development and the mining to be carried out on an independent basis. The rate of production is established at 1,800 tonnes per day for the first 6 months of production and at 2,400 tonnes per day for the following years. The mine planning is based mainly on the mining of Zone 113 at the beginning of production in second half of Year 1 complemented by the North West Zone. In Year 2, the Lower Inter Zone will be brought into production as the second main source of ore to increase the production rate to 2,400 tonnes per day. In Year 3, Zone 113, Lower Inter and North West Zones will be into production at the same time. In Year 4, the North West Zone will be mined out and replaced by production from the South West Zone. In Year 5, the decreased production rates from Zone 113 and Lower Inter Zone will be compensated by the introduction of Zone 111. Year 6 will be the last year of production of the identified reserves.

The potential of mining below the 700 m level in Zone 113 is highly probable based on preliminary results the resources evaluation of the lower part of Zone 113 currently under progress. The results of this evaluation could extend the production mine life beyond Year 6 of the present mine planning.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 24 – Ore Production Summary (Development and Production)

25.1.5 Infrastructure, Services and Equipment

25.1.5.1 Shaft and Related Infrastructure

The ore zone depth and the amount of reserves are the factors to consider to justify the sinking a vertical mine shaft to get access to the reserves. This major mine infrastructure will contribute to achieve the production rate on a steady basis by hoisting at low cost the ore and waste from the mine to the surface. The new underground shaft located at the West Mine area on section 11400E is dedicated mainly for hoisting ore mined in Zone 113 and Lower Inter Zone and the waste generated by the development in those zones. The shaft will be sunk to a depth of 810 meters.

The shaft infrastructure will have a hoisting capacity of 300 tonnes per hour. To achieve this production rate, a 54 meter steel headframe will be erected on top of the shaft collar with an ore bin of 1,200 tonnes and a waste bin of 370 tonnes storage capacity. The erection of the headframe with ore/waste bins facilities will be installed during the pre-production period.

As of January 2005, the actual shaft construction status is ready to initiate the sinking by a mining contractor. The concrete collar is completed and all foundations for the headframe, the shaft house, the ore and waste bins, the hoist and hoist building are completed in surface. The first 550 meters of the shaft will be excavated by slashing to the final dimensions following the excavation of a pilot raise in 2004 from the 550 m level to the bottom of the shaft collar. The shaft portion from 550 m to 810 m will be sunk at full size dimension with a conventional sinking method. At the bottom of the shaft, a bulkhead will be installed to allow a future shaft deepening without having production interruption above the 700 m level.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

A new production mine hoist will be installed to complete the new shaft infrastructure in a new hoist building. The hoist capacity is large enough to meet the production requirement for ore and waste loaded at the 720 m level. The production mine hoist will be installed to proceed with the shaft sinking during the pre-production period. After the deepening of the shaft completed, production cables will replace the sinking cable and the cage/skip system will be installed for the mine development and production.

The production hoist is designed to provide services at depths below that considered in the January 2005 Feasibility Study.  No major costs will be needed to modify the hoist to operate at deeper levels. At this stage, no service hoist is planned for the actual rate of production above the 700 metre level, but the surface infrastructure design will allow for the installation of such a hoist if required in a subsequent development phase.

25.1.5.2 Services

The main underground services are the ventilation network system, the dewatering and pumping system, the ore and waste pass system and loading facilities, the cemented backfill distribution system, and the electrical distribution system.

The ventilation network is designed to supply 650,000 cubic feet per minute (cfm) of fresh air from two main accesses for the development and production of all zones. The network is based on the existing West Mine ventilation raise and equipment to feed 300,000 cfm and on the addition of new fans on top of the West Mine portal to push an additional 350,000 cfm through the West Mine existing ramp. This ramp will be extended in Zone 113 down to the 690 m level. The majority of the dirty air will be exhausted by the new mine shaft and a small amount by the East Mine shaft.

The mine dewatering is divided in two sectors. Water above the 280 m level will be pumped to the East Mine shaft through the existing pumping system. The mine water will be discharged from the East shaft to the actual tailings pond basin. Water below the 280 m level will be drained by gravity via a borehole system to the lower level of each zone from where it will be pumped to the settling cone on the 690 m level in Zone 113. At the bottom of the cone on the 720 m level, two GEHO pumps will pump the water and the sludge to the surface directly to a new settling reservoir at the East Mine via a new 4.5 km pipeline.

The ore and waste pass system is developed in each zone to collect the ore and waste on the 690 m level in Zone 113. The Lower Inter Zone system will collect the ore and waste on the 570 m level from where it will be loaded into trucks and transported to Zone 113 ore and waste pass system on the 550 m level. The 690 m level ore and waste pass are equipped with grizzlies and the ore grizzly will be equipped with a hydraulic hammer to break oversize blocks. The ore and waste will fill a bin located between the 720 m and 690 m levels. The bins will discharge onto a conveyor belt that will feed the loading pocket on the 720 m level. The ore or waste will then be hoisted to surface bins by the hoisting system.

The cement distribution system is designed to send cement slurry underground by gravity via boreholes for distribution in Zone 113, Lower Inter Zone and connect with the others zones. The cement slurry is prepared at surface in the existing cement plan and sent by batches underground to a receiving tank. The rockfill material is the waste generated from the development sent back underground by mine trucks. The cement slurry is added underground in the truck from the receiving tank before dumping into the empty stopes. The backfill cycle will follow closely the mining sequence to ensure good ground stability.

25.1.5.3 Mining Equipment

The underground equipment fleet requirements for the underground operation are divided into development and production.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

It has been assumed that the underground development during the mine will be done by a mining contractor who will provide its own equipment. Aurizon will only provide specific equipment related to ground control application.

Ore production will be assured by Aurizon and therefore will require a number of underground equipment. It has been assumed in the present report that the new production equipment operated by Aurizon will be leased from mine equipment supplier and therefore, no capital investment has been planned for major mining equipment. The majors units required for production are scooptrams (Laud Haul Dump) and mine trucks. Some existing equipment presently owned by Aurizon will be refurbished and added to the production fleet.

25.2 Ore Processing

25.2.1 Introduction

The Casa Berardi ore processing plant or mill operated between the fall of 1988 and early 1997 when it was shut down. The following provides information on the steps followed to upgrade the mill in order to achieve production and gold recovery objectives with the new West Mine ore blends.

25.2.2 Expected Gold Recovery

Historical gold recovery at the Casa Berardi mill averaged 87% using a conventional Carbon in Leach (CIL) process.

Mineralogical characterisation of the East Mine Ore indicated that more than 75% of the gold was locked as inclusions in pyrite or arsenopyrite. Gold liberation required fine grinding that resulted in overgrinding the graphite, causing gold losses to tailings.

On the other hand, mineralization associated to the Casa Berardi fault such as Zone 113 has shown that gold is interstical to gangue minerals and to sulphides i.e. liberated.

In addition, the incorporation in late 1996 of a Knelson concentrator in the gravity circuit resulted in 25% of the gold extraction showing the potential of gravity recovery.

All of the above indicated that improvements in overall gold recovery could be expected in milling the West Mine ore and by implementing modifications in the mill to increase the amount of gold recovered in the gravity circuit. Results of the testwork carried out at SGS Lakefield in 2004 have supported this.

Gold recovery for the Project was calculated based on the model derived from the testwork results. The following proportions were derived from the mine planning: 45% from Zone 113 (Quartz type) at 6.8 g/t Au and 55% from other Zones (Lower Inter type) averaging 5.7 -g/t. Au It is considered that the ore coming from Lower Inter Zone (33.5%), SW Zone (7.8%), NW Zone (4.9%), Zone 111 (6.7%) and from the Low Grade Stockpile (2.0%) have similar mineralogical proportions. For this reason it is considered that they will give similar metallurgical results as for Lower Inter. Table 25 indicates the anticipated gold recovery at the design rate of 2,600 tonnes per day and operating rate of 1,800 and 2,400 tonnes per day for the average ore grades for the Quartz and Lower Inter ore types.

The first 6 months of operation will be at 1,800 tonnes per day, and then at 2,400 tonnes per day for the subsequent years. Global average gold recovery was calculated at 93.0% for the mine life.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 25 – Gold Recovery and Size Distribution at Operating Rates and Design Rate

25.2.3 Design Criteria

As indicated earlier in this report, the design criteria were established to process 2,600 tonnes per day. The annual nominal capacity is 897,000 tonnes with 94.5% operating time.

It is currently planned to operate at 2,400 tonnes per day over 345 operating days, with a ratio of 45% Quartz and 55% Lower Inter ore types. Planned annual production is 828,000 tonnes.

25.2.4 Process and Flowsheet Development

A simplified flowsheet is provided in Figure 18 to illustrate the process that is going to be used to recover gold from the orebody.

The flowsheet essentially includes the existing grinding equipment and CIL circuit. Aside from changes related to increased throughput, the main modifications are in the gravity circuit including a new intensive cyanidation reactor.

In modifying the existing flow sheet, one of the criteria was to use the existing equipment and auxiliary facilities to the maximum extent possible. The process is basically the same as before, but was adapted to a new feed rate and to maximise the gold recovery. Part of the flowsheet design was to ensure that the existing major equipment, such as the crusher and the grinding mills, could process the ore at a capacity of 2,600 tonnes per day.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 18  - Simplified Process Flowsheet

Les Mines Casa Berardi
Schéma de Traitement Simplifié- Simplified Process Flowsheet

MINERAI ENTRANT
INCOMING ORE
CAMION
TRUCK
TAMIS GRIZZLY SCREEN
CONCASSEUR A MACHOIRES
JAW CRUSHER
SILO DE MINERAI CROSSIER
COARSE ORE BIN
3000 t
CONCASSAGE/CRUSHING
TAMIS B.S.A.
S.A.G. MILL SCREEN
BROYEUR SEMI-AUTOGENE
S.A.G. MILL
5.5 M DIA. x 2.7 M
EAU/WATER
BROYEUR A BOULETS
BALL MILL
4.0 M DIA. x 5.3 M
BROYAGE/GRINDING
CYCLONES PRIMAIRES
PRIMARY CYCLONES
TAMIS GRAVIMÉTRIE
GRAVITY CIRCUIT SCREENS
CONCENTRATEUR KNELSON
CONCENTRATOR
CYCLONES SECONDAIRES
SECONDARY CYCLONES
TAMIS A REBUTS
TRASH SCREEN
ANALYSEUR DE PARTICULES
PARTICLE SIZE ANALYSER
FLOCCULANT
EAU
WATER
ÉPAISSISSEUR
THICKENER
ÉCHANTILLONNEUR
SAMPLER
TAMIS DE LAVAGE DU CHARBON ACTIVÉ
LOADED CARBON WASH SCREEN
CYANURE
CYANIDE
CHAUX
LIME
CYANURATION INTENSIVE
INTENSIVE CYANIDATION
C.I.L. No.1
C.I.L. No.2
C.I.L. No.3
C.I.L. No.4
C.I.L. No.5
C.I.L. No.6
C.I.L. No.7
AIR
TAMIS DE SÉCURITÉ
SAFETY SCREEN
ÉCHANTILLONNEUR
SAMPLER
SO2
AU BASSIN DES RÉSIDUS
TO TAILINGS POND
RÉSERVOIR DE TRAITEMENT DES EFFLUENTS
EFFLUENT TREATMENT TANK
CIRCUIT DE LIXIVIATION ET DE CHARBON ACTIVÉ
CARBON IN LEACH CIRCUIT
TAMIS DE CALIBRAGE
SIZING SCREEN
CHARBON FRAIS
FRESH CARBON
RECYCLAGE
RECYCLE
FOUR DE REGÉNÉRATION DU CHARBON
CARBON REGENERATION KILN
TAMIS D'ASSÉCHEMENT
DEWATERING SCREEN
CAUSTIQUE ET CYANURE
CAUSTIC AND CYANIDE
VAISSEAU SOUS PRESSION D'ÉLUTION
PRESSURE STRIPPING VESSEL
ACIDE
ACID
CAUSTIQUE
CAUSTIC
RÉSERVOIR DE LAVAGE A L'ACIDE
ACID WASH VESSEL
SILO DE CHARBON CHARGÉ D'OR
LOADED CARBON SURGE BIN
SOLUTION D'OR
GOLD SOLUTION
FONDANTS
FLUXES
CONCENTRÉ D'OR
GOLD CONCENTRATE
SOLUTION STÉRILE POUR RECYCLAGE
BARREN SOLUTION FOR RECYCLING
SOLUTION STÉRILE
BARREN SOLUTION
SOLUTION MÈRE
PREGNANT SOLUTION
AU RAFFINAGE
TO REFINING
LINGOT D'OR
GOLD BULLION
FOURNAISE A INDUCTION
INDUCTION FURNACE
CELLULES D'ÉLECTROLYSE
ELECTROWINNING CELLS
RÉCUPÉRATION D'OR
GOLD RECOVERY

DRAWING No.	TITLE
REFERENCE DRAWINGS	

No	DATE	DESCRIPTION	PAR	APP
B	05/02/17	ÉMIS POUR RAPPORT FINAL D'ÉTUDE DE FAISABILITÉ ISSUED FOR FINAL FEASIBILITY STUDY REPORT	P.D.	A.D.
A	04/12/15	ÉMIS POUR RAPPORT D'ÉTUDE DE FAISABILITÉ ISSUED FOR FEASIBILITY STUDY REPORT	P.D.	A.D.
REVISIONS				

DESIGNED BY A. DORVAL	DATE 04/09/13	CHECKED BY A. DORVAL	DATE 05/02/17
DRAWN BY P. DESCHENEAUX	DATE 04/09/13	APPROVED BY L. POULIN	DATE 05/02/17
SCALE AUCUNE/NONE		DEPARTMENT: PROCÉDÉ/PROCESS	
CLIENT APPROVAL		ISSUED FOR CONSTRUCTION	

MET-CHEM MONTREAL CANADA

AURIZON

CASA BERARDI PROJECT – FEASIBILITY STUDY

SCHÉMA DE TRAITEMENT
VERSION SIMPLIFIÉE
2600 t/jr – 2600 t/day
PROCESS FLOWSHEET
SIMPLIFIED VERSION

No. MET-CHEM: A1-23066-0212-F REV B

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

25.2.5 Water Balance

The water balance is based on a throughput rate of 2,400 tonnes per day, with 38% solids in the mill tailings.  Some of the flows are intermittent and were converted on an hourly flow rate basis to balance the flowsheet. Average precipitation and evaporation rates were derived and the water retention in the tailings was calculated. This information along with the process plant and mine water balance, was used to complete the global water balance for the project shown in Figure 19. It can be observed that approximately 1.8 Mm3 of water per year would be discharged as effluent to the environment.

Figure 19  – Annual Water Balance

25.2.6 Rehabilitation of Existing Facilities

The crusher and concentrator facilities have not been operated since 1997. To restart these plants, some rehabilitation and modifications are required. Even though the buildings were heated during the winter season during the shutdown, some deterioration of steel and of equipment occurred during the 1997-2004 period. However, as a general comment, since the operation was stopped the major equipment and facilities have been maintained in good order.

The rehabilitation evaluation was divided into 3 disciplines: mechanical, electrical and piping.  This evaluation did not consider any of the modifications that would be required to adapt the plant to the new tonnage rate that would be treated in the concentrator.

An independent contractor, experienced in rehabilitation work of this nature, was given a mandate to evaluate the cost of rehabilitating the Casa Berardi process facilities. The contractor's reports included task descriptions and hours necessary to accomplish the majority of the rehabilitation tasks based on the contractor's experience.

This information was then evaluated and completed for the cost estimate. These costs for the plant rehabilitation are related to the time necessary for detailed inspection, evaluation and repairs.

25.2.7 Additions to Existing Facilities

To increase the daily tonnage from 1,800 tonnes per day to the new design capacity of 2,600 tonnes per day, some modifications to the different sections of the circuit and some additional equipment is required.  This has an important impact on the grinding circuit, on the pumping systems, and on the pulp residence time in tanks. The circuit will be modified to achieve an appropriate gold liberation and to put emphasis on gravity concentration in order to achieve optimal recovery.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

The proposed modifications are based on results from standard laboratory testwork that was conducted on representative samples. In addition, simulations were run, using results from the testwork, to determine requirements for the grinding and gravity concentrating circuits.

The following are the main additions and modification that will be required:

•

In the SAG mill circuit, a new screen will replace the existing screw classifier.

•

The primary cyclones and secondary cyclones will be changed to adapt to the new throughput rate and classification requirement.

•

Two (2) new vibrating screens will be added ahead of the two Knelson concentrators.

•

One new Knelson concentrator will be added and the existing one will be rebuilt.

•

One additional pump box and two pumps will be installed. All existing pumps in the grinding circuit have to be changed to support the tonnage increase.

•

An intensive cyanidation reactor will replace the Gemini table that was treating the gravity concentrate.

•

The tailings pump box and pumping system will be redesigned completely because of the new operating tonnage and the new distance to the tailing pond (5.0 km).

•

The cyanide handling and dosing system will be replaced.

25.3 Tailings Disposal

25.3.1 Existing Facilities

Up until the termination of the Casa Berardi operations in 1997, tailings were discharged from the concentrator process plant to the tailings pond located south of the East Mine, some 2 km southeast of the concentrator plant. The existing tailings pond is composed of three cells (#1, #2 and #3), a polishing pond and a process water pond. The water from the polishing pond flows into the Process Water Pond where it is either reclaimed as process water or released to the environment.

25.3.2 Remaining Existing Capacity

According to recent calculations by Journeaux, Bédard & assoc. inc. (JBA), additional tailings lifts on the existing cells would allow for an additional total capacity of 1.45 Mm 3 .

25.3.3 Storage Requirements

Tailings storage requirements are based on approximately 5.1 million tonnes of mill tailings and a 25% additional capacity for a total of 6.4 million tonnes of mill tailings. Therefore, 5.3 Mm3 of storage space is required in the tailings impoundment for the solids based on an average deposited dry density of 1.2 t/m3.

25.3.4 Design Criteria

The services JBA, experts in tailings disposal, were retained by Met-Chem to address the issue of tailings disposal. They were to identify the most favourable option for tailings disposal from the studies that were previously produced, and from any other alternative that might be considered.  Design parameters described in JBA's Addenda report and summarised in the present section correspond to a production rate of 2,400 tonnes per day with 100% of tailings going to the storage area.

The new cell (see Figure 20) takes advantage of the natural valley just south of the existing tailings pond area. The uppermost portion of the valley is to be used, located directly at the head of the watershed,

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 20 – Tailings impoundments

OPTION #3:
CELL#1:
CAPACITY 0.18Mm³ / 0.22Mt
NO SLOPE
CELL#2:
CAPACITY 1.12Mm³ / 1.34Mt
USING 0.75% AS THE TAILING SLOPE
CELL#3:
CAPACITY 0.15Mm³ / 0.18Mt
NO SLOPE
WEST MINE WATER SETTLING RESERVOIR
MAX. DEPOSITION POINT: 5018m
NEW ROAD (OPTIONAL)
SPILLWAY OPTION #4
WATERSHED: 525 ha
OPTION #4:
CAPACITY 4.08Mm³ / 4.90Mt
USING 0.75% AS THE TAILING SLOPE
PROPERTY LIMIT
MAX. DEPOSITION POINT: 290.5m
SCALE: 1:15 000
1000
1500

LEGEND:

WATERSHED:	▬ ▬ ▬ ▬
OPTION #3:	▬▬▬
OPTION #4:	▬▬▬
NEW ROAD:	▬▬▬
WATER AND/OR DITCH:	▬▬▬

NOTES:

PLAN FROM QUEBEC TOPOGRAPHIC DATA BASE (BDTQ), BASED ON 1998 AERIAL PHOTOGRAPHS AT A SCALE OF 1:40 000.

TOPOGRAPHIC BASE PLAN FOR OPTION # 3 IS TAKEN FROM DRAWING "MOSAIQUE METCHEM PARC", PROVIDED BY AURIZON.

TOPOGRAPHIC BASE PLAN FOR OPTION #4 IS PROVIDED BY GEOCON.

JOURNEAUX, BÉDARD

CLIENT :

MET-CHEM Canada Inc.

PROJECT :

CASA BERARDI
TAILINGS IMPOUNDMENTS OPTIONS AND WATERSHED

LASARRE, QUÉBEC

DATE : 04-12-14	SCALE : 1:15 000
DRAWN BY : C. LAPLANTE, tech.	
PROJECTED BY : J. LEMIEUX, eng.	
APPROVED BY : C. BÉDARD, eng.	
PROJECT No. : S-04-1583	DRAWING No. : 51583-101
REV. : A

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

upstream of the existing diversion ditch. In order to meet the storage requirements it is necessary to place more material in the existing tailings impoundment above the existing tailings.

Straight-line average deposition slopes for the tailings were estimated based on the existing slopes in the Casa Berardi tailings impoundment and on the experience of JBA's experts. A straight-line average slope, conservative estimate of 0.75% has been used for both above and underwater. The specific gravity of the solid particles of tailings is estimated at 2.8.

The estimate was based on a total of 100 tonnes per day of solids (mill) and a total of 283 m3 /h of water (mill, East and West Mine) pumped to the tailings impoundment. It is also assumed that 161 m3 /h of the water will be recycled from the tailings impoundment back to the mill.

The site was designed to comply with standard practices for industrial water impoundment, which states that the impoundment must be able to contain and treat, without spilling to the environment, an extreme precipitation event. It was also designed to include an emergency spillway that is capable of safely evacuating water flows up to the 24-hour Probable Maximum Precipitation (PMP).

Based on existing geotechnical information taken from previous studies, the natural foundation soil is clay. The planned water dam (new cell) is made almost entirely of impermeable clay material and the upstream slope is protected by a filter layer and rip-rap. The results of stability analysis indicate that the dam respects the minimum safety factors of the Natural Resources Ministry for static and dynamic long-term conditions for the region.

25.3.5 Options for Additional Storage

The combined capacity of the new cell (southeast extension) and the existing cells increased capacity meet the necessary requirements. The design was developed in a way to optimise the use of the surrounding topography, to maximise the safety of the installations (spillways located in rock or natural ground), to accommodate the minimum required tailings of 5.3 Mm3 and minimum water volumes, and to minimise operating costs wherever possible.

Approximately 1.45 Mm 3 of tailings can be added to the existing site by constructing lifts made of tailings inside the existing Cell #2.

A portion of the watershed just upstream of the southeast limit of the existing process water pond can store 4.08 Mm3 of tailings. The total surface area of this option is 163 hectares and approximately 76 hectares lies outside the existing property limit. A section of the uppermost portion of the watershed will be blocked by a dam just upstream of the existing process water pond. Dams are also required along the eastern boundary but these dams do not contain water and will be made from tailings.

The combined capacity of both increasing capacity of the existing cells and the new southeast cell is recommended. This will provide a total storage capacity of approximately 5.5 Mm3 or 6.6 Mt. JBA's study is based on existing geotechnical and survey information. Additional geotechnical and survey information will be required for the detailed engineering phase of the Project.

25.4 Surface Infrastructure and Facilities

The following paragraphs discuss the existing and future infrastructure and facilities. Figure 21 provides a general site plan showing the location of those infrastructure and facilities.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 21  –General site plan –East and West Mine

11 000 E
12 000 E
13 000 E
14 000 E
15 000 E
16 000 E
17 000 E
11 000 N
10 000 N
9 000 N
8 000 N
7 000 N
Garage
Ramp portal
Dry house
WEST MINE
Compressors and ventilation raise intake
Gate
West shaft collar
Planned mine site
Decommissioned concrete plant building
Former settling pond
La Sarre
Road (Casa Berardi, East-West)
Future mine water discharge line
EAST MINE
East shaft
Ramp portal
Mill
Process water pond
Future underground water reservoir
Access Road
Existing Tailings pond
#3
#1
#2
Access road
Proposed spillway
Polishing pond
Deviation ditch
Power line 120 kV
Impervious dyke
Water basin
Future cell #4
MET-CHEM
MONTREAL CANADA
AURIZON
CASA BERARDI PROJECT - FEASIBILITY STUDY
DESIGNED M.J. BUCHANAN DATE 04/10/25
CHECKED M.J. BUCHANAN DATE 05/02/16
DRAWN A.GALARNEAU DATE 04/10/25
APPROVED L. POULIN DATE 05/02/16
SCALE 1=20000
DEPARTMENT MINING
CLIENT APPROVAL
ISSUED FOR CONSTRUCTION
GENERAL SITE PLAN
EAST MINE & WEST MINE
EXISTING AND FUTURE INFRASTRUCTURE
DESSIN MET-CHEM A3-23066-0008-L
REV B
B 05/02/16 ISSUED FOR FINAL FEASIBILITY STUDY REPORT AG MJB
A 04/12/17 ISSUED FOR FEASIBILITY STUDY REPORT AG MJB
NO DATE TITLE BY APP
REVISIONS
THIS DRAWING IS CONFIDENTIAL IN DESIGN AND DETAIL AND IS THE PROPERTY OF MET CHEM CANADA INC.
IT MUST NOT BE USED EXCEPT IN CONNECTION WITH MET-CHEM WORK
ALL RIGHTS OF DESIGN AND INVENTION ARE RESERVED

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

25.4.1 Site Access and Control

The existing property access road will be used during the construction and the shaft-sinking period. The existing access road will be used as main entrance to the site after the shaft sinking is completed. The existing gatehouse will serve the site as well.

25.4.2 Power Supply

The modifications to the existing electrical power and distribution system required for the Project are based on a study prepared by an outside engineering firm for Aurizon in 1999. The proposed requirements were updated in 2004 by the same firm and Aurizon supplied Met-Chem with the required information on the modifications and their estimated costs.

Among the major items identified in the electrical modifications are:

•

A new 4 km 25 kV power line between the main sub-station and the West Mine to supply the production hoist;

•

One 120 / 25 kV 20 MVA transformer for the main sub-station;

•

New 25 kV/ 425 volt transformer to supply production hoist motors;

•

Other modifications required for new surface and underground infrastructure at the West Mine.

25.4.3 Water Supply

Provisions for potable water will be met through Casa Berardi's existing potable water system composed of two (2) pumps, one running and one spare, and of a 53,000 litres reservoir for a maximum capacity of 325,000 litres per day (from 2004 pumping tests). The water wells are located close to the decommissioned concrete plant building, a distance of 750 m east of the new West Mine shaft.

Wardrop conducted a preliminary assessment of the Casa Berardi potable water sources. Results indicate that arsenic level exceeds regulated standards for both the washroom and the drinking fountain of the East Mine. However, Aurizon supplies bottled water to the employees and warning signs are posted. Provisions have also been made for the installation of an arsenic and turbidity removal system based on preoxidation, enhanced coagulation, followed by filtration and chlorination at the East Mine. The cost of a study to confirm the quality and integrity of the drinking water source is also included in the capital costs.

Industrial water requirements will be met through existing water wells located a distance of 750 meters east of the West Mine shaft near the decommissioned concrete plant building. The water line runs south from the wells via a 4'' pipe to the existing road south of the property, and then west towards the new shaft.

25.4.4 Septic Installations

Groupe Stavibel Inc was mandated to verify the existing sanitary wastewater treatment installations against environmental regulations as well as to propose new facilities for the new West Mine shaft. The study has identified a total of eight (8) existing facilities. Some of these facilities will be repaired while others will be cleaned and dismantled. Provisions have been made for the installation of a septic tank followed by a watertight reservoir for the new West Mine shaft. Modified or new facilities will require environmental approval.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

25.4.5 Underground Water Settling Reservoir

The dewatering system below the 280 Level will be modified to a gravity system, with no settlers. A GEHO sump and pump system will discharge the water to the surface, and through the pipeline to the underground water settling reservoir located in the process water pond at the East Mine site. An iron sulphate treatment facility installed at the surface in the hoist room will lower the arsenic content in the water. The settling reservoir will be built at the East Mine in the north-west area of the process water pond. It will be composed of three (3) cells, approximately 70 m X 100 m X 2 m deep for a total capacity of 45,000 m3.

25.4.6 Diesel Fuel

No modifications will be required to existing diesel fuel installations. Underground diesel fuel requirements will be met through the fuel reservoir that will be installed in the vicinity of the West Mine shaft house.

25.4.7 Fire Protection

Fire protection water for the West Mine will be provided by a new pumping station located on a pond approximately 500 meters south-west of the decommissioned concrete plant building. The pumping capacity for fire protection water will be 1,000 gal/min or 227 m3 /h which is the same as for the East Mine.

25.4.8 Compressed Air

The East Mine site compressors supplying air to the mill and maintenance facilities will remain the same. Two (2) compressors from the East Mine will be relocated to the West Mine hoist room. The existing two (2) compressors located at the West Mine ventilation raise will remain at the same location.

25.4.9 Buildings

The existing buildings remain the same and will continue their present use. The concrete plant building located approximately 750 m east of the West shaft has been decommissioned, and there will be no need to rehabilitate this facility. No new surface maintenance shop will be constructed. No new buildings are planned for mine administration, engineering and geology. All personnel from these departments will continue to use the main office located at the East Mine.

Aurizon's regional administrative office will continue to be located in Val-D'Or.

25.5 Environmental Considerations

25.5.1 Required Project Environmental Approvals

Certificates of authorization from the Ministry of Environment of Québec (MENV) were issued to Aurizon in 2001 for the then planned increased capacity of both the West Mine and the process plant. The modifications that have since been made to the Project were verified in order to determine if these changes warrant modifications to existing environmental approvals or the issuance of new ones. The following environmental approvals will be required for implementation of the Project:

•

Amendment to the existing approval of the West Mine activities to indicate the new depth of the ramp established at level 690 m and the modifications to the design of the underground water settling reservoir;

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

•

Amendment to the existing approval for the mill activities to indicate the modifications to the process and the new approach for cyanide destruction using the existing installations for the Inco SO2 Air cyanide destruction process;

•

Amendment to the existing approval for the increased capacity of the tailings ponds;

•

Approval for the sanitary wastewater treatment systems;

•

Approval for an additional 76 hectares of land contiguous to tailing lease 70218 to cover increased capacity of the tailings ponds;

•

Approval for proposed water treatment system of final effluent.

25.5.2 Effluent Control

As indicated in the Report, no effluent will be discharged to the environment at the West Mine site. All underground water generated below the 280 level at the West Mine will be pumped to the surface where an iron sulphate treatment will allow arsenic precipitation. The underground water will then be directed to a new underground water settling reservoir located at the East Mine site where its overflow will fall within the process water pond.

Underground water from the East Mine as well as tailings from the first few years of production will be directed to the existing cells. Tailings will be sent to the new Cell #4 once it becomes operational and the spillway from this cell will be directed to the polishing pond.

Therefore, only one effluent will exist for the entire mine site. The process water pond will collect the decant water (liquid fraction) from the tailings pond's polishing pond, the underground mine water and water from precipitation. Water will be discharged to the environment as required once acceptable physical parameters are achieved. The existing iron sulphate treatment system, located on the polishing pond, will continue to allow arsenic precipitation.

A series of environmental testing on the residues generated from the metallurgical testwork was performed by SGS Lakefield. Main findings are as follows:

•

Both the quartz rock type sample and the composite sample along with the composite sample after cyanide destruction show uncertain potential for acid rock drainage;

•

A water quality criterion is expected to be met for most of the parameters in two (2) different leachate tests. Arsenic and total cyanide are expected to exceed the limits for the composite. However, since there is no firm explanation as to why the results for the composite sample are higher that the individuals samples, it is recommended to duplicate this test in a future program;

•

Water quality for liquid decant for samples subjected to the cyanide destruction process based on Inco-SO2 Air treatment indicate that standards are expected to be met after 45 days and tests on reduced sample volume indicate that it is toxic for the Daphnia magna and rainbow trout;

•

Water quality after cyanide destruction through natural degradation indicate that standards for arsenic and total cyanide are not met after 119 days and would likely prove to be lethal to Daphnia magna and rainbow trout.

In light of the above mentioned water quality results, it is recommended to adopt the following effluent control approach.

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25.5.2.1 Acid rock drainage

ABA tests results show that the composite sample falls within the uncertain potential for acid rock drainage category. It is therefore recommended to perform a kinetic test designed to simulate natural oxidation conditions in field settings and rule out any acid generation potential.

25.5.2.2 Cyanide destruction

Tests results indicate that cyanide destruction based solely on natural degradation of the cyanide, for a cyanide residual concentration of 198 mg/L, is not expected to produce a final effluent that will meet Directive 019 criteria. However, the Inco SO2 Air process has been tested and has proved to be efficient in reducing the cyanide residual concentration of the metallurgical effluent to values below standards. The liquid decant was further aged and results indicate that standards are expected to be met. Since the Inco SO2 Air method has proved to efficiently reduce the cyanide residual concentration, it is therefore recommended, to base the reduction of the cyanide concentration on a combination of natural destruction process and the Inco SO2 Air process in order to reduce the residual concentration of the metallurgical effluent in such a way that natural degradation of the cyanide in the tailings pond will be possible.

In order to optimize the residual cyanide concentration it will be necessary to determine the level of SO2 Air cyanide destruction required. Further tests are therefore recommended at the mill to determine the following:

•

Optimization of the cyanide consumption: a series of tests is required to determine what could be a lower cyanide consumption without affecting the % recovery of gold;

•

Optimization of level of cyanide destruction with the Inco SO2 Air process required to produce a metallurgical effluent for which the natural degradation process is sufficient to obtain acceptable levels of cyanide and metals.

It should be noted that elevated arsenic concentration will be controlled first by the existing iron sulphate treatment located at the mill before the tailings are sent to the tailings pond. Another existing iron sulphate treatment is located on the polishing pond.

25.5.2.3 Toxicity

Provisions have therefore been made in the Project for a thorough characterization of the final effluent, as stipulated by the Metal Mining Effluent Regulation, scheduled to be conducted within six months of the operation start-up as defined by the Regulation (when 25% of the production rate has been reached during 90 consecutive days). It should be noted that the final effluent measured at the outlet of the process water pond will be composed of, as indicated on the water mass balance in Section 25.2, the mill effluent, the underground mine water from the West and East Mines, and water from precipitation.

Provisions have also been included in the event that the final effluent water quality proves to be toxic for tests to determine which water quality parameter has an influence on the toxicity. In addition, an allocation has been made in sustaining capital costs for the implementation in Year 3 of a Rotating Biological Contactor treatment system recognized as a method of treatment to eliminate cyanides, metals and ammonia.

25.5.3 Site Rehabilitation

The site rehabilitation plan for the Project East and West sites was approved by the Ministry of Natural Resources on May 8, 2000 and cost details were updated to reflect modifications proposed in the present Report. The site rehabilitation plan will be updated and submitted for approval in Fall 2005.

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25.6 Project Master Schedule

The Project Master Schedule has been prepared for the pre-production phase of the project. This phase anticipates the completion of the shaft, the shaft surface and underground facilities, required underground development, the underground infrastructure, work in the ore processing plant and mine site infrastructure.

Based on the schedules provided to Met-Chem by Aurizon for ongoing activities and the activities within Met-Chem's defined scope, it is anticipated that the overall project duration for the pre-production phase is eighteen (18) months.  The surface facilities and shaft sinking and related infrastructure, currently underway are scheduled to be completed and commissioned by Month 18.

For the mill rehabilitation work, the scheduled activities take into consideration that procurement activities will commence immediately at Project start and continue with equipment deliveries within a four month period. The rehabilitation is estimated to be complete by the end of Month 8.

The schedule for the additions and modifications in the mill covers the engineering, equipment tendering process, as well as fabrication and delivery of the various equipments required for the Project. As this area is on the critical path schedule, work must commence immediately following Project approval, or prior to Project approval if appropriate. Although, the detailed design phase is relatively short at four months, the procurement activities remain relatively long due to the long delivery of the new equipment.  Overall, the start-up is achievable at 18 months following commencement of pre-production activity.

25.7 Capital Cost Estimate

25.7.1 Summary of Estimate Capital Costs

The total pre-production capital cost of the Project is estimated at $84.1 Million and is summarized in Table 26. This cost is based on the underground development, underground infrastructure, ore processing plant rehabilitation and modifications and other surface construction work required to achieve the production objectives of the Project.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 26 – Total Pre-Production Capital Cost Estimate

Cost ($)
Direct Costs
Underground Mine
Headframe / Hoist	5,270,705
Shaft	18,000,083
Mine Development	19,655,410
Underground Infrastructure	11,669,957
Sub-Total	54,596,155
Cement Plant	924,739
Ore Processing Plant
Additions and Modifications	5,013,379
Rehabilitations	1,437,874
Sub-Total	6,451,253
Tailings Disposal	350,000
Mine Infrastructure
Electrical Supply	3,464,471
Sanitary Installation	349,000
Water Supply	200,000
Sub-Total	4,013,471
Total Direct Costs	66,335,618
Indirect Costs
Permits	197,000
Engineering	1,538,008
Procurement & Construction	551,572
Start-up and commissioning (Ore Processing Mill)	112,980
Spares (Ore Processing Mills)	240,000
Training	200,000
Room and Board (Contractors)	270,500
Contingency on Direct Costs (10.2%)	6,766,233
Owner’s Costs	7,931,352
Total Indirect Costs	17,807,645
TOTAL CAPITAL COST	84,143,263

25.7.2 Scope and Basis of the Estimate

The capital cost estimate includes the work required to start a new mining operation, rehabilitate and modify an existing processing plant to 2,600 tonnes per day capacity to produce gold, and establish all the infrastructure and services necessary to support the mine site.

The cost estimate covers the direct cost of equipment, materials and labour for the construction of the facilities, underground infrastructure, underground mine development, cement plan, ore processing plant, tailings disposal and site infrastructure. It also includes the indirect costs such as freight, temporary power, water and communications, permits, engineering, procurement and construction management, training, lodging of construction workers, owner's costs, contingency and commissioning.

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The estimate for the construction of the headframe and supply of hoist was derived from actual quotations from reputable companies. The estimated cost of the shaft sinking and related infrastructure was based on current quotations received at the end of November 2004. Quotations were received for most of the major mine and process equipment. The costs for the underground development were based on pricing provided by Aurizon for actual on-going contractual work.

In the estimation of an all-inclusive labour rate, Met-Chem has established a rate of $ 100 per hour for all surface construction work based on the Quebec Construction Decree. For underground construction work, Met-Chem has based its estimate on hourly rate of $50 per hour based on current Aurizon contracts.

Indirect costs are based on generally applied factors for this type of work. Contingency was based on how the estimate was derived and averages 10%.

All capital cost estimates are expressed in Canadian Dollars.

25.8 Operating Cost Estimate

25.8.1 Manpower

The total manpower workforce is established to cover a mine operation of 2,400 tonnes per day including the staff and hourly employees. The Casa Berardi mine will require 200 employees hired by the company. This number does not include the workforce provided by contractors or agencies required for the underground development, the underground diamond drilling and site security. A summary of the workforce is shown in Table 27.

Table 27 – Workforce Summary

Operating practices, working conditions, wages rates, salaries and fringe benefits have been based on Aurizon's data from Casa Berardi and from their work on a similar operation in the Province of Québec.

The staff personnel salaries are based on the actual payroll of Aurizon Mines ltd and the industry average. The fringe benefits are taken from Aurizon staff benefits program put in place in July 2004 and represent 57.25% of the basic employee salary.

The hourly rates for mine operation, maintenance and electrical, mill and laboratory employees are based on hourly rates negotiated in the union collective agreement in force at the closure of the mine in 1997. Those rates were updated with the CPI index to get new rates for year 2004 for each category of employee. A production bonus for underground employees and the fringe benefits were added to the new hourly rates to compose the annual salaries.

The hourly rates vary from $18.35 to $25.84 per hour as per the classification of labour categories. The fringe benefits are calculated on the hourly rates and represent 43% to 52% of the basic salary as per

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Aurizon hourly benefits program applicable for hourly employees. The annual cost of salaries and fringe benefits represents $20.9 Million for all employees.

25.8.2 Summary of Operating Costs

The average operating cost over the life of the Project are summarised in Table 28.

Table 28 – Operating Cost Summary

25.8.3 Underground Operating Costs

The underground operating costs include the stope preparation development, the mining operation, the maintenance and services to produce the annual tonnage and feed the processing plant. The operating costs are summarised in Table 29 as follow:

Table 29 – Operating Costs – Underground

The underground operating costs are based mainly on quotations prices received from mining contractors, equipments suppliers, or furniture suppliers for all specifics items. The manpower costs included in the operating cost are calculated with performances per manshift applicable to each task in reference to the industry average.

25.8.4 Ore Processing Plant Operating Cost

At the start-up of production and for a 6-month period, the processing plant will operate at 1,800 tonnes per day. This will translate in a higher operating cost. After that initial period, it is foreseen that the process plant will operate at the target capacity of 2,400 tonnes per day. Table 30 summarises the mill operating costs at 1,800 and 2,400 tonnes per day.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 30 – Operating Costs – Ore Processing

The processing plant operating costs include the crushing, the grinding, the carbon and pulp process, the gold refinery, the energy, the maintenance and the mill laboratory as services to the mill operation.

The total unit operating cost at 2,400 tonnes per day is $13.19/tonne.

The reagent component of the processing plant operating costs is based on historical data consumption for a similar type of ore and adjusted in some case with the results of metallurgical testwork done on ore samples from Zone 113 and Lower Inter Zone.

The crushing, grinding media, and energy costs are calculated to reflect the increase in the daily tonnage after the improvement is done in the mill.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

25.8.5 Electrical Power Cost

The total cost of electrical power was calculated for the entire operation and is split between the processing plant, the mine and the others surface charges included in Administration costs.

The cost for the concentrator area was calculated using the existing single line diagrams, and the cost of power for the mine was based on the revised load list proposed by Met-Chem for the mining operation.

A total of 96,182,209 kilowatt-hours in electrical energy are required for the revised design of the mine and the concentrator on an annual basis. With a subscribed power of 13,200 kilowatt, the annual cost of electrical power for the complex is estimated at $3,906,206 based on the Hydro Quebec "Tarif L" price schedule effective April 1st, 2004. This cost has been distributed between the Underground Mine (46%), the Ore Processing Plant (49%) and Administration Operation costs (5%).

25.8.6 Administration, Technical Services, and Other Costs

The Administration, Technical Services and Other Costs (ATS &O) include all those site operating costs not already covered in the Underground and Ore Processing Plant costs. The costs were generally derived from information, preliminary budget and internal studies supplied by Aurizon. Salaries are essentially based on current staffing as well as forecasted staffing during full mine operation. Material and services costs were estimated from existing costs, from previous studies and from equivalent costs for previous years operation at Casa Berardi. ATS &O costs are essentially regrouped as per the existing accounting costs centers established by Aurizon for Casa Berardi.

A summary of the annual costs is found in Table 31.

Table 31 – Annual Costs for Administration, Technical Services and Other Costs

25.8.7 Site Restoration and Mine Closure

The site rehabilitation plan for Casa Berardi East and West sites was approved by the Ministry of Natural Resources on May 8, 2000. At the time, a financial guarantee covering 70% of the restoration cost was determined to be $555,000. That amount was reviewed to $1,209,789 to include the rehabilitation cost of the cell #4 and new five (5) hectares area required to store additional waste rock for which Aurizon Mines received approval to include in the rehabilitation plan on April 11, 2003.

According to the "Guidelines for preparing a mining site rehabilitation plan and general mining site rehabilitation requirements" published by the Ministry of Natural Resources, Fauna and Parks, a financial guarantee covering 70% of the $1,209,789 restoration costs will have to be set aside by Aurizon Mines. The 70% guarantee or $847,000 will be allocated as shown in Table 32 for the seven (7) years of the project. For the purpose of the present schedule, 2005 has been assumed to be Year 0.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 32 – Site Restoration – Schedule of Annual Payments

In addition to the Guarantee payments shown above, a lump sum amount of $1,000,000 is allocated for the last year of operation to cover for the remaining portion of the restoration costs as well as for any other rehabilitation costs.

The total site restoration cost over the anticipated life of the Project corresponds to $0.42/tonne milled.

25.9 Financial Analysis

25.9.1 General and Criteria

This section describes the method of analysis, basic assumptions and findings of the construction and operation viability assessment for the Casa Berardi project. The analysis was performed using estimates of capital and operating costs and estimated construction and production schedules as set out in preceding sections of this report.

In the process of performing the financial analysis, a financial model was constructed with Microsoft Excel software and took into account all of the estimates and assumptions of the current and previous sections. The model's output is a series of tables presenting Income and Cash Flow Statements for the Casa Berardi project. The Internal Rate of Return (IRR) was calculated according to the discounted cash flow methodology, and sensitivity analysis was also undertaken. The financial model is based on an 18 months (1.5 years) construction (pre-production) period followed by 66 months (5.5 years) of production.

All amounts in the current section, tables and figures are in constant Canadian dollars except where noted as USD.

25.9.2 Revenues

Details on tonnages milled and revenues generated from the troy ounces of gold and silver produced can be found in Table 33. The price of gold was subject to major variation and increase in the last year with a spot price ranging between US $410 and US $450 on the major stock exchanges. At the same time, the exchange rate between the Canadian and US currencies fluctuated substantially in favour of the Canadian dollar, going from 1.3000 CND/USD one year ago to 1.1850 CND/USD in December 2004. The monthly average over two years of the price of gold in Canadian dollars on the London Stock Exchange is $500 per troy ounce. To reflect this price, a combination of gold price of US $400 per troy ounce and exchange rate of 1.25 CND/USD was selected to be used in the financial model to compensate for the

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

major variation in the price of gold and exchange rate. Figure 22 shows market information on gold and silver price as well as CND/USD exchange rate.

For the purpose of the financial analysis, no inflation was applied to the current price.

25.9.3 Operating Costs

Operating costs were extracted from a previous section that explains the operating cost per unit for the different activities.

For the purpose of the financial analysis, no inflation was applied to the operating costs.

The total operating cost per troy ounce of gold is $293 on a prorated average.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 33 – Financial Tables

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 33 – Financial Market

25.9.4 Capital Expenditures and Financing

The current scenario for the CAPEX schedule was defined in a previous section and is based on the maximisation of the project's resources. The total value of the investment in the project will amount to over $117 million, of which more than $84 million will be invested in the pre-production phase.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

The terminal value has been estimated at $5.5 million, and takes into account the current market for the resale of equipment as well as the terminal land value. In the past, financial models usually gave zero value for the terminal value because site restoration costs were not taken into account. The current model, however, takes yearly restoration costs into account.

In the present financial model, the Casa Berardi project is financed entirely by equity; no debt or any other financial instruments were taken into account. The previous loan reimbursement scheduled is the reimbursement of a loan issued prior to this project.

25.9.5 Results

On the basis of the assumptions described in the current and previous sections, the Net Present Values and the Internal Rate of Return (IRR) have been calculated using the financial model.

The IRR on total investment, i.e., the total project returns, was computed at 17.14%. The Net Present Value, at a discount rate of 8.75% (See Figure 23), has been established at $21.3 Million. These results indicate that the project is economically viable on a financial point of view.

25.9.6 Sensitivity Analysis

The sensitivity analysis was performed to determine the economic impact linked to variations in the following parameters:

•

Exchange rate (CAD/USD)

•

Price of gold

•

Operating costs, and

•

Pre-production capital expenditures.

The analysis simulated impacts on the project's Internal Rate of Return (IRR) and the Net Present Value (NPV) using a variation of between 5% and 25% for one specific parameter at a time (See Table 34 and Figure 24).

Analysis of the project's sensitivity with regards to the variation of the various parameters indicates that elements like the price of gold and exchange rate have nearly the same effect on the IRR. Those two variables are the ones having the most important effect on the IRR of the project, making a significant impact between a positive and negative return with small variations.

Operating costs also impact on the IRR when fluctuating but to a lower extent than the price of gold and the exchange rate. Finally, the pre-production CAPEX variation is also impacting the IRR of the project but at a lesser extent than all other variables.

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Figure 23  – Weighted Average Cost of Capital

Table 34 – Sensitivity Analysis of the Internal Rate of Return (IRR)

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Figure 24 – Profitability and Sensitivity

25.9.7 Payback Period

Based on estimates and assumptions contained in the financial model, the payback period is estimated to be 3.5 years from start up of commercial production or 5 years from the start of construction.

25.9.8 Mine Life

For the present financial model, only the estimated probable reserves have been used in the model. The production period has been evaluated and defined in a previous section to be 66 months (5.5 years).

26 Other Relevant Data and Information – Scoping Study Impact on the production plan to mine resources of Zone 113 below the 700 m level.

This section contains information, capital cost estimates and operating cost estimates related to the development, mining and processing of the Indicated Mineral Resources contained in the Lower portion of Zone 113 (below 700 metres).  The Indicated Mineral Resources are estimated at 838,000 tonnes at 13.68 grams of gold per tonne.  This information was not included in the Feasibility Study (January 2005) but was the subject of the Scoping Study.

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Included in this section is an estimated financial analysis of mining the aforementioned Indicated Mineral Resource.  Readers are cautioned that mineral resources are not mineral reserves and do not have demonstrated economic viability.

26.1 Mining Operations

26.1.1 Access to the deep Indicated Mineral Resources of the Zone 113

Two scenarios could be used to develop and mine the Indicated resources located in the Zone 113, below level 700 metres.

•

Deepening the future shaft down to 1010 m, and simultaneously extending the ramp down to the last level of production (910 m level).  Future production will need a second hoist for service and sinking which will require some modification to the existing related surface infrastructure.

•

Only extending the ramp down to the last level of production.

26.1.1.1 Shaft deepening

Deepening the shaft will be more expensive but offer more flexibility and lower operating cost for future reserves located within an area of 1.5 kilometres of the proposed infrastructures.

26.1.1.2 Ramp extension

A ramp extension is the cheapest way to develop this part of the Zone 113, but the operating cost will be higher (truck versus skip).  Also, it limits the tonnage it is possible to truck in the ramp.  Moreover, it is more expensive to develop another zone far from the shaft with only the access by this ramp.

As Zone 113 remains open along the dip extension and in accordance with the level of the known Inferred Mineral Resources, the scenario of a shaft deepening has been retained for the Scoping Study.  The detailed engineering of the proposed shaft has been designed to provide facilities for a future shaft deepening.

26.1.2 Production criteria

26.1.2.1 Mining method

In accordance with the width of the zone, a variety of the long hole mining methods have been selected for Casa Berardi:  Sequential transversal and Longitudinal long hole stoping will used where the zone is wider than 10 metres.  Longitudinal long holes retreat will be used where the width of the zone is less 10 metres.  These two methods were selected for their flexibility and relative low costs in light of the varying geometry and mining constraints of each production zone: mineralized widths from 2 to 50 m and proximity to major faults.  For both methods, cemented rock fill will be placed immediately after a stope is mined out to ensure stable ground for surrounding excavations and limited dilution.

For Zone 113 Lower part, the same long holes mining methods utilized in the upper part of the West Mine are planned.

The transverse method will be used for veins 10 m wide or more and the longitudinal method will be used for veins less 10 m wide.

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26.1.2.2 Backfill

As in the upper part of the West mine, the cemented rockfill will be used in primary stopes for the sequential transversal long holes method.  Unconsolidated rockfill will be used in secondary stopes and with the longitudinal retreat.

26.1.2.3 Dilution

The dilution in the upper part of the Zone 113 is high at 35% due the inclusion of low-grade ore below the 4.0 g/t cut-off grade mined between stopes to assure continuity in the mining sequence.

As the planning for Zone 113 Lower part has been done without mine design software, the dilution used for the simulation of the Lower part of the Zone 113 is 20% at 0.0 g/t.  This dilution factor is frequently used in the mining industry for this kind of study where no historical factors are available.

26.1.2.4 Design Criteria

The following main design criteria were used for the underground mine:

-

Ore and waste density of 2.77 t/m3 for the zones Lower Inter, NW, SW,  111 and Zone 113 Lower part;

-

Ore and waste density of 2.70 t/m3 for Zone 113 upper part;

-

Cut-off grade of 4.0 g/t Au;

-

Maximum production rate of 2,400 tonnes per day  ore;

-

Production schedule: 2-12 hours/shift, 7 days/week, 50 weeks per year;

-

Development schedule: 2-10 hours/shift, 7 days/week, 50 weeks per year;

-

Level / Sub-level spacing: 20 metres;

-

Ramp access to the Lower Inter, NW, SW and 111;

-

Ramp and shaft access to zone 113;

-

Standard stope dimensions : 20 m high, 15 m wide and 10 m length;

-

Shaft dimensions: circular – 5.50 m diameter;

-

Ramp dimensions: 4.8 m wide x 4.0 m high;

-

Haulage drift dimensions: 4.0 m wide x 3.8 m high;

-

Ore/Waste pass dimensions: circular – 2.60 m diameter;

-

Ventilation raises dimensions: circular – 3.35 m diameter.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

26.1.3 Production plan

The daily mine production output is calculated at 2,400 tonnes per day, on a 7 days per week schedule and 345 operating days per year.  The annual mine production is 828,000 metric tonnes.

For each zone, the production will start on the bottom level of the zone, considering the mining & rockfill sequence and the rock mechanic constraints, through the top, in order to mine it more completely without pillar left in place.

As the Feasibility Study was completed before the resources calculation below the 700 m level, the production planning of the Zone 113 was completed from this level through the top of the zone.  A sill pillar has to be left in place below this level, but it will be recoverable when the production reaches that level and the production mining cycle from the bottom part is completed.

According to the Scoping Study, when the Lower part of Zone 113 comes into production in June 2008, it will provide, on a daily basis, 24% of the production tonnage and 76% will come from the other zones in the upper part of the mine.  This production will be available as soon the pre production work is completed (shaft deepening, related infrastructures and stopes development).

The Scoping Study calls for production to begin, as forecast in the Feasibility Study, mining the upper part of the Zone 113, the NW zone and followed by the Lower Inter Zone.  As the production from the SW, 111 is planned respectively in the 3rd and 4th year of production, these Zones and part of the Lower Inter will be delayed in the sequence as soon as production from the bottom part of the Zone 113 is available.

In order to support a constant mill feed grade, 24% of the production tonnage of the high grade zone below level 700 metre will be blended with 76% of the zones located in the upper part of the mine.  The average grade estimated in the Scoping Study will increase from 6.2 g/t Au to 7.0 g/t Au.

26.2 Shaft Deepening Project Description

For the purpose of accessing Zone 113 Lower part, the following underground infrastructures need to be added or extended and will be prepared for construction three months after the production start up of the first phase (the first phase was planned in the Feasibility Study):

-

Sinking extension of the shaft from 810 m to 1010 m level;

-

Extension of ventilation system improve to vent up to 910 m level;

-

Ore and waste pass system with loading facilities directly connect to the shaft between 710 m and 940 m level;

-

Dewatering and pumping system (Jet pump) on the 940 m level;

-

Electrical distribution;

-

Cement backfill distribution;

-

Communication network;

-

Blasting system;

-

Safety refuges;

-

General services to the operation;

-

Lateral development on production levels includes haulage drifts, drawpoints and the stope preparation.

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As the major fixed dewatering water system is already planned in the Feasibility Study with the Geho pump install to the 720 m level, a small system (Jet Pump) has been planned to pump the clean water from the 930 m level through the sump at 720 m level in order to connect to the fixed dewatering system.

26.2.1 Shaft deepening

As in Feasibility Study, the configuration for the shaft has been designed to accommodate subsequent deepening. No major modification additions are required.  This configuration includes two compartments in which a skip/cage and a skip of 12 tonnes capacity will handle the personnel, the ore and waste and light material.  A third compartment is available for a cage dedicated to personnel transportation when the second hoist is installed for the shaft deepening purpose.

When the first phase of the shaft sinking will be completed down to 810 metres, the Galloway platform for the sinking will not be dismantled and will be kept in place.

The future shaft will be sunk down to 810 metres.  In order to secure the shaft deepening below 810 m level, a bulk head will then be built below the loading and spill pocket (around 760 metres).

As the shaft deepening will start during the initial production period, the service compartment will be used to execute the sinking.  The wood guide in the cage/skip compartment will be removed and replaced by steel guides in order to increase the speed of the skips and to keep the skipping capacity at 300 tons per hour of material loaded at the 930 metre level.  The wood guides will be installed in the service compartment.

The shaft deepening will be performed from the 810 to 1,010 metres.  The last production level will be fixed at 910 metres.  Two stations will be cut, the first one at 910 m level and the second at 940 m level to put in place the automatic loading system with the conveyor and the dewatering pump system. The production rate of the conventional sinking mode has been used for the shaft deepening.

No additional cost has been budgeted for future shaft deepening below 1010 m level.

26.2.2 Related Infrastructures

For shaft deepening, all the related infrastructures already planned in the Feasibility Study for the upper part of the mine will be the same, but additional infrastructure will be required to service the lower part of the mine.

The ventilation network system will be extended from the 700 m to 910 m level.  The first will be driven at the same time the ramp is extended from 700 m to 910 m level to provide the fresh air to the ramp crew.  The second one will be cut at the west end of the orebody from 910 m to 710 m level in order to complete the ventilation circuit.

The ore and waste pass system will be developed to collect the ore and waste from the levels between 910 m to 710 m level on level 910 metre in Zone 113.  This level will be equipped with grizzlies and the ore grizzly will be equipped with a hydraulic hammer to break oversize blocks.  The ore and waste will fill a bin located between levels 940 m and 910 m.  The bin will discharge onto a conveyor belt that will feed the loading pocket on level 940 metre.  The ore or waste will then be hoisted to surface by the hoisting system.

The cement distribution system will be extended from 670 to 890 m level to send cement slurry for the rock fill of the empty stopes.

The electrical underground network, the other mine services such as communication system, blasting system, industrial water distribution will be extended.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

26.2.3 Lateral development

A service ramp will connect all the future levels.  The ramp will then be extended from the 690 m to 910 m level.  The first level of production is set at the 910 metre level.  All the lateral development will then be completed on the 910, 890 and 870 m level and these costs included in the capital cost for the development.

The development for the other levels between the 850 m to 710 m level will be done in the production phase and will be included in the operating cost.

26.2.4 Underground mobile equipments

It has been assumed that the underground development will be performed by a mining contractor who will provide its own equipment.  Aurizon will only provide equipment for additional ground control in specific development areas.  The underground equipment fleet requirements for the underground operation are divided into development and production.

Ore production will be assumed by Aurizon and therefore will require certain underground mobile equipment.  It has been assumed that the new production equipment operated by Aurizon will be leased from suppliers and therefore, no capital investment has been planned for major mining equipment.  Some existing equipment owned by Aurizon will be refurbished and added to the production fleet.

26.3 Recovery Rate

In the Feasibility Study (January 2005), the gold recovery was calculated based on the model derived from the test work results, taking into consideration extraction rates of 45.1% from the Zone 113 and 54.9% from the other zones.  The Lower Inter Zone (33.5%), SW Zone (7.8%), NW Zone (4.9%), Zone 111 (6.7%) and from the Low Grade Stockpile (2.0%) have similar mineralogical proportions.  For this reason it is considered that they will produce similar metallurgical results for Lower Inter.  The average recovery factor used in the Feasibility Study is 93.05%.

According to the geologists involved in the follow up of the diamond drilling program on the Zone 113, and their megascopic observations of the core from the Zone 113 upper and lower part, the mineralogy of the vein is exactly the same in the both parts (mainly quartz vein with a small amount of disseminated arsenopyrite).

Gravity recovery increases with head grade, particularly for Quartz (Zone 113) and Lower Inter.  The undiluted grade for the Zone 113 Lower part is 13.7 g/t Au compared to the Zone 113 upper part with grades of 7.7 g/t Au.

As the geological context is similar and as the grade is higher, the average recovery estimated by the Feasibility Study has been used for the Lower portion of the Zone 113.

26.4 Surface Infrastructure

Details of the required surface infrastructure are described in Item 25.4. But for the shaft extension project the following items need to be add.

-

New 25 kv/425 volt transformer for the new hoist;

-

New service hoist purchase and installation.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

26.5 Tailing Disposal and Environmental Considerations

26.5.1 Tailing disposal

Until the termination of the Casa Berardi operations in 1997, tailings were discharged from the concentrator process plant to the tailings pond located south of the East Mine, some 2 km southeast of the concentrator plant.  The existing tailings pond is composed of three cells (#1, #2 and #3), a polishing pond and a process water pond.  The water from the polishing pond flows into the Process Water Pond where it is either reclaimed as process water or released to the environment.

For the Feasibility Study, the services Journeaux, Bédard & assoc. inc. (JBA), experts in tailings disposal, were retained by Met-Chem to address the issue of tailings disposal.  They were to identify the most favourable option for tailings disposal from the studies that were previously produced, and from any other alternative that might be considered.  Design parameters correspond to a production rate of 2,400 tonnes per day  with 100% of tailings going to the storage area

According to recent calculations by Journeaux, Bédard & assoc. inc. (JBA), additional tailings lifts on the existing cells would allow for an additional total capacity of 1.45 Mm3.

Tailings storage requirements are based on approximately 5.1 Mt of mill tailings and a 25% additional capacity for a total of 6.4 Mt of mill tailings.  Therefore, 5.3 Mm3 of storage space is required in the tailings impoundment for the solids based on an average deposited dry density of 1.2 t/m3.

Additional geotechnical and survey information will be required for the detailed engineering phase of the Project.

The new #4 cell proposed by JBA has the capacity to store more tonnage than planned in the Feasibility Study.  But, in order to be sure to covert all the cost related to tailing disposal and environment, for the purpose of this Scoping Study, 2 $/metric tonnes milled has been included in the capital expense.

26.5.2 Environmental considerations

26.5.2.1 Permits

Authorization certificates were issued to Aurizon in 2001 for the capacity increase of both the West Mine and the process plant.  The modifications that have since been made to the Project were verified in order to determine if these changes warrant modifications to existing environmental approvals or the issuance of new ones.  The following environmental approvals will be required for implementation of the Project in order to be in accordance with the new Feasibility Study.

•

Amendment to the existing approval of the West Mine activities to indicate the new depth of the ramp established at level 690 metre and the modifications to the design of the underground water settling reservoir;

•

Amendment to the existing approval for the increased capacity of the tailings ponds;

•

Approval for the sanitary wastewater treatment systems;

•

Approval for an additional 76 hectares of land contiguous to tailing lease 70218 to cover increased capacity of the tailings ponds;

•

Approval for proposed water treatment system of final effluent;

•

Notification to the Ministry of Environment that the existing installations for the Inco SO2- Air cyanide destruction process will be used.

Because, in this Study, it is planned to deepening the shaft, it is recommended to take in consideration the planning of both studies and submit only one modification request.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

26.5.2.2 Effluent Control

All underground water will be pumped to the surface where an iron sulphate treatment will allow arsenic precipitation.  The underground water will then be directed to new underground water settling reservoir located at the East Mine site where its overflow will fall within the process water pond.

Only one effluent will exist for the entire mine site.  The process water pond will collect the decant water (liquid fraction) from the tailings pond's polishing pond and water will be discharged to the environment as required once acceptable physical parameters are achieved.  The existing iron sulphate treatment system, located on the polishing pond, will continue to allow arsenic precipitation.  The spillway of the future Cell #4 will be directed to the polishing pond.

A series of environmental testing on the residues generated from the metallurgical test work was performed by SGS Lakefield.  Those one was not sufficient to well characterised the effluent, a further testing will be required in order to confirm the toxicity or non toxicity of the effluent and to determine which water quality parameter has an influence on the toxicity.  Provisions have been made for the implementation in 2008 of a Rotating Biological Contactor treatment system recognised as a method of treatment to eliminate cyanides, metals and ammonia.

Another series of environmental activities will have to be conducted at the beginning of the production.  The industrial wastewater reduction certificate and the environment effect monitoring study are required by the Metal Mining Effluent Federal regulation, which should be conducted as soon as 25% of the rated production is reached.

26.5.2.3 Site rehabilitation

The restoration plan for the Project East and West sites was approved by the Ministry of Natural Resources (MRN) on May 8th, 2000 and cost details were updated to reflect modifications proposed in the Feasibility Study Report.

No additional costs will be necessary for the restoration, because, the new # 4 cell propose in the Feasibility Study is large enough to store all the tailing generated by this production including the one from the Scoping Study.

In accordance to the mining act the restoration plan have to be updated five years after the first approval. The Feasibility Study will be submitted to the MRN before May 2005, in order to obtain the new approval on the up dated restoration costs.

26.6 Capital Cost Estimate

The total pre-production capital cost of the Feasibility Study for the Project is estimated at $84.1 million.  This cost is based on the underground development, underground infrastructures, ore processing plant rehabilitation and modifications and other surface construction work required to achieve the production objectives of the Project.  It also includes the indirect costs such as freight, temporary power, water and communications, permits, engineering, procurement and construction management, training, lodging of construction workers, owner's costs, contingency and commissioning.

The estimate for the shaft sinking and related infrastructures, the construction of the headframe and supply of hoist was derived from actual quotations from reputable companies.  The costs for the underground development were based on pricing provided by Aurizon for actual on-going contractual work.  Indirect costs are based on generally applied factors for this type of work.  Contingency was based on how the estimate was derived.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

For the mill, all the rehabilitation work and modifications costs are already include in the start up budget of the Feasibility Study.  For the propose work of the Scoping Study, no additional cost and expense is necessary.

The total capital cost of the shaft deepening project as described in Section 26.2 is estimated at $31.6 million.  The sustaining capital expenses, after the production starts below the 700 m level are $3.3 million for total capital expenses of $34.9 million.  A contingency of 15% has been included in all costs.  Moreover, $2/tonne has been included in the sustaining capital costs in order to provide for the tailing disposal from this additional ore.  An additional $1.05 million has been included for the salaries related to the supervision and administration of this project.

The shaft deepening, drift, raises, and ore/waste pass capital costs are based on unit costs derived from the Feasibility Study.

Table 35 – Development unit cost ($/metre)

- Shaft deepening cost: - Steel for shaft structures:	$17,500 / m $2,500 / m
o Ramp(4.0 metres X 4.8 metres): o Drift access (3.8 metres X 4.0 metres): o Conventional raise: o Ore and waste pass:	$1,011 / m $1,939 / m $1,116 / m $1,680 / m

-

For each level more than 2 levels down, $22/m has been added to the ramp and drift access.

The summary of capital costs is

Table 36 – Capital expenses ($CAN)

$Millions

-

Surface infrastructures

-

Deepening shaft (direct cost)

-

Related infrastructures (o/w pass, vent raise)

-

Ramp extension (700 to 910 m level)

-

Development to prepare the production start up

-

Tailing Disposal ($2/tonne)

-

Cement distribution (holes + materials)

-

Salary for supervision and administration

-

Other expenses (hoist, pump, elect. transformers)

$2.39 $10.77 $7.40 $6.92 $2.83 $1.60 $1.00 $1.05 $0.93
- Total Capital Expenses	$34.89

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

26.7 Operating Cost Estimate

For the Scoping Study, all the costs used are the same as used in the Feasibility Study.

26.7.1 Manpower

The total manpower workforce is established to cover a mine operation of 2,400 tonnes per day including the staff and hourly employees. The Casa Berardi mine will require 200 employees hired by the company. This number does not include the workforce provided by contractors or agencies required for the underground development, the underground diamond drilling and site security. A summary of the workforce is shown in Table 37:

Table 37 – Workforce Summary

Operating practices, working conditions, wages rates, salaries and fringe benefits have been based on Aurizon's data from Casa Berardi and from their work on a similar operation in the Province of Québec.

The staff personnel salaries are based on the actual payroll of Aurizon Mines ltd and the industry average.  The fringe benefits are taken from Aurizon staff benefits program put in place in July 2004 and represents 57.25% of the basic employee salary.

The hourly rates for mine operation, maintenance and electrical, mill and laboratory employees are based on hourly rates negotiated in the union collective agreement in force at the closure of the mine in 1997.  Those rates were updated with the CPI index to get new rates for year 2004 for each category of employee.  A production bonus for underground employees and the fringe benefits were added to the new hourly rates to compose the annual salaries.

The hourly rates vary from $18.35 to $25.84 per hour as per the classification of labour categories.  The fringe benefits are calculated on the hourly rates and represent 43% to 52% of the basic salary as per Aurizon hourly benefits program applicable for hourly employees.  The annual cost of salaries and fringe benefits represents $22.0 million for all employees.

26.7.2 Summary of Operating Costs

The underground operating costs include the development, the mining operation, the maintenance and services to produce the annual tonnage and feed the processing plant.

These costs are based mainly on quotations prices received from mining contractors, equipments suppliers, or furniture suppliers for all specifics items.  The manpower costs included in the operating costs are calculated with performances per manshift applicable to each task in reference to the industry average.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

The average mine operating costs over the life of the Project in the Feasibility Study is $31.59/t.  For the purpose of the Scoping Study, the operating costs of the second full year of production at 2,400tonnes per day  have been used.  These costs must be well representative of a operating mine with a long term plan of development and production.  Those costs are summarised 38.

Table 38 - Operating costs

Description	Cost/tonne milled
Underground development	$ 3.50
Stoping cost	4.66
Hoisting	2.54
Equipment rental cost	3.03
Services	3.91
Maintenance (manpower&parts)	4.82
Diesel cost	1.24
Electrical cost	2.08
Propane cost	0.53
Backfill cost	2.44
Salaries for supervision	2.84
Total Operating Costs	$31.59

26.7.3 Ore Processing Plant Operating Cost

The processing plant operating costs include the crushing, the grinding, the carbon and pulp process, the gold refinery, the energy, the maintenance and the mill laboratory as services to the mill operation.

These costs are based on historical data consumption of reagents for a similar type of ore and adjusted in some case with the results of metallurgical testwork performed on ore samples from Zone 113 and Lower Inter Zone.

The crushing, grinding media, and energy costs are calculated to reflect the increase in the daily tonnage after the improvement is done in the mill.

Those costs at a mill production rate of 2,400tonnes per day are summarised in table 39

Table 39 - Process operating costs

Description	Cost/tonne milled
Cyanide	$ 1.47
Other reagents	1.79
Grinding media and liners	2.75
Electrical cost	2.33
Laboratory supply	0.03
Transportation and refining	0.43
Mechanical supply	1.61
Other operating costs	0.24
Salaries	2.54
Total Mill Processing Costs	$13.19

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

26.7.4 Electrical Power Cost

The total cost of electrical power was calculated for the entire operation and is split between the processing plant, the mine and the others surface charges included in Administration costs.

The cost for the concentrator area was calculated using the existing single line diagrams, and the cost of power for the mine was based on the revised load list proposed in the Feasibility Study.

A total of 96,182,209 kilowatt-hours in electrical energy are required for the revised design of the mine and the concentrator on an annual basis.  With a subscribed power of 13,200 kilowatt, the annual cost of electrical power for the complex is estimated at $3,906,206 based on the Hydro Quebec "Tarif L" price schedule effective April 1st, 2004.  This cost has been distributed between the Underground Mine (46%), the Ore Processing Plant (49%) and Administration Operation costs (5%).

26.7.5 Administration, Technical Services, and Other Costs

The Administration, Technical Services and Other Costs (ATS &O) include all those site operating costs not already covered in the Underground and Ore Processing Plant costs.  The costs were generally derived from information, preliminary budget and internal studies supplied by Aurizon.  Salaries are essentially based on current staffing as well as forecasted staffing during full mine operation.  Material and services costs were estimated from existing costs, from previous studies and from equivalent costs for previous year operation at Casa Berardi.  ATS &O costs are essentially regrouped as per the existing accounting costs centers established by Aurizon for Casa Berardi.

A summary of the yearly costs is found in Table- 40:

Table 40 - Administration, Technical Service and others costs

Description	Cost/tonne milled $/t
Administration salaries	1.33
Management costs
Security agency	0.24
Site insurance	0.64
Local taxes	0.14
Telephone	0.18
Employee transportation	1.17
Other costs	1.53
Technical services salaries	1.86
Technical services materials and services	0.38
Surface services salaries	0.54
Surface services material & services	1.75
Total Administration and Other Costs	$9.76

26.7.6 Site Restoration and Mine Closure

The site rehabilitation plan for Casa Berardi East and West sites was approved by the Ministry of Natural Resources on May 8, 2000.  At the time, a financial guarantee covering 70% of the restoration cost was determined to be $555,000.  That amount was reviewed to $1,209,789 to include the rehabilitation cost of the cell #4 and new five (5) hectares area required to store additional waste rock for which Aurizon Mines received approval to include in the rehabilitation plan on April 11, 2003.  This amount takes in consideration the payments already done by Aurizon.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

According to the "Guidelines for preparing a mining site rehabilitation plan and general mining site rehabilitation requirements" published by the Ministry of Natural Resources, Fauna and Parks, a financial guarantee covering 70% of the $1,209,789 restoration costs will have to be set aside by Aurizon Mines.  The 70% guarantee or $847,000 will be allocated as shown in Table- 41 for the seven (7) years of the project.

Table 41 - Schedule or annual payments of the Guarantee

Year	% of the Guarantee	Guarantee payments
1	0	$0
2	4%	$33,880
3	12%	$101,640
4	20%	$169,400
5	28%	$237,160
6	36%	$304,920
7	0	$0
Total	100%	$847,000

These payments and the previous one have to be place in a special placement (given interests) with the name of Ministry of Natural Resources as fiduciary and you can only use the amount for the reimbursement of the restoration costs.

In addition to the Guarantee payments shown above, a lump sum amount of $1,000,000 is allocated for the last year of operation to cover for the remaining portion of the restoration costs as well as for any other rehabilitation costs.

The total site restoration cost over the anticipated life of the Project corresponds to $0.42/tonne milled.

26.8 Markets

All the financial analysis is done at $500CAN/ounce as the same gold price used in the Feasibility Study (January 2005).  The monthly average over two years of the price of gold in Canadian dollars on the London Stock Exchange is $500 per troy ounce.  To reflect this price, a combination of gold price of US $400 per troy ounce and exchange rate of 1.25 CND/USD was selected to be used in the financial model to compensate for the major variation in the price of gold and exchange rate.

26.9 Taxes

All the financial analysis is done without any taxes on the profits.  Aurizon has accumulated approximately $70 million of accumulated exploration, development and capital costs, together with loss carry-forwards available, for deduction against taxable income.

26.10 Financial Analysis

This section describes the financial results, basic assumptions and findings of the construction and operation viability assessment for the deepening shaft project integrated into the results of the Feasibility Study.  The analysis was performed using estimates of capital and operating costs and estimated construction and production schedules as set out in preceding sections of this report.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

In the process of performing the financial analysis, the financial model took into account all of the estimates and assumptions of the current and previous sections.  The financial model is based on the result of the Feasibility Study (January 2005) with an 18 months (1.5 year) construction (pre production period).  The deepening project work is integrated during the production time, after the 20th month and will take 22 months to be complete.  The production period is estimated at 78 months (6.5 years mine life). The production rate remains at 1,800 tonnes per day for the 6 first months and will increase to 2,400 tonnes per day  for the rest of the mine life.

All amounts in the current section, tables and figures are in constant Canadian dollars except where noted as USD.

For the purpose of the financial analysis, no inflation was applied to the current price for the capital expenses and the global operating costs.  Details on tonnages milled and revenues generated from the shaft deepening project alone for the troy ounces of gold and silver produced can be found in Table 43.  Details from the Feasibility Study are shows in Table 44.  Similar Details from the deepening project integrated to the Feasibility Study (January 2005) in Table 45.  The Table 42 shows the summary of the financial results for the Scoping Study which integrated the Feasibility Study (January 2005) and the shaft deepening option.

The total value of the investment in the project will amount to over $152 million, of which more than $84 million will be invested in the pre production phase.

The residual value has been estimated at $5.5 million, and takes into account the current market for the resale of equipment as well as the terminal land value.

Table 42 - Summary of financial results

	Feasibility Study (Met Chem)	Shaft Deepening option	Shaft Deepening + Feasibility Study
Recovery ounces(oz)	806,400	274,000	1,080,000
Gross income (M$)	403	137	540
Total Capex (M$)	118	35	153
Production ($US/oz)	233	126	206
Total unit cost ($US/oz)	255	161	319
Net income(before tax)(M$)	48.5	58.9	107.0
Mine life (years)	5.5	4.0	6.5
Rate of return (%)	17.1	45.9	22.2
Payback period (years)	3.2	1.5	3.8

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 43 - Financial results of Shaft deepening option

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 44 - Financial results of Feasibility Study (January 2005)

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Table 45 - Financial results of Scoping Study which integrated to the Shaft deepening option to the Feasibility Study (January 2005)

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Appendix 1

Certificate of Qualifications

And Consent of Author

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

CERTIFICATE OF QUALIFICATIONS

GHISLAIN FOURNIER, Eng.

I, GHISLAIN FOURNIER, P.Eng., of 1721 Theberges, C.P. 422, Val-D’Or, Quebec Canada J9P 4P4, do hereby certify that:

1.

I am Principal Engineer, Corporate Development of Aurizon Mines Ltd., with offices located at:

Corporate Aurizon Mines Ltd. Suite 900, 510 Burrard Street, Vancouver, B.C. V5C 3A8	Québec Opérations Mines Aurizon Ltée 1010, 3e Avenue Est, C.P. 487 Val-D’Or (Québec) H9P 4P5

2.

I graduated with a degree of b.SC.A. granted in 1983, from the Quebec university of Chicoutimi (UQAC) in geological engineering.

3.

I am a member of the:

"Ordre des Ingénieurs du Québec" registration number 39839.

"Ordre des Géologues du Québec" registration number 174

4.

I have worked as a professional engineer in the mining industry for a total of 22 years since my graduation from university.

5.

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.

I am responsible for the preparation of Form 43-101F1 Technical Report, Casa Berardi, dated June 9, 2005 (the “Technical Report”), relating to the Casa Berardi Property.  I have visited the Casa Berardi Property at least one day per month since 1997.  Also during 2004, I was working directly at the Casa Berardi Mine property, on a full time basis, as Superintendent of Technical Services.

7.

I have had prior involvement with the property that is the subject of the Technical Report and was directly responsible for the care and maintenance work at the Casa Berardi Mine property since 1997.

8.

I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9.

I am not independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101, as I am employed by Aurizon Mines Ltd., who has been the owner of the Casa Berardi Mine Property since 1997.

10.

I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005

Aurizon Mines Ltd	TECHNICAL REPORT	June 9, 2005